                                                Filed pursuant to Rule 424(b)(4)
                                                      Registration No. 333-11517

                                7,250,000 Shares
                              Prime Service, Inc.
                                  Common Stock
                               ($0.01 PAR VALUE)
                                 --------------

ALL OF THE SHARES OF COMMON STOCK, $0.01 PAR VALUE (THE "COMMON STOCK"), OF PRIME SERVICE, INC. (THE "COMPANY" OR "PRIME") OFFERED HEREBY ARE BEING SOLD BY
 THE COMPANY, EXCEPT THAT THE SELLING STOCKHOLDERS NAMED HEREIN UNDER
  PRINCIPAL AND SELLING STOCKHOLDERS (THE "SELLING STOCKHOLDERS") HAVE GRANTED THE U.S. UNDERWRITERS AND THE MANAGERS THE OPTION TO PURCHASE UP TO AN
    AGGREGATE OF 1,087,500 SHARES OF THE COMMON STOCK SOLELY TO COVER
     OVER-ALLOTMENTS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS" AND "UNDERWRITING." OF THE 7,250,000 SHARES OF COMMON STOCK BEING OFFERED, 5,800,000 SHARES ARE INITIALLY BEING OFFERED IN THE UNITED STATES
       AND CANADA (THE "U.S. SHARES") BY THE U.S. UNDERWRITERS (THE "U.S. OFFERING") AND 1,450,000 SHARES ARE INITIALLY BEING CONCURRENTLY
       OFFERED OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL
        SHARES") BY THE MANAGERS (THE "INTERNATIONAL OFFERING" AND,
        TOGETHER WITH THE U.S. OFFERING, THE "OFFERING"). THE OFFERING
          PRICE AND UNDERWRITING DISCOUNTS AND   COMMISSIONS OF THE
           U.S. OFFERING AND THE INTERNATIONAL OFFERING ARE
                                   IDENTICAL.

OF THE 7,250,000 SHARES BEING OFFERED BY THE U.S. UNDERWRITERS AND THE MANAGERS, 575,000 SHARES WILL BE RESERVED FOR SALE TO OFFICERS AND EMPLOYEES OF
 INVESTCORP S.A. AND ITS SUBSIDIARIES AND TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES. SEE "UNDERWRITING." PRIOR TO THIS
  OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. FOR
    INFORMATION RELATING TO THE FACTORS CONSIDERED IN DETERMINING THE
    INITIAL OFFERING                             PRICE TO THE PUBLIC, SEE
                                "UNDERWRITING."

 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE
             UNDER THE SYMBOL "PRS," SUBJECT TO NOTICE OF ISSUANCE.
                                ----------------
FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 9
                                    HEREIN.
                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                                      AD-
                       EQUACY OF THIS PROSPECTUS. ANY
                                 REPRESENTATION
                             TO THE CONTRARY IS A
                                    CRIMINAL
                                    OFFENSE.

                                                                            UNDERWRITING
                                                           PRICE           DISCOUNTS AND        PROCEEDS TO
                                                         TO PUBLIC         COMMISSIONS(1)        COMPANY(2)
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................        $23.50              $1.52               $21.98

TOTAL(3)...........................................     $170,375,000        $11,020,000         $159,355,000

(1) SEE "UNDERWRITING" FOR INFORMATION RELATING TO RESERVED SHARES.

(2) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $2,153,000.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED THE U.S. UNDERWRITERS AND THE MANAGERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF 1,087,500 ADDITIONAL SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY. IF THE OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE $195,931,250, UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE $12,673,000, PROCEEDS TO COMPANY WILL REMAIN THE SAME, AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE $23,903,250.

    THE U.S. SHARES ARE OFFERED BY THE SEVERAL U.S. UNDERWRITERS WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE U.S. UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE U.S. SHARES WILL BE READY FOR DELIVERY ON OR ABOUT NOVEMBER 6, 1996, AGAINST PAYMENT IN IMMEDIATELY AVAILABLE FUNDS.

CS First Boston
                 Merrill Lynch & Co.
                                                            Salomon Brothers Inc

                THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.

                                  [INSERT MAP]

    PRIME INTENDS TO FURNISH ITS STOCKHOLDERS ANNUAL REPORTS CONTAINING AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM INFORMATION FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR OF PRIME.

    IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH WOULD OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" OR "PRIME" INCLUDE PRIMECO INC., A TEXAS CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF THE COMPANY ("PRIMECO"). UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION CONTAINED HEREIN (I) GIVES EFFECT TO A 18.15 FOR ONE SPLIT OF THE COMMON STOCK EFFECTIVE ON OCTOBER 9, 1996, AND THE CONVERSION OF ALL OUTSTANDING CLASS A COMMON STOCK, CLASS C COMMON STOCK AND CLASS D COMMON STOCK OF THE COMPANY INTO AN EQUIVALENT NUMBER OF SHARES OF COMMON STOCK EFFECTIVE AS OF THE CLOSING OF THE OFFERING, AND (II) ASSUMES THAT THE OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "UNDERWRITING."

                                  THE COMPANY

GENERAL

    Prime is the second largest rental equipment company in the United States, based upon 1995 rental equipment revenues, and currently operates 101 rental equipment yards in 13 states. The Company rents over 100 different types of equipment, such as aerial manlifts, portable air compressors, forklifts and light earth moving equipment and small equipment such as lawnmowers, plumbing equipment and hand tools, to commercial construction, industrial and residential users. The Company also sells complementary parts and merchandise and used equipment, and acts as a distributor of new equipment on behalf of nationally known equipment manufacturers. At September 30, 1996, the Company had an equipment rental fleet with a book value of $255.8 million ($360.7 million at original price) comprised of over 40,000 pieces of equipment. Over the period from 1991 to 1995, Prime's total revenues increased from $146.2 million to $242.8 million, a compound annual growth rate of 13.5%. Total 1995 revenues on a pro forma basis for two acquisitions completed in 1996 would have been $307.2 million, an increase of 45% over the 1994 historical result. Prime reported a net loss of $8.7 million in 1995 compared to net income of $12.1 million in the year ended December 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Operations."

    Prime seeks to be the market leader in the regions it services while maximizing its profitability and cash flow. The Company attributes its success to its operating strategy which includes, among other things, a focus on customer service, a modern and diverse rental fleet, and a proprietary point-of-sale ("POS") system. Management believes that the consistent delivery of high quality service, including 24 hour on-call maintenance, repair and support services, differentiates Prime from its competitors. Prime believes it also offers one of the most comprehensive and well maintained fleets of equipment in the rental equipment industry. The Company employs an extensive preventive maintenance program for its rental fleet, increasing the dependability, useful life and resale value of the equipment. In addition, the Company's proprietary POS system enables each rental equipment yard manager on a real-time basis to search the Company's entire rental fleet for needed equipment, determine its location and arrange for delivery to customers using the Company's radio-dispatched fleet of trucks and trailers and independent carriers. The Company believes that its extensive, well maintained rental fleet, coupled with its ability to redeploy equipment rapidly and efficiently among its yards, allows it to optimize fleet utilization and return on fleet investment.

    Prime has a diverse base of over 40,000 active customers, ranging from "Fortune 500" companies to small contractors and homeowners. Commercial construction and industrial customers accounted for approximately 50% and 40%, respectively, of the Company's total revenues in 1995, with subcontractors, homeowners and other customers generating the remaining 10%.

    Primeco was purchased from W.R. Grace & Co. in 1989 by Compagnie Francaise de l'Afrique Occidentale, a French company which, in turn, was acquired by an affiliate of Artemis S.A. ("Artemis") in 1993. In December 1994, affiliates of Investcorp S.A. ("Investcorp") and a group of international investors formed Prime Service, Inc. to acquire Primeco from Artemis (the "1994 Acquisition").

INDUSTRY

    According to a survey conducted for the Associated Equipment Distributors, an industry trade association ("AED"), the equipment rental industry grew from approximately $600 million in 1982 to approximately $13 billion in 1993, the last period for which such data are available. This increase represents a compound annual growth rate of 32%. In addition, according to the Rental Equipment Register, an industry trade publication ("RER"), rental revenues for the top 100 equipment rental companies increased approximately 22% to $2.54 billion in 1995 from approximately $2.09 billion in 1994. Management believes that this growth reflects, in part, increased outsourcing trends by industrial corporations related to an increased emphasis on minimizing capital invested to purchase low usage equipment as well as reducing the labor costs associated with maintaining and servicing such equipment. While equipment users traditionally have rented equipment for specific purposes, such as supplementing capacity during peak periods in connection with special projects, the convenience and cost-saving factors of utilizing rental equipment have encouraged customers to look to suppliers such as the Company as ongoing comprehensive sources of equipment. Management believes that demand for rental equipment by the industrial segment will continue to increase as these industrial companies continue to outsource many non-core operations. According to recent surveys conducted by the CIT Group, commercial construction contractors intend to increase the percentage of equipment they rent without a purchase option to an estimated 8% of their total equipment requirements in 1996 from less than 5% in 1994.

    The rental equipment industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses serving discrete local markets and a small number of multi-yard regional and multi-regional operators. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized rental businesses such as the Company. Relative to smaller competitors, multi-regional operators such as the Company benefit from several competitive advantages, including purchasing power, the ability to service national accounts, the ability to transfer equipment among rental equipment yards in response to changing patterns of customer demand and sophisticated management information systems. In addition, multi-regional operators such as the Company are less sensitive to localized cyclical downturns.

STRATEGY

    Prime's strategy is to become the largest and most profitable rental equipment company in the United States. Since the 1994 Acquisition, the Company has pursued an aggressive growth strategy primarily by: (i) increasing the rental fleet at its existing rental equipment yards to satisfy current and anticipated demands; (ii) expanding its rental equipment yard network both in existing and new geographic markets by either acquiring existing yards or, to a lesser extent, opening new yards; (iii) increasing revenues from industrial customers; and (iv) maximizing the utilization and profitability of its rental fleet. The Company plans to continue implementing these strategies, with increased emphasis on expanding its rental equipment yard network and increasing its revenues from industrial customers.

    INCREASE RENTAL FLEET AT EXISTING RENTAL EQUIPMENT YARDS. From 1991 to 1995, Prime experienced a significant increase in the demand for its rental equipment, as evidenced by a decline in Prime's percentage of equipment not rented within the last 90 days (non-rental rate) from an average monthly rate of 7.0% in 1991 to an average monthly rate of 3.4% in 1994, 3.6% in 1995 and 3.5% for the first nine months of 1996, despite increasing the rental fleet (based on average original price) from $172.9 million in 1991 to $335.4 million for the nine month period ended September 30, 1996. The Company targets a non-rental rate of 5%, which it believes minimizes lost revenue opportunities resulting from having insufficient equipment to meet demand, while maximizing the Company's return on equity. Prior to the 1994 Acquisition, the Company's capital expenditure program was limited by the Company's prior owners. From 1991 to 1994, the Company did not make any material acquisitions and purchased an aggregate of $33.7 million of equipment (exclusive of amounts required to replace used equipment sold in the ordinary course of business and inclusive of rental equipment purchases for new yards). Despite revenues increasing during this period from $146.2 million in 1991 to $211.9 million in 1994, management believes that its capital expenditures program and resulting rental equipment fleet were not adequate to meet the market demand. Since the 1994 Acquisition, the Company has significantly increased its rental fleet by purchasing approximately $56.3 million of equipment through December 31, 1995, and $31.0 million during the nine months ended September 30, 1996 (in each case exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards). Management expects its total 1996 rental equipment purchases to be $42.9 million (exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards).

    EXPAND RENTAL EQUIPMENT YARD NETWORK. Prime intends to selectively expand its network of rental equipment yards through a combination of acquisitions of suitable existing rental equipment yards and to a lesser extent by opening new rental equipment yards. Management believes that its management information systems, size and operating expertise provide a competitive advantage in making acquisitions as these strengths allow Prime to (i) integrate targets quickly into its information and operating structure, (ii) realize significant synergies in the form of reduced overhead and lower cost of goods through greater purchasing power, (iii) enhance revenue by supplying acquired yards with additional equipment to optimize the rental fleet mix and add new business lines at those yards and (iv) enhance revenue by expanding coverage of national accounts. The Company primarily targets acquisitions of stable equipment businesses in new or existing markets where an existing owner has limited resources to expand the rental equipment fleet. Pursuant to this strategy, in February 1996 Prime acquired Vibroplant U.S., Inc. (which operated as American Hi-Lift Corporation, "American Hi-Lift"), adding a net of 12 yards in seven states, and in July 1996 Prime acquired the assets of Alpine Equipment Rentals & Supply Company, Inc. ("Alpine"), adding a net six yards in the state of Washington and expanding Prime's presence in the Northwest (collectively, the "1996 Acquisitions"). In the case of the 1996 Acquisitions, Prime completed the integration of the acquired equipment yards and the acquired fleet into the Company's management information systems on the closing date of each acquisition. In connection with the integration of American Hi-Lift and Alpine, Prime's management expects to reduce the selling, general, administrative and other expenses associated with the two businesses. Prime is currently considering several potential acquisitions of equipment rental companies, although Prime does not currently have any understandings or agreements with respect to potential acquisitions.

    INCREASE REVENUES FROM INDUSTRIAL CUSTOMERS. Prime believes that it is one of the largest suppliers of rental equipment to industrial companies in the southern United States, based upon revenues from equipment rentals to such customers. The demand for rental equipment from Prime's industrial customers generally has been less sensitive to economic cycles than that of its commercial and residential customers and is, therefore, more stable. Management attributes this relative stability to the fact that a major part of rental equipment use by industrial customers is related to ongoing and periodic maintenance work on existing facilities. Since many of the facilities operate 24 hours a day, such maintenance is essential to industrial customers in order to avoid costly shutdowns that result from equipment failures. Prime has taken a number of steps to increase revenues from industrial customers, including focusing its national marketing program on the industrial market segment and offering services that meet the specific needs of industrial customers such as its Integrated Rental Management-TM- program. Under its Integrated Rental Management-TM- program, Prime typically enters into exclusive contracts with large industrial customers, generally "Fortune 500" companies, to supply rental equipment, to provide 24 hours a day maintenance and repair services, and to provide sophisticated equipment management services required for a particular facility or facilities. Prime believes that it is well-positioned to take advantage of the trend of companies outsourcing their rental equipment needs due to its formalized Integrated Rental Management-TM- program, customized POS system and strong national account relationships.

    MAXIMIZE UTILIZATION AND PROFITABILITY OF RENTAL FLEET. Prime believes that it maintains customer loyalty by maintaining a diverse modern fleet. As of September 30, 1996, the average age of Prime's rental fleet was 36 months. Prime's proprietary POS system allows it to monitor the demand for and actual usage of its equipment on a real-time basis. The Company, taking advantage of the POS system and its presence in numerous markets, can allocate new equipment and transfer current equipment to yards with high rental activity. In addition, if utilization of equipment declines, management is able to quickly react by decreasing purchases of new equipment or replacement of used rental equipment sold. The Company believes its comprehensive preventative maintenance program allows it to increase the useful life of its equipment and obtain premium values when it is sold.

                                  THE OFFERING

Common Stock offered by the Company..........  7,250,000
Common Stock outstanding immediately after
  the Offering...............................  27,991,544(1)
Use of proceeds to the Company...............  The net proceeds to the Company from the
                                                 Offering will be used to reduce outstanding
                                                 indebtedness of the Company. Prime will not
                                                 receive any proceeds from the sale by the
                                                 Selling Stockholders.
Dividend policy..............................  The Company does not anticipate paying any dividends.
Proposed NYSE Symbol.........................  "PRS"

------------------------

(1) Excludes (i) 606,392 shares subject to options to be outstanding upon the consummation of the Offering and (ii) 1,153,335 additional shares reserved for issuance pursuant to options available for grant under the Company's Management Stock Incentive Plan (the "Old Stock Plan") and the 1996 Management Stock Incentive Plan (the "New Stock Plan," together with the Old Stock Plan, the "Stock Plans"). See "Management--Management Stock Incentive Plans."

                                  RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should consider carefully the information set forth under "Risk Factors," in addition to the other information set forth in this Prospectus, before purchasing any of the shares of Common Stock. Such risk factors include, among others, the effect of general economic conditions, the ability of Prime to implement and manage its growth strategy, Prime's dependence on key personnel, and the impact of competition.

                        SUMMARY FINANCIAL AND OTHER DATA

    The following table sets forth summary financial and other data of the Company as of and for the five years ended December 31, 1995 and as of and for the nine months ended September 30, 1995 and 1996. The adjusted pro forma statement of operations data assume that the 1996 Acquisitions and the Offering occurred at January 1, 1995. The adjusted pro forma balance sheet data reflect the September 30, 1996 balance sheet data as adjusted for the Offering as if it occurred on that date. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had the 1996 Acquisitions and the Offering in fact occurred on such dates or to project the Company's financial position or results of operations for any future date or period. For additional information, see the Consolidated Financial Statements and Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The following table should also be read in conjunction with "Selected Consolidated Historical, Pro Forma Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   SUCCESSOR YEAR ENDED                SUCCESSOR NINE MONTHS
                                                                       DECEMBER 31,                     ENDED SEPTEMBER 30,
                               PREDECESSOR YEAR ENDED       -----------------------------------  ---------------------------------
                                    DECEMBER 31,                                     ADJUSTED                           ADJUSTED
                           -------------------------------   COMBINED                PRO FORMA                          PRO FORMA
                             1991       1992       1993      1994 (1)      1995        1995        1995       1996        1996
                           ---------  ---------  ---------  -----------  ---------  -----------  ---------  ---------  -----------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues...........  $ 146,231  $ 156,724  $ 174,249   $ 211,924   $ 242,787   $ 307,192   $ 178,236  $ 239,595   $ 254,172
Gross profit (2).........     40,649     49,631     62,393      75,790      68,837      97,039      50,681     80,631      87,371
Operating income.........      3,755     10,337     21,651      34,459      20,789      32,332      19,439     39,705      41,959
Interest expense, net....     16,826     14,299     12,753      13,852      30,546      21,154      22,526     28,181      18,490
Net (loss) income before
  extraordinary item.....     (9,774)    (3,797)     4,548      12,084      (7,389)      5,576(3)    (2,932)     5,987     13,455(3)
Net (loss) income........     (9,774)    (3,797)     4,548      12,084      (8,657)                 (4,200)     5,987
Net income per share
  before extraordinary
  item...................                                                                  .20                                .48

BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental
  equipment..............  $  90,594  $  87,358  $  99,093   $ 153,818   $ 181,798               $ 175,756  $ 255,752   $ 255,752
Total assets.............    288,331    278,314    280,072     369,403     391,979                 393,354    511,441     508,500(4)
Total debt...............    163,000    146,000    133,000     235,000     265,000                 265,500    354,000     201,348
Stockholders' equity.....     99,524    105,727    110,275      69,633      60,976                  65,434     76,358     228,976(4)

OTHER DATA:
Gross equipment capital
  expenditures...........  $  21,557  $  31,061  $  38,088   $  52,814   $  89,372               $  66,612  $  69,419
Net equipment capital
  expenditures (5).......     11,142     18,943     30,089      39,871      66,520                  48,896     48,153
Gross rental revenue
  (6)....................     86,405     93,516    102,802     120,388     141,138                 102,737    139,343
Average original price of
  rental equipment (7)...    172,940    169,954    174,210     191,241     228,406                 222,531    335,442
Gross rental
  revenue/average
  original price of
  rental equipment
  ("ROI") (7)............       50.0%      55.0%      59.0%       63.0%       61.8%                   61.6%(8)      55.4%(8)
Non-rental rate..........        7.0%       5.9%       4.1%        3.4%        3.6%                    3.6%       3.7%
Number of rental
  equipment yards (end of
  period)................         64         64         70          74          81                      80        101

NOTES TO SUMMARY FINANCIAL AND OTHER DATA

(1) As a result of the 1994 Acquisition, the Company's assets and liabilities were adjusted to their estimated fair values as of December 2, 1994. In addition, the Company entered into new financing arrangements and had a change in its capital structure. Rental equipment acquired subsequent to January 1, 1995 is being depreciated over a longer useful life. See Note 2 to the Consolidated Financial Statements. Accordingly, the combined results of the 1994 period and subsequent periods are not comparable to prior periods. The period from December 2, 1994 to December 31, 1994 reflects: increased cost of sales due to higher depreciation expense for rental equipment and cost of rental equipment sales; increased interest expense; and lower other depreciation and amortization. The combined period for 1994 represents the mathematical addition of the historical amounts for the Predecessor period (January 1, 1994 to December 1, 1994) and the Successor period (December 2, 1994 to December 31, 1994). Such results may not be indicative of results that would have been obtained had the 1994 Acquisition occurred on January 1, 1994. For information regarding the periods separately, see the Consolidated Financial Statements included elsewhere in this Prospectus.

(2) Reflects costs of $22.6 million, $16.0 million and $8.8 million for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, related to the step-up in carrying value of the rental fleet that existed at the date of the 1994 Acquisition. Of these costs, approximately $9.0 million, $7.1 million, and $4.7 million, for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, is included within cost of goods sold, and approximately $13.6 million, $8.9 million, and $4.1 million, for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, is included within depreciation and amortization.

(3) Excludes the write-off of the historical unamortized prepaid management fee paid to Investcorp International, Inc., the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds from the Offering and the early redemption penalties resulting from the retirement of approximately $33.3 million of the Senior Notes and the $10 million Subordinated Notes.

(4) Reflects the write-off of the historical unamortized prepaid management fee paid to Investcorp International, Inc. ($1,076, net of related income tax benefit of $674), the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds from the Offering ($733, net of related income tax benefit of $458) and the early redemption penalties resulting from the retirement of approximately $33.3 million of the Senior Notes and the $10 million Subordinated Notes ($2,775, net of related income tax benefit of $1,775).

(5) Net equipment capital expenditures represent gross rental equipment capital expenditures reduced by the net book value of rental equipment sold.

(6) Gross rental revenue equals rental revenue less income from equipment that the Company rents from third parties and subsequently re-rents to its customers plus reclassified rental income due to sales of used rental equipment through rent-to-own and rental purchase option programs.

(7) The Company uses ROI, which is a Company measurement of equipment utilization not defined by generally accepted accounting principles, to assist in determining the need for new rental equipment and to assign rental equipment to different yards to maximize its utilization. Average original price of rental equipment represents the average of the monthly original price of rental equipment. Original price represents the undepreciated original invoice price paid by the Company or its acquirees, as the case may be, for rental equipment.

(8) ROI for interim periods is calculated on an annualized basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS RELATING TO THE OFFERING AND THE BUSINESS OF THE COMPANY, TOGETHER WITH INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION.

GENERAL ECONOMIC CONDITIONS

    The rental equipment industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity. In addition, most of Prime's revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. Prime's operating results may also be adversely affected by events or conditions in a particular region, such as regional economic slowdowns, adverse weather and other factors. Prime's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by Prime under its credit facility. There can be no assurance that economic slowdowns or adverse economic conditions will not have a material adverse effect on the Company's operating results and financial condition.

ABILITY TO IMPLEMENT AND MANAGE GROWTH STRATEGY

    A principal component of the Company's strategy is to continue to expand through additional acquisitions and start-up locations that complement the Company's business in new or existing markets. The results achieved to date by the Company in its expansion efforts are not necessarily indicative of its prospects or ability to penetrate new markets, many of which will have different competitive conditions and demographic characteristics than the Company's current markets. Implementation of the Company's growth strategy may impose significant strain on the Company's management, operating systems and financial resources. Failure by the Company to manage its growth, or unexpected difficulties encountered during expansion, could have a material adverse impact on the Company's results of operations or financial condition.

    The Company's ability to acquire or open and operate profitably new rental equipment yards depends upon a number of factors, including (i) identifying businesses or assets that meet the Company's investment criteria or identifying and obtaining attractive sites for new yards, (ii) generating sufficient funds from existing operations or obtaining third-party financing to acquire or open and develop new yards, (iii) the Company's executive management team and its financial and accounting controls and (iv) staffing, training and retaining skilled on-site management personnel. Certain of these factors are beyond the Company's control and may be affected by the economy or actions taken by competing companies. The inability of the Company to successfully integrate acquired businesses into its operations could have an adverse effect on the Company's results of operations.

    The primary source of capital to fund the Company's growth will be debt financing, principally amounts borrowed under the Company's credit facility, which will be amended and restated effective contemporaneously with the consummation of this Offering. As of September 30, 1996, after giving pro forma effect to the amended and restated credit facility and the sale of the Common Stock hereby and the application of the proceeds therefrom, the Company would have had $134.6 million of indebtedness outstanding and would have had $157.4 million of availability under the credit facility. To the extent the Company succeeds in acquiring new businesses or opening start-up locations, the amount of the Company's outstanding indebtedness can be expected to increase. As such indebtedness increases, the level of indebtedness of the Company could have important consequences to the holders of the Common Stock, including: (i) an increasing portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing thereafter for working capital needs and general corporate purposes may be impaired; and (iii) the Company's level of indebtedness may reduce its flexibility to respond to changing business and economic conditions.

DEPENDENCE ON KEY PERSONNEL

    Certain of the executive officers of the Company, particularly Thomas E. Bennett, the President and Chief Executive Officer, are of significant importance to the direction and management of the Company. The Company uses several methods to retain key employees, including employment agreements and incentive compensation arrangements, such as the Stock Plans. See "Management." The loss of the services of such persons could have a material adverse effect on the Company's business and future operations, and there can be no assurance that the Company would be able to find replacements for such persons with comparable business experience. The Company does not maintain key-man or similar insurance policies.

IMPACT OF SIGNIFICANT COMPETITION

    The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies; regional competitors which operate in one or two states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby adversely affecting operating results. Existing or future competitors also may seek to compete with the Company for acquisitions, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisitions. In addition, such competitors also may compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. See "Business--Competition."

ENVIRONMENTAL LIABILITIES

    The Company is subject to various evolving Federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. These laws and regulations provide for substantial penalties for violations, and, in many cases, could require the Company to remediate a site to meet applicable legal requirements. Certain limited environmental investigations of the Company's properties have revealed releases or possible releases of hazardous materials that may require remediation. These include discharges of petroleum-based materials from underground storage tanks, disposals of solvents, and groundwater contamination at certain of the Company's sites. If the extent of environmental conditions requiring remediation, or the cost of remediation, exceeds the Company's current estimates and the Company is unable to obtain indemnification from various sellers of such sites or is unsuccessful in collecting recoveries from state trust funds, such additional costs could adversely affect the Company's financial condition, results of operations and cash flows. See "Business--Environmental Regulation."

CONTROL BY PRINCIPAL STOCKHOLDERS

    Upon consummation of the Offering, the non-management stockholders listed in "Principal and Selling Stockholders," who are affiliates of Investcorp, or others who frequently co-invest with Investcorp, may be deemed to be the beneficial owners of approximately 66.4% of the outstanding shares of Common Stock. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to control the Company through their ability to determine the outcome of votes of stockholders regarding, among other things, election of directors and approval of significant transactions. In particular, Investcorp, as the beneficial owner of 24.6% of the

Common Stock after the Offering and with representatives on the board of directors of the Company, may be able to exert influence over the operations of the Company and Primeco. In addition, executive officers, directors and senior management of the Company and Primeco will own an aggregate of approximately 866,153 shares, or 3.0%, of the Common Stock after the Offering on a fully diluted basis, without giving effect to purchases in the reserve share program and after giving effect to the exercise of all outstanding options held by such officers, directors and management. See "Principal and Selling Stockholders."

LIABILITY AND INSURANCE

    The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved. The Company carries comprehensive insurance subject to a large deductible per claim, with no aggregate deductible limit. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all.

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their Common Stock. As of September 30, 1996, the net tangible book value per share was a deficit of $3.23. As of such date, current stockholders would experience an increase in net tangible book value per share of $6.34 and purchasers of shares in the Offering would experience dilution in net tangible book value of $20.39 per share. See "Dilution."

NO DIVIDENDS

    The Company currently does not intend to pay any cash dividends on the Common Stock. The Company is a holding company with no business operations of its own. The Company therefore is dependent upon payments, dividends and distributions from Primeco for funds to pay its expenses and to pay future cash dividends or distributions, if any, to holders of the Common Stock. Primeco currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Primeco has no current intention of paying dividends or making other distributions to the Company in excess of amounts necessary to pay the Company's operating expenses and taxes. Primeco's credit facility and subordinated debt contain restrictions on Primeco's ability to pay dividends or make other distributions to the Company. See "Dividend Policy" and "Description of Certain Indebtedness."

EFFECT OF CERTAIN CHARTER, CHANGE OF CONTROL AND STATUTORY PROVISIONS

    The Company's Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to ten million shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. See "Description of Capital Stock--Preferred Stock."

    Primeco's credit facility and subordinated indebtedness contain provisions that, under certain circumstances, will cause such indebtedness to become due upon the occurrence of a change of control of Primeco or the Company. See "Description of Certain Indebtedness." These provisions could have the effect of making it more difficult for a third party to acquire control of the Company.

    The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY IN PRICE OF COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, subject to notice of issuance. Even if the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price was determined by negotiations between the Company, the Managers and the representatives of the U.S. Underwriters, and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting." Subsequent to the Offering, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and other equipment rental companies and general economic and other conditions. In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility could adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, 27,991,544 shares of Common Stock will be outstanding. The 7,250,000 shares (8,337,500 if the over-allotment is exercised in full) sold in the Offering will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for shares acquired by "affiliates" of the Company as that term is defined under the Securities Act. Of the remaining 20,741,544 outstanding shares of Common Stock (assuming exercise of the over-allotment), 1,287,371 were sold in offshore distributions under Regulation S within the past year, 15,022,787 were sold in offshore distributions under Regulation S more than one year ago and 4,431,386 are deemed to be restricted securities. Pursuant to Rule 701 under the Securities Act, 115,836 of the restricted securities will be available for resale in the public market without restriction commencing 90 days after the date of this Prospectus. Commencing 90 days after the date of this Prospectus, all of the remaining restricted securities are eligible for sale in the public market in compliance with Rule 144 under the Securities Act. Subject to certain exceptions, the Company and all of the present stockholders of the Company have agreed that they will not offer, issue, pledge, sell, transfer or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. See "Principal and Selling Stockholders" and "Underwriting."

    At the expiration of the 180-day period described above, or earlier with the written consent of CS First Boston Corporation, the holders of 15,138,623 shares of Common Stock will have the right to sell shares of Common Stock without regard to the volume or the other limitations of Rule 144 under the Securities Act.

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 1,759,727 shares of Common Stock reserved for issuance under its Stock Plans. As a result, any shares issued upon exercise of stock options granted under such plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management--Management Stock Incentive Plans."

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale would have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering are expected to be $157.2 million (after deducting estimated offering expenses and underwriting discounts and commissions). The Company intends to use the net proceeds to (i) reduce outstanding borrowings under Primeco's credit facility by $109.4 million, (ii) redeem approximately $33.3 million in principal amount of Primeco's 12.75% Senior Subordinated Notes Due 2005 (the "Senior Notes") for $37.5 million (which includes the premium on such principal as provided in the indenture in respect of the Senior Notes), and (iii) repay $10 million of subordinated notes held by an affiliate of Investcorp and other international investors (the "Subordinated Notes") at a redemption price of $10.35 million. See "Certain Transactions." Although the application of the net proceeds will result in a reduction of the principal amount outstanding under Primeco's credit facility, it will not reduce the maximum amount that Primeco can borrow under its credit facility. The revolving credit facility permits Primeco to borrow funds for working capital and capital expenditure purposes, including acquisitions. Prime currently is considering several potential acquisitions, although Prime does not currently have any understandings or agreements with respect to potential acquisitions. For further information on the interest rates, maturity and other terms of the credit facility, the Senior Notes and the Subordinated Notes, see "Description of Certain Indebtedness" and Note 8 to the Consolidated Financial Statements.

                                DIVIDEND POLICY

    The Company currently does not intend to pay any cash dividends on the Common Stock.

    The Company is a holding company with no business operations of its own. The Company therefore is dependent upon payments, dividends and distributions from Primeco for funds to pay dividends to stockholders of the Company. Primeco currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and other general corporate purposes. Primeco has no current intention of paying dividends or making other distributions to the Company in excess of amounts necessary to pay the Company's operating expenses and taxes. Primeco's credit facility and its indenture in respect of the Senior Notes contain restrictions on Primeco's ability to pay dividends or make payments or other distributions to the Company. See "Risk Factors--No Dividends," and "Description of Certain Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996 (i) on a historical basis, and (ii) on an adjusted pro forma basis to reflect the Offering (after deducting estimated offering expenses and underwriting discounts and commissions). This table should be read in conjunction with the "Use of Proceeds," "Selected Consolidated Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                                              SEPTEMBER 30, 1996
                                                                                            -----------------------
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------

                                                                                                (IN THOUSANDS)
Debt:
  Senior credit facility(1)...............................................................  $  244,000    $134,648
  12.75% Senior Subordinated Notes due 2005...............................................     100,000      66,700
  Subordinated Notes......................................................................      10,000      --
                                                                                            ----------  -----------
      Total debt..........................................................................     354,000     201,348
                                                                                            ----------  -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share; 10 million shares authorized, no shares
    issued and outstanding................................................................      --          --
  Common Stock, par value $.01 per share; 100 million shares authorized, 20,743 shares
    issued and 20,742 shares outstanding (27,992 shares outstanding as adjusted)(2).......         208         208
  Additional paid-in capital..............................................................      79,192     236,394
  Accumulated deficit.....................................................................      (3,037)     (7,621 )(3)
  Treasury Stock..........................................................................          (5)         (5 )
                                                                                            ----------  -----------
    Total stockholders' equity............................................................      76,358     228,976
                                                                                            ----------  -----------
    Total capitalization..................................................................  $  430,358    $430,324
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(1) The credit facility is collateralized by substantially all of the assets of the Company. See Note 8 to the Consolidated Financial Statements.

(2) Excludes (i) 259,727 shares subject to options outstanding on the date hereof under the Stock Plans and (ii) 1.5 million shares reserved for issuance pursuant to options available for grant under the Company's Stock Plans. See "Management--Management Stock Incentive Plan."

(3) Includes the write-off of the historical prepaid management fee paid to Investcorp International, Inc. ($1,076, net of related tax benefit of $674), the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds from the Offering ($733, net of related income tax benefit of $458) and the early redemption penalties resulting from the retirement of approximately $33.3 million of the Senior Notes and the $10 million Subordinated Notes ($2,775, net of related income tax benefit of $1,775).

                                    DILUTION

    The net tangible book value of the Company at September 30, 1996 was a deficit of $67.0 million, or $3.23 per share of Common Stock. Net tangible book value per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of outstanding shares of Common Stock. Without taking into account any other changes in net tangible book value after September 30, 1996, other than to give effect to the sale by the Company of 7,250,000 shares of Common Stock offered hereby (after deducting estimated offering expenses and underwriting discounts and commissions), and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1996, would have been $87.0 million, or $3.11 per share. This represents an immediate increase in net tangible book value of $6.34 per share of Common Stock to existing stockholders and an immediate dilution of $20.36 per share to new investors purchasing shares in the Offering. The following table illustrates the per share book value dilution to new investors:

Initial public offering price per share.................             $   23.50
  Net tangible book value per share before the
    Offering............................................  $   (3.23)
  Increase per share attributable to the Offering.......       6.34
                                                          ---------
Pro forma net tangible book value per share after the
  Offering..............................................                  3.11
                                                                     ---------
Net tangible book value dilution per share to new
  investors.............................................             $   20.39
                                                                     ---------
                                                                     ---------

    The following table summarizes, as of September 30, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (before deducting estimated offering expenses and underwriting discount and commissions):

                                       SHARES PURCHASED           TOTAL CONSIDERATION       AVERAGE
                                  ---------------------------  -------------------------     PRICE
                                     NUMBER        PERCENT       AMOUNT       PERCENT      PER SHARE
                                  ------------  -------------  ----------  -------------  -----------
Existing stockholders*..........    20,743,000           74%   $   76,358           31%    $    3.68
New investors...................     7,250,000           26%      170,375           69%        23.50
                                  ------------          ---    ----------          ---
      Total.....................    27,993,000          100%   $  246,733          100%
                                  ------------          ---    ----------          ---
                                  ------------          ---    ----------          ---

------------------------

* Total consideration paid by existing stockholders represents consolidated stockholders' equity before the Offering.

    As of September 30, 1996 there were options outstanding to purchase a total of 259,727 shares of Common Stock at a weighted average exercise price of $3.86 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization" and "Management--Management Stock Incentive Plan."

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following pro forma consolidated balance sheet as of September 30, 1996 presents the financial position of the Company as if the consummation of the Offering (after deducting estimated offering expenses and underwriting discounts and commissions) had occurred on September 30, 1996.

    The pro forma consolidated statements of income for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996 set forth below present the results of operations of the Company for such year and such period as if the following transactions had occurred on January 1, 1995: (i) the acquisition of American Hi-Lift on February 26, 1996; (ii) the acquisition of Alpine on July 29, 1996; and (iii) the consummation of the Offering and application of the estimated net proceeds therefrom. The pro forma consolidated statement of operations for the fiscal year ended December 31, 1995, combines, with appropriate adjustments, the Company's audited consolidated results of operations for its fiscal year ended December 31, 1995, the audited results of operations of Alpine for its fiscal year ended December 31, 1995 and the audited results of operations of American Hi-Lift for the period from April 1, 1995 through February 25, 1996 combined with the unaudited one month period ended April 30, 1995 (the one month period ended April 30, 1995 is included twice because the Company believes it is representative of normal operations, while the one month period ended March 31, 1995 includes adjustments relating to prior months). The pro forma consolidated statement of operations for the nine months ended September 30, 1996 combines, with appropriate adjustments, the Company's unaudited consolidated results of operations for its nine months ended September 30, 1996, the unaudited results of operations of Alpine for the period January 1, 1996 through July 29, 1996 and the unaudited results of operations of American Hi-Lift for the period from January 1, 1996 through February 25, 1996. Certain reclassifications were made to conform American Hi-Lift's historical financial statements with the Company's historical financial statements.

    The pro forma consolidated financial information for Alpine has been prepared on the basis of preliminary assumptions and estimates. The pro forma consolidated financial statements may not be indicative of the results of operations that would have been achieved if the acquisition of Alpine and American Hi-Lift and the application of the net proceeds from the Offering had been effected on the dates indicated or which may be achieved in the future. The pro forma consolidated financial statements and notes thereto should be read in conjunction with "Selected Consolidated Historical, Pro Forma Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company, Alpine and American Hi-Lift appearing elsewhere herein.

                      Pro Forma Consolidated Balance Sheet
                            as of September 30, 1996
                                 (in thousands)

                                                                                            OFFERING     ADJUSTED
                                                                                 PRIME     ADJUSTMENTS   PRO FORMA
                                                                               ----------  -----------  -----------
ASSETS
Cash and cash equivalents....................................................  $    1,225   $            $   1,225
Accounts receivables, net....................................................      49,646                   49,646
Inventories..................................................................      24,410                   24,410
Rental equipment, net........................................................     255,752                  255,752
Property, plant and equipment, net...........................................      31,228                   31,228
Cost in excess of fair value of net assets acquired, net.....................     130,441                  130,441
Other assets.................................................................      18,739      (2,941)(1)     15,798
                                                                               ----------  -----------  -----------
    Total assets.............................................................  $  511,441   $  (2,941)   $ 508,500
                                                                               ----------  -----------  -----------
                                                                               ----------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.............................................................  $   11,796   $            $  11,796
Accrued expenses.............................................................      25,390                   25,390
Debt.........................................................................     354,000    (152,652)(2)    201,348
Deferred income taxes........................................................      34,660      (2,907)(1)     31,753
Other liabilities............................................................       9,237                    9,237
Stockholders' equity.........................................................      76,358     152,618      228,976
                                                                               ----------  -----------  -----------
    Total liabilities and stockholder's equity...............................  $  511,441   $  (2,941)   $ 508,500
                                                                               ----------  -----------  -----------
                                                                               ----------  -----------  -----------

        See accompanying notes to Pro Forma Consolidated Balance Sheet.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

    Pro forma adjustments related to the Offering include the following:

                                                                                            BOOK VALUE
                                                                                           AT SEPTEMBER     DEFERRED
                                                                                                30,        INCOME TAX
                                                                                               1996          BENEFIT
                                                                                          ---------------  -----------
       (1) Write-off of deferred financing costs related to debt extinguished
           with Offering proceeds. See "Use of Proceeds."...............................        $(1,191)        $(458 )
           Write-off of historical unamortized prepaid management fee paid to                    (1,750  )       (674 )
           Investcorp International Inc. See "Certain Transactions."....................
           Early redemption penalties of $4.6 million. See "Use of Proceeds."...........       --              (1,775 )
                                                                                                -------    -----------
                                                                                                $(2,941)   $   (2,907 )
                                                                                                -------
                                                                                                -------    -----------
                                                                                                           -----------

       (2) Gross proceeds from the Offering,                                                               $  170,375
           less estimated offering expenses $(2,153) and underwriting discount and                            (13,173 )
           commissions $(11,020)
           less early redemption penalties. See "Use of Proceeds."                                             (4,550 )
                                                                                                           -----------
                                                                                                           $  152,652
                                                                                                           -----------
                                                                                                           -----------

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               AMERICAN                    ACQUISITION                 OFFERING     ADJUSTED
                                   PRIME        HI-LIFT       ALPINE       ADJUSTMENTS    PRO FORMA   ADJUSTMENTS   PRO FORMA
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
Revenues:
  Rental revenue.............    $ 138,983     $  37,439     $  10,127      $             $ 186,549    $            $ 186,549
  New equipment sales........       34,601         3,778                                     38,379                    38,379
  Rental equipment sales.....       23,144         5,882           412                       29,438                    29,438
  Parts and merchandise
    sales....................       32,223         2,599                                     34,822                    34,822
  Service revenue and other
    income...................       13,836         3,966           202                       18,004                    18,004
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
                                   242,787        53,664        10,741                      307,192                   307,192
Cost of sales:
  Depreciation--rental
    equipment................       37,427         7,048           615         (1,703)(1)     43,387                   43,387
  Cost of new equipment
    sales....................       28,960         3,097                                     32,057                    32,057
  Cost of rental equipment
    sales, net of accumulated
    depreciation.............       22,853         3,141           372          2,781(2)     29,147                    29,147
  Cost of parts and
    merchandise sales........       24,157         1,497                                     25,654                    25,654
  Direct operating                  60,553        16,577         2,520          1,862(3)     79,908                    79,908
    expenses.................
                                                                               (1,604)(4)
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
                                   173,950        31,360         3,507          1,336       210,153                   210,153
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------

      Gross profit...........       68,837        22,304         7,234         (1,336)       97,039                    97,039
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
Selling, general,
  administrative and other...       36,821        14,742         5,680         (1,862)(3)     51,686                   51,686
                                                                               (3,695)(4)
Depreciation and
  amortization:
  Noncompete agreements......        5,877                                        117(5)      5,994                     5,994
  Cost in excess of fair
    value of assets
    acquired.................        2,955                                        429(6)      3,384                     3,384
  Property, plant and
    equipment................        2,395           950           298                        3,643                     3,643
Interest expense, net........       30,546         1,680           270          3,838(7)     36,334      (15,180)(9)     21,154
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
                                    78,594        17,372         6,248         (1,173)      101,041      (15,180)      85,861
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
      (Loss) income before
        income taxes.........       (9,757)        4,932           986           (163)       (4,002)      15,180       11,178
Income tax (benefit)
  expense....................       (2,368)        2,241            37           (152)(8)       (242)      5,844(8)      5,602
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
Net (loss) income before
  extraordinary item.........    $  (7,389)    $   2,691     $     949      $     (11)    $  (3,760)   $   9,336    $   5,576(10)
                               -------------  -----------  -------------                 -----------  -----------  -----------
                               -------------  -----------  -------------  -------------  -----------  -----------  -----------
                                                                          -------------
        Net income per share
          before
          extraordinary
          item...............                                                                                       $     .20
                                                                                                                   -----------
                                                                                                                   -----------
        Shares outstanding...                                                                                          28,210(11)
                                                                                                                   -----------
                                                                                                                   -----------

   See accompanying notes to Pro Forma Consolidated Statement of Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

    The pro forma adjustments include the following (in thousands):

       (1) Adjust depreciation expense for adjusted carrying values of assets acquired
           from American Hi-Lift and the Company's depreciation method.                    $  (1,863)
           Adjust depreciation expense for adjusted carrying values of assets acquired
           from Alpine.                                                                          160
                                                                                           ---------
                                                                                           $  (1,703)
                                                                                           ---------
                                                                                           ---------
       (2) Adjust cost of sales for American Hi-Lift rental equipment sold to reflect new
           carrying values and depreciation method.                                        $   2,741
           Adjust cost of sales for Alpine rental equipment sold to reflect new carrying
           values.                                                                                40
                                                                                           ---------
                                                                                           $   2,781
                                                                                           ---------
                                                                                           ---------
       (3) Reclassify certain Alpine SG&A expenses to direct operating expenses to conform with the Company's presentation.
       (4) Reflects estimated cost savings from a reduction in the workforce of American
           Hi-Lift and Alpine that were effected immediately after their respective acquisitions and estimated reductions in overhead costs due to the consolidation of certain general and administrative functions as follows:
           Direct operating expenses (27 employees)                                        $   1,604
                                                                                           ---------
                                                                                           ---------
           Selling, general, administrative and other:
           Marketing salaries (6 employees)                                                $     155
           Corporate office salaries (29 employees)                                            1,955
           Corporate office expenses                                                           1,385
           Management fee                                                                        200
                                                                                           ---------
                                                                                           $   3,695
                                                                                           ---------
                                                                                           ---------
       (5) Amortization of Alpine covenants not to compete (three years)
       (6) Amortization of American Hi-Lift goodwill (40 year life).                       $     417
           Amortization of Alpine goodwill (40 year life).                                        12
                                                                                           ---------
                                                                                           $     429
                                                                                           ---------
                                                                                           ---------
       (7) Adjust interest expense for debt incurred to finance the acquisitions at the
           Company's then current rate of 8.5%.
           American Hi-Lift                                                                $   3,172
           Alpine                                                                                666
                                                                                           ---------
                                                                                           $   3,838
                                                                                           ---------
                                                                                           ---------
       (8) Adjust income tax expense to the Company's effective blended rate.
       (9) Eliminate interest expense incurred on debt that will be retired with the proceeds from the Offering. (credit facility at 8.5%, Senior Notes at 12.75%
           and Subordinated Notes at 14%). See "Use of Proceeds."
      (10) Excludes the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds from the Offering, the early redemption penalties resulting from the retirement of approximately
           $33.3 million of the Senior Notes and the $10 million Subordinated Notes and the write-off of the historical unamortized prepaid management fee paid to
           Investcorp-International, Inc. See "Use of Proceeds" and "Certain
           Transactions".
      (11) The earnings per share calculation is based upon (i) the number of common shares outstanding for all classes of common stock at September 30, 1996 (20.7 million shares), (ii) the Class C stock issuable under the stock options outstanding at September 30, 1996, net of the treasury stock effect (.2 million shares) and (iii) the common stock related to the Offering (7.3 million shares). In the event of an initial public offering or sale of the
           Company, as defined in the Certificate, all issued and outstanding shares of
           Class A, Class C and Class D stock not otherwise redeemed by the Company shall automatically convert into shares of Common Stock on a one-for-one basis.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               PRIME                              ALPINE
                              FOR THE          AMERICAN           FOR THE
                            NINE MONTHS       HI-LIFT FOR       PERIOD FROM
                               ENDED          THE PERIOD       JAN. 1, 1996
                           SEPTEMBER 30,   FROM JAN. 1, 1996        TO         ACQUISITION                OFFERING    ADJUSTED
                               1996        TO FEB. 25, 1996    JULY 29, 1996   ADJUSTMENTS   PRO FORMA   ADJUSTMENT   PRO FORMA
                           -------------   -----------------   -------------   -----------   ---------   ----------   ---------
Revenues:
  Rental revenue.........    $138,259           $6,239            $5,312         $           $149,810     $           $149,810
  New equipment sales....      33,268              630                                         33,898                   33,898
  Rental equipment
    sales................      25,940              980               216                       27,136                   27,136
  Parts and merchandise
    sales................      28,398              433                                         28,831                   28,831
  Service revenue and
    other income.........      13,730              661               106                       14,497                   14,497
                           -------------        ------            ------       -----------   ---------   ----------   ---------
                              239,595            8,943             5,634                      254,172                  254,172
Cost of sales:
  Depreciation--rental
    equipment............      27,874            1,175               349            (208)(1)   29,190                   29,190
  Cost of new equipment
    sales................      27,928              516                                         28,444                   28,444
  Cost of rental
    equipment sales, net
    of accumulated
    depreciation.........      21,266              524               203             468(2)    22,461                   22,461
  Cost of parts and
    merchandise sales....      20,526              250                                         20,776                   20,776
  Direct operating
    expenses.............      61,370            2,763             1,129             959(3)    65,930                   65,930
                                                                                    (291)(4)
                           -------------        ------            ------       -----------   ---------   ----------   ---------
                              158,964            5,228             1,681             928      166,801                  166,801
                           -------------        ------            ------       -----------   ---------   ----------   ---------

      Gross profit.......      80,631            3,715             3,953            (928)      87,371                   87,371
                           -------------        ------            ------       -----------   ---------   ----------   ---------
Selling, general,
  administrative and
  other..................      36,006            2,457             3,242            (959)(3)   40,031                   40,031
                                                                                    (715)(4)
Depreciation and
  amortization:
  Noncompete agreements..          19                                                 68(5)        87                       87
  Cost in excess of fair
    value of assets
    acquired.............       2,463                                                 77(6)     2,540                    2,540
  Property, plant and
    equipment............       2,438              158               158                        2,754                    2,754
Interest expense, net....      28,181              280               179             813(7)    29,453     (10,963)(9)   18,490
                           -------------        ------            ------       -----------   ---------   ----------   ---------
                               69,107            2,895             3,579            (716)      74,865     (10,963)      63,902
                           -------------        ------            ------       -----------   ---------   ----------   ---------
      Income before
        income taxes.....      11,524              820               374            (212)      12,506      10,963       23,469
  Income tax expense.....       5,537              374                 2            (120)(8)    5,793       4,221(8)    10,014
                           -------------        ------            ------       -----------   ---------   ----------   ---------
      Net income.........    $  5,987           $  446            $  372         $   (92)    $  6,713     $ 6,742     $ 13,455(10)
                           -------------        ------            ------                     ---------   ----------   ---------
                           -------------        ------            ------       -----------   ---------   ----------   ---------
                                                                               -----------
      Net income per
        share............                                                                                             $    .48
                                                                                                                      ---------
                                                                                                                      ---------
      Shares
        outstanding......                                                                                               28,210(11)
                                                                                                                      ---------
                                                                                                                      ---------

          See accompanying notes to Pro Forma Statement of Operations.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

    The pro forma adjustments include the following:

       (1) Adjust depreciation expense for adjusted carrying values of assets acquired
           from American Hi-Lift and the Company's depreciation method.                    $    (311)
           Adjust depreciation expense for adjusted carrying values of assets acquired
           from Alpine.                                                                          103
                                                                                           ---------
                                                                                           $    (208)
                                                                                           ---------
                                                                                           ---------
       (2) Adjust cost of sales for American Hi-Lift rental equipment sold to reflect new
           carrying values and depreciation method.                                        $     456
           Adjust cost of sales for Alpine rental equipment sold to reflect new carrying
           values.                                                                                12
                                                                                           ---------
                                                                                           $     468
                                                                                           ---------
                                                                                           ---------
       (3) Reclassify certain Alpine selling, general, administrative and other expenses
           ("SG&A") to direct operating expenses to conform with the Company's presentation.
       (4) Reflects estimated cost savings from a reduction in the workforce of American
           Hi-Lift and Alpine that were effected immediately after their respective acquisitions and estimated reductions in overhead costs due to the consolidation of certain general and administrative functions as follows:
           Direct operating expenses (27 employees)                                        $     291
                                                                                           ---------
                                                                                           ---------
           Selling, general, administrative and other:
           Marketing salaries (6 employees)                                                $      26
           Corporate office salaries (29 employees)                                              425
           Corporate office expenses                                                             231
           Management fee                                                                         33
                                                                                           ---------
                                                                                           $     715
                                                                                           ---------
                                                                                           ---------
       (5) Amortization on Alpine covenants not to compete (three years).
       (6) Additional two-months of amortization of American Hi-Lift goodwill (40 year
           life).                                                                          $      70
           Amortization of Alpine goodwill (40 year life).                                         7
                                                                                           ---------
                                                                                           $      77
                                                                                           ---------
                                                                                           ---------
       (7) Adjust interest expense for debt incurred to finance the acquisitions at the
           Company's current rate of 8%.
           American Hi-Lift                                                                $     479
           Alpine                                                                                334
                                                                                           ---------
                                                                                           $     813
                                                                                           ---------
                                                                                           ---------
       (8) Adjust income tax expense to the Company's effective blended rate.
       (9) Eliminate interest expense incurred on debt that will be retired with the proceeds from the Offering (credit facility at 8.0%, Senior Notes at 12.75%, and Subordinated Notes at 14%). See "Use of Proceeds."
      (10) Excludes the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds from the Offering, the early redemption penalties resulting from the retirement of approximately
           $33.3 million of the Senior Notes and the $10 million Subordinated Notes and the write-off of the unamortized historical prepaid management fee paid to
           Investcorp International Inc. See "Use of Proceeds" and "Certain
           Transactions".
      (11) The earnings per share calculation is based upon (i) the number of common shares outstanding for all classes of common stock at September 30, 1996 (20.7 million shares), (ii) the Class C stock issuable under the stock options outstanding at September 30, 1996, net of the treasury stock effect (.2 million shares) and (iii) the common stock related to the Offering (7.3 million shares). In the event of an initial public offering or sale of the
           Company, as defined in the Certificate, all issued and outstanding shares of
           Class A, Class C and Class D stock not otherwise redeemed by the Company shall automatically convert into shares of Common Stock on a one-for-one basis.

      SELECTED CONSOLIDATED HISTORICAL, PRO FORMA FINANCIAL AND OTHER DATA

    The following table sets forth selected financial and other data of the Company as of and for the five years ended December 31, 1995 and as of and for the nine months ended September 30, 1995 and 1996. As a result of certain adjustments made in connection with the 1994 Acquisition, the results of operations for the periods subsequent to such acquisition are not comparable to prior periods. The adjusted pro forma statement of operations data assume that the 1996 Acquisitions and the Offering occurred at January 1, 1995. The pro forma balance sheet data reflect the historical September 30, 1996 balance sheet data as adjusted for the Offering.

    The selected historical financial data as of and for the five years ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 were derived from the Company's Consolidated Financial Statements. The adjusted pro forma financial data were derived from the Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus that give effect to the 1996 Acquisitions and the Offering (after deducting estimated operating expenses and underwriting discounts and commissions). The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The adjusted pro forma financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the 1996 Acquisitions and the Offering in fact occurred on such date or to project the Company's financial position or results of operations for any future date or period. The pro forma adjustments are based on the purchase method of accounting and a preliminary allocation of the purchase cost incurred in connection with the Alpine acquisition.

    For additional information, see the Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The following table should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For reports by the independent accountants with respect to historical financial information, see "Index to Financial Statements."

                                                                   SUCCESSOR YEAR ENDED            SUCCESSOR NINE MONTHS
                                                                       DECEMBER 31,                 ENDED SEPTEMBER 30,
                               PREDECESSOR YEAR ENDED       -----------------------------------  --------------------------
                                    DECEMBER 31,                                     ADJUSTED
                           -------------------------------   COMBINED                PRO FORMA
                             1991       1992       1993      1994 (1)      1995        1995          1995          1996
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Rental revenue.........  $  83,645  $  90,698  $ 100,829   $ 118,593   $ 138,983   $ 186,549   $    101,108  $    138,259
  New equipment sales....     20,336     18,878     26,162      32,396      34,601      38,379         24,796        33,268
  Rental equipment
    sales................     14,726     17,303     13,498      20,359      23,144      29,438         17,911        25,940
  Parts and merchandise
    sales................     20,349     21,317     23,874      28,787      32,223      34,822         24,168        28,398
  Service and other
    income...............      7,175      8,528      9,886      11,789      13,836      18,004         10,253        13,730
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
    Total revenue........    146,231    156,724    174,249     211,924     242,787     307,192        178,236       239,595
Cost of sales (2), (3)...    105,582    107,093    111,856     136,134     173,950     210,153        127,555       158,964
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
    Gross profit.........     40,649     49,631     62,393      75,790      68,837      97,039         50,681        80,631
Selling, general and
  administrative
  expenses...............     24,696     26,856     28,248      30,901(4)    36,821(4)     51,686(4)       26,141(4)       36,006(4)
Depreciation and
  amortization (5).......     12,198     12,438     12,494      10,430      11,227      13,021          5,101         4,920
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
Operating income.........      3,755     10,337     21,651      34,459      20,789      32,332         19,439        39,705
Interest expense, net....     16,826     14,299     12,753      13,852      30,546      21,154         22,526        28,181
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
(Loss) income before
  income taxes...........    (13,071)    (3,962)     8,898      20,607      (9,757)     11,178         (3,087)       11,524
Income tax (benefit)
  expense................     (3,297)      (165)     4,350       8,523      (2,368)      5,602           (155)        5,537
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
Net (loss) income before
  extraordinary item.....     (9,774)    (3,797)     4,548      12,084      (7,389)  $   5,576(6)       (2,932)        5,987
                                                                                    -----------                ------------
                                                                                    -----------
Extraordinary (loss) net
  of tax benefit.........     --                                            (1,268)                    (1,268)
                           ---------  ---------  ---------  -----------  ---------               ------------  ------------
                           ---------  ---------  ---------  -----------  ---------               ------------  ------------
Net (loss) income........  $  (9,774) $  (3,797) $   4,548   $  12,084   $  (8,657)              $     (4,200)        5,987
                           ---------  ---------  ---------  -----------  ---------               ------------  ------------
                           ---------  ---------  ---------  -----------  ---------               ------------  ------------
Net income per share
  before extraordinary
  item...................                                                            $     .20
                                                                                    -----------
                                                                                    -----------
Shares outstanding.......                                                               28,210
                                                                                    -----------
                                                                                    -----------


                            ADJUSTED
                            PRO FORMA
                              1996
                           -----------

OPERATING DATA:
Revenues:
  Rental revenue.........   $ 149,810
  New equipment sales....      33,898
  Rental equipment
    sales................      27,136
  Parts and merchandise
    sales................      28,831
  Service and other
    income...............      14,497
                           -----------
    Total revenue........     254,172
Cost of sales (2), (3)...     166,801
                           -----------
    Gross profit.........      87,371
Selling, general and
  administrative
  expenses...............      40,031(4)
Depreciation and
  amortization (5).......       5,381
                           -----------
Operating income.........      41,959
Interest expense, net....      18,490
                           -----------
(Loss) income before
  income taxes...........      23,469
Income tax (benefit)
  expense................      10,014
                           -----------
Net (loss) income before
  extraordinary item.....   $  13,455(6)
                           -----------
                           -----------
Extraordinary (loss) net
  of tax benefit.........

Net (loss) income........

Net income per share
  before extraordinary
  item...................   $     .48
                           -----------
                           -----------
Shares outstanding.......      28,210
                           -----------
                           -----------

                                                                   SUCCESSOR YEAR ENDED            SUCCESSOR NINE MONTHS
                                                                       DECEMBER 31,                 ENDED SEPTEMBER 30,
                               PREDECESSOR YEAR ENDED       -----------------------------------  --------------------------
                                    DECEMBER 31,                                     ADJUSTED
                           -------------------------------   COMBINED                PRO FORMA
                             1991       1992       1993      1994 (1)      1995        1995          1995          1996
                           ---------  ---------  ---------  -----------  ---------  -----------  ------------  ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (END OF PERIOD):
Net book value of rental
  equipment..............  $  90,594  $  87,358  $  99,093   $ 153,818   $ 181,798               $    175,756  $    255,752
Total assets.............    288,331    278,314    280,072     369,403     391,979                    393,354       511,441
Total debt...............    163,000    146,000    133,000     235,000     265,000                    265,500       354,000
Stockholders' equity.....     99,524    105,727    110,275      69,633      60,976                     65,434        76,358

OTHER DATA:
Gross equipment capital
  expenditure............  $  21,557  $  31,061  $  38,088   $  52,814   $  89,372                     66,612        69,419
Net equipment capital
  expenditures (8).......     11,142     18,943     30,089      39,871      66,520                     48,896        48,153
Gross rental revenue
  (9)....................     86,405     93,516    102,802     120,388     141,138                    102,737       139,343
Average original price of
  rental equipment
  (10)...................    172,940    169,954    174,210     191,241     228,406                    222,531       335,442
Gross rental revenue/
  average original price
  of rental equipment
  ("ROI") (10)...........       50.0%      55.0%      59.0%       63.0%       61.8%                      61.6%(11)         55.4%(11)
Non-rental rate..........        7.0%       5.9%       4.1%        3.4%        3.6%                       3.6%          3.7%
Number of rental
  equipment yards (end of
  period)................         64         64         70          74          81                         80           101

                            ADJUSTED
                            PRO FORMA
                              1996
                           -----------
BALANCE SHEET DATA (END O
Net book value of rental
  equipment..............   $ 255,752
Total assets.............     508,500(7)
Total debt...............     201,348
Stockholders' equity.....     228,976(7)
OTHER DATA:
Gross equipment capital
  expenditure............
Net equipment capital
  expenditures (8).......
Gross rental revenue
  (9)....................
Average original price of
  rental equipment
  (10)...................
Gross rental revenue/
  average original price
  of rental equipment
  ("ROI") (10)...........
Non-rental rate..........
Number of rental
  equipment yards (end of
  period)................

------------------------------
(1) As a result of the 1994 Acquisition the Company's assets and liabilities were adjusted to their estimated fair values as of December 2, 1994. In addition, the Company entered into new financing arrangements and had a change in its capital structure. Rental equipment acquired subsequent to January 1, 1995 is being depreciated over a longer useful life. See Note 2 to the Consolidated Financial Statements. Accordingly, the combined results of the 1994 period are not comparable to prior periods. The period from December 2, 1994 to December 31, 1994 reflects: increased cost of sales due to higher depreciation expense for rental equipment and cost of rental equipment sales; increased interest expense; and lower other depreciation and amortization. Accordingly, the combined period for 1994 represents the mathematical addition of the historical amounts for the Predecessor period (January 1, 1994 to December 1, 1994) and the Successor period (December 2, 1994 to December 31, 1994) and are not indicative of results that would have been obtained had the 1994 Acquisition occurred on January 1, 1994. As used herein, "Predecessor" refers to Primeco prior to the 1994 Acquisition, and "Successor" refers to the Company after the acquisition.

(2) Reflects rental equipment depreciation.

(3) Reflects costs of $22.6 million, $16.0 million, and $8.8 million for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, related to the increase in carrying value of the rental fleet that existed at the date of the 1994 Acquisition. Of these costs, approximately $9.0 million, $7.1 million, and $4.7 million for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, is included in cost of goods sold, and approximately $13.6 million, $8.9 million, and $4.1 million, for the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, respectively, is included within depreciation and amortization.

(4) Includes $125, $1,500, $1,125, and $1,125 in 1994, 1995, the nine month periods ended September 30, 1995 and 1996, respectively, consisting of amortization of pre-paid management fees to Investcorp International, Inc.

(5) Excludes rental equipment depreciation.

(6) Excludes the write-off of the historical unamortized prepaid management fee paid to Investcorp International, Inc., the write-off of the historical unamortized deferred financing costs directly related to the debt retired with the proceeds of the Offering and the early redemption penalties resulting from the retirement of approximately $33.3 milllion of the 12.75% Senior Notes and the $10 million Subordinated Notes.

(7) Reflects the write-off of the historical unamortized prepaid management fee paid to Investcorp International, Inc. ($1,076 net of related income tax benefit of $674), the write-off of the historical unamortized deferred financing costs related to the debt retired with the proceeds from the Offering ($733 net of related income tax benefit of $458) and the early redemption penalties resulting from the retirement of approximately $33.3 million of the Senior Notes and the $10 million Subordinated Notes ($2,775 net of related income tax benefit of $1,775).

(8) Net equipment capital expenditures represent gross rental equipment capital expenditures reduced by the net book value of rental equipment sold.

(9) Gross rental revenue equals rental revenue less income from equipment that the Company rents from third parties and subsequently re-rents to its customers plus reclassified rental income due to sales of used rental equipment through rent-to-own and rental purchase option programs.

(10) The Company uses ROI, which is a Company measurement of equipment utilization not defined by generally accepted accounting principles, to assist in determining the need for new rental equipment and to assign rental equipment to different yards to maximize its utilization. Average original price of rental equipment represents the average of the monthly original price of rental equipment. Original price represents the undepreciated original invoice price paid by the Company, its predecessor and its acquirees for rental equipment.

(11) ROI for interim periods is calculated on an annualized basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Consolidated Historical, Pro Forma Financial and Other Data" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

    Prime Service, Inc. is a holding company with no business operations of its own. The Company's only material asset is the outstanding capital stock of Primeco. Primeco derives revenue from four sources: (i) rental of equipment,
(ii) sales of new equipment and used rental equipment, (iii) sales of parts and merchandise and (iv) service and other income. Financial information presented herein for periods after December 1, 1994 is consolidated financial information of the Company, and for periods prior to December 2, 1994 is financial information of Primeco.

    The Company's primary source of revenue is the rental of equipment to commercial construction, industrial and residential users. Growth in rental revenue is dependent on several factors, including the demand for rental equipment, the amount of equipment available for rent, rental rates and general economic conditions. The level of new and used equipment sales is primarily a function of the supply of and demand for such equipment, price and general economic conditions. The Company's revenues derived from the sale of used equipment are also affected by its need to maintain the appropriate age, quality and mix of its rental equipment. Prime sells parts and merchandise which generally complement the equipment rented and sold at its rental equipment yards. Revenues from the sale of parts and merchandise are usually correlated with rental revenue and the sale of new and used equipment. Service and other income consists primarily of damage waiver and delivery charges and is correlated with the level of rental revenue.

    A measure used by the Company to determine the appropriate mix and to manage the utilization of its rental equipment is ROI. The Company uses ROI, which is a Company measurement not defined by generally accepted accounting principles, to assist in determining the need for new rental equipment and to assign rental equipment to different yards to maximize its utilization. ROI is defined as gross rental revenue as a percentage of the average monthly original price paid for rental equipment. Original price represents the undepreciated original invoice price paid by the Company or its acquirees, as the case may be, for rental equipment. See Note 7 to "Summary Financial and Other Data." Prime's ROI improved from 50.0% in 1990 to 61.8% in 1995. During the first nine months of 1996, Prime's ROI declined to 55.4% from 61.6% during the same period of 1995. The decline is primarily attributable to the integration of American Hi-Lift's rental fleet, which involved taking substantial amounts of American Hi-Lift's rental fleet temporarily out of service to be refurbished and upgraded to Prime's quality standards. Prime's ROI for the first nine months of 1996, calculated excluding gross rental revenue and original equipment cost attributable to former American Hi-Lift equipment, would have been 58.8%.

    Prior to the 1994 Acquisition, the Company's capital expenditure program was limited by the Company's prior owners. From 1991 to 1994, the Company did not make any material acquisitions and purchased an aggregate of $33.7 million of equipment (exclusive of amounts required to replace used equipment sold in the ordinary course of business and inclusive of rental equipment purchases for new yards). Despite revenues increasing during this period from $146.2 million in 1991 to $211.9 million in 1994, management believes that its capital expenditures program and resulting rental equipment fleet were not adequate to meet the market demand. Since the 1994 Acquisition, the Company has significantly increased its rental fleet by purchasing approximately $56.3 million of equipment through December 31, 1995, and $31.0 million during the nine months ended September 30, 1996 (in each case exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards). Due to the Company's substantial financial leverage and special charges, Prime reported a net loss of $8.7 million in 1995 compared to net income of $12.1 million in the year ended December 31, 1994. Management expects its total 1996 rental equipment purchases to be $42.9 million (exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards).

    As a result of the 1994 Acquisition, Prime's assets and liabilities were adjusted to their estimated fair values as of December 2, 1994. The step-up in the carrying value of the rental fleet to estimated fair value increased depreciation expense and the cost of used rental equipment sold in 1994, 1995 and 1996. The effects of the step-up on each period are discussed below. In addition, in order to better reflect the useful life of the rental equipment and its estimated salvage value upon disposal, the Company changed its depreciation method for rental equipment acquired after January 1, 1995. See Note 2 to the Consolidated Financial Statements.

    The 1994 amounts discussed below represent the mathematical addition of the historical amounts for the Predecessor period (January 1, 1994 to December 1, 1994) and the Successor period (December 2, 1994 to December 31, 1994) for purposes of the discussion below only and are not indicative of results that would actually have been obtained if the 1994 Acquisition occurred on January 1, 1994.

RECENT DEVELOPMENTS

    AMERICAN HI-LIFT ACQUISITION. On February 26, 1996, Prime completed the purchase of all of the outstanding stock of American Hi-Lift from Vibroplant plc and Vibroplant Investments. Prime paid a purchase price of $66.5 million for the shares of American Hi-Lift, which included repayment of the outstanding bank debt of American Hi-Lift. American Hi-Lift merged into Primeco after the closing.

    American Hi-Lift operated 17 rental locations in California, Texas, Florida, Louisiana, Ohio, Alabama, South Carolina and Georgia, and the acquisition resulted in a net increase to the Company of 12 rental yards. American Hi-Lift, which specialized in renting and selling aerial lift equipment to industrial and commercial customers, had gross revenues of $50.4 million for the year ended March 31, 1995. In connection with the American Hi-Lift acquisition, certain stockholders of the Company made a capital infusion of $9.4 million into the Company. Prime used these funds, as well as borrowings under its credit facility, to fund the transaction.

    ALPINE ACQUISITION. On July 29, 1996, Primeco purchased substantially all of Alpine's assets. Prime paid approximately $11.4 million for Alpine's assets, which included repayment of the outstanding debt of Alpine.

    Alpine operated six rental yards oriented toward industrial equipment in the state of Washington, resulting in a net increase of six yards and expanding Prime's presence in the northwest market.

RESULTS OF OPERATIONS

    The following table sets forth the major components of the Company's statement of operations expressed as a percentage of total revenues:

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                       YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1991       1992       1993      1994(4)     1995       1995       1996
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Statement of Operations:
Total revenues........................      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales (1).....................       72.2       68.3       64.2       64.2       71.6       71.6       66.3
Gross profit (2)......................       27.8       31.7       35.8       35.8       28.4       28.4       33.7
Selling, general, administrative and
  other expenses......................       16.9       17.1       16.2       14.6       15.2       14.7       15.0
Depreciation and amortization (3).....        8.3        7.9        7.2        4.9        4.6        2.9        2.1
Operating income......................        2.6        6.6       12.4       16.3        8.6       10.9       16.6

------------------------

(1) Includes rental equipment depreciation.

(2) See the "Gross Profit" discussions below for a discussion of the effect of the step-up to fair value on gross profit.

(3) Excludes rental equipment depreciation.

(4) Combines the Predecessor period ended December 1, 1994, and the Successor period ended December 31, 1994.

    The Company historically has had low rates of customer defaults and bad debts. The Company controls each account customer through assigned credit limits based on the customer's financial history. The Company's bad debt expense as a percentage of total revenues for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 were 0.28%, 0.23% and 0.19%, respectively.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1995

    On February 26, 1996, Prime acquired American Hi-Lift, a company specializing in renting and selling aerial lift equipment. The purchase price of American Hi-Lift was $66.5 million. On July 29, 1996 Prime acquired Alpine for approximately $11.0 million in cash and $350,000 for covenants not to compete. These acquisitions were accounted for under the purchase method of accounting; therefore, the results of operations of the Company include American Hi-Lift beginning February 26, 1996 and Alpine beginning July 29, 1996. American Hi-Lift had gross revenues of $50.4 million for the year ended March 31, 1995 and Alpine had gross revenues of $10.7 million for the year ended December 31, 1995.

    TOTAL REVENUES. Total revenues for the nine months ended September 30, 1996, increased 34.4% to $239.6 million, when compared to total revenues of $178.2 million for the same period in the prior year. The increase was primarily the result of increased rental revenues, and also reflects increases in all of the Company's revenue components, as well as the 1996 Acquisitions. Management estimates that approximately 52% of the increase in total revenues for the nine months ended September 30, 1996 compared to the comparable period of the prior year was attributable to the 1996 Acquisitions and that the remaining approximately 48% of the increase was attributable to growth in the existing business. Thus, of the 34.4% increase in revenues described above, approximately 17.9% was due to the 1996 Acquisitions and the remaining 16.5% was due to growth in the existing business.

        RENTAL REVENUES. Rental revenues for the nine months ended September 30, 1996, increased 36.7% to $138.3 million, when compared with the corresponding prior period rental revenues of

    $101.1 million. This increase was primarily a result of a larger rental equipment fleet base, strong equipment utilization and the addition of yards associated with the 1996 Acquisitions.

        NEW EQUIPMENT SALES. New equipment sales for the nine months ended September 30, 1996, increased 34.2% to $33.3 million, when compared with the corresponding prior period sales of $24.8 million. The increase is due to strong general economic conditions, increased demand for equipment as well as sales associated with the yards purchased in the 1996 Acquisitions.

        USED RENTAL EQUIPMENT SALES. Rental equipment sales for the nine months ended September 30, 1996, increased 44.8% to $25.9 million, when compared with the corresponding prior period sales of $17.9 million, resulting, primarily, from continued strong demand for used rental equipment and Prime's efforts to dispose of older equipment purchased with the American Hi-Lift acquisition.

        PARTS AND MERCHANDISE SALES. Parts and merchandise sales for the nine months ended September 30, 1996, increased 17.5% to $28.4 million, when compared with the corresponding prior period sales of $24.2 million. This increase correlates to higher rental revenue and sales of equipment since parts and merchandise generally complement the equipment the Company rents and sells.

        SERVICE AND OTHER INCOME. Service and other income for the nine months ended September 30, 1996, increased 33.9% to $13.7 million, when compared with the corresponding prior period service and other income of $10.3 million. This increase related to the increase in rental revenue.

    GROSS PROFIT. Gross profit for the nine months ended September 30, 1996, increased 59.1% to $80.6 million, when compared with the corresponding prior period gross profit of $50.7 million. Gross profit as a percentage of total revenues was 33.7% for the nine months ended September 30, 1996 and 28.4% for the nine months ended September 30, 1995. The increase is the result of increased revenues as previously discussed with the most significant component being the $37.2 million increase in rental revenue. The effect of the increase to fair value of the rental equipment as a result of the 1994 Acquisition decreased gross profit for the first nine months of 1996 by $4.7 million, as compared to a $7.1 million decrease in the first nine months of 1995. Gross profit was also impacted by direct operating expenses, which increased by 38.0% to $61.4 million, when compared to the prior period expense level of $44.5 million. This increase primarily reflects increased expenses associated with the repair and maintenance costs associated with refurbishing and upgrading the former American Hi-Lift and Alpine equipment to Prime's standards.

    SELLING, GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. Selling, general, administrative and other expenses for the nine months ended September 30, 1996, increased 37.7% to $36.0 million, when compared to the prior expenses of $26.1 million. The increase reflects higher sales commissions due to increased rental and sales revenue and continuing expenses associated with the inclusion of American Hi-Lift and Alpine into the Company's operations. As a percentage of total revenues, selling, general, adminstrative and other expenses for the first nine months of 1996 was 15.0%, as compared to 14.7% during the same period in 1995.

    INTEREST EXPENSE. Interest expense net of interest income for the nine months ended September 30, 1996 increased 25.1% to $28.2 million, when compared with the corresponding prior period interest expense of $22.5 million. The increase reflects higher borrowings outstanding. The Company's average outstanding indebtedness for the nine months ended September 30, 1996, totaled $336.2 million, compared to $252.9 million for the nine months ended September 30, 1995. This increase is due primarily to the 1996 Acquisitions, and borrowings to fund capital expenditures.

    INCOME TAX EXPENSE (BENEFIT). Income tax expense for the first nine months ended September 30, 1996 increased to $5.5 million from an income tax benefit of $0.16 million for the corresponding prior period in 1995. This increase is due primarily to the increase in pre-tax income.

    NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. Net income for the nine months ended September 30, 1996 increased to $6.0 million, from a net loss of $2.9 million for the corresponding prior period in 1995. This increase reflects the factors discussed above.

1995 COMPARED TO 1994

    TOTAL REVENUES. Total revenues for the Company in 1995 increased 14.6% to $242.8 million from $211.9 million. This increase reflects an increase in all of Primeco's revenue components with rental revenues producing the largest dollar increase.

        RENTAL REVENUES. Rental revenues in 1995 increased 17.2% to $139.0 million from $118.6 million in 1994. This increase was a result of an overall improvement in economic conditions, an increase in the average amount of equipment available for rental and an increase in rental rates in May 1995. The average amount of equipment available for rental in 1995 increased as evidenced by an increase in the monthly average original cost of rental equipment of 19.4% to $228.4 million from $191.2 million in 1994. Prime's utilization of rental equipment decreased slightly in 1995 with an ROI of 61.8% versus 63.0% in 1994, primarily due to substantial additions to the rental fleet and a different mix of rental equipment. In May 1995, the Company raised the listed rental rates by a weighted average of 5%; the increases vary, depending on the equipment type and duration of rental. Although Prime attempts to achieve rental rates that are as close to list price as possible, actual rental rates realized are generally lower than listed rental rates owing to competitive conditions in various markets.

        NEW EQUIPMENT SALES. Sales of new equipment in 1995 increased 6.8% to $34.6 million from $32.4 million in 1994 primarily due to improved general economic conditions and higher selling prices.

        USED RENTAL EQUIPMENT SALES. Sales of used rental equipment in 1995 increased 13.7% to $23.1 million from $20.4 million in 1994 due to high demand for used rental equipment and the Company's normal fleet upgrading.

        PARTS AND MERCHANDISE SALES. Sales of parts and merchandise in 1995 increased 11.9% to $32.2 million from $28.8 million in 1994. This increase correlates to the higher rental revenue and sales of equipment since parts and merchandise generally complement the equipment the Company rents and sells.

        SERVICE AND OTHER INCOME. Service and other income in 1995 increased 17.4% to $13.8 million from $11.8 million in 1994. This increase reflects the increased rental revenue.

    GROSS PROFIT. Gross profit in 1995 decreased 9.2% to $68.8 million from $75.8 million in 1994. Gross profit as a percentage of total revenues was 28.4% in 1995 and 35.8% in 1994. This decrease primarily reflects higher depreciation expense and cost of sales of rental equipment sold (non-cash items) due to the increase in fair value of rental equipment as a result of the 1994 Acquisition. The result of the increase to fair value was to decrease 1995 gross profits by $22.6 million as compared to a $1.1 million decrease in 1994. Direct operating expenses increased primarily due to higher compensation costs (reflecting an increased number of employees) and increased maintenance costs necessary to support the increased size of the rental fleet and to staff new rental equipment yards. The increase in direct operating expenses also reflects start-up costs of opening eight new rental equipment yards in 1995.

    Depreciation for rental equipment acquired subsequent to January 1, 1995 was changed as described in Note 2 to the Consolidated Financial Statements.

    SELLING, GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. Selling, general, administrative and other expenses in 1995 increased 19.1% to $36.8 million from $30.9 million in 1994. This increase primarily reflects higher sales commissions due to increased rental and sales revenue in 1995 and unusually low expenses in 1994 due to a one-time insurance settlement with a prior owner which generated approximately a $2.1 million gain and a franchise tax refund of approximately $500,000. As a percentage of total revenues, selling, general, administrative and other expenses in 1995 was 15.2% versus 14.6% in 1994.

    INTEREST EXPENSE. Interest expense net of interest income increased 120.5% to $30.5 million in 1995 from $13.9 million in 1994. This increase reflects higher interest expense relating to higher levels of indebtedness incurred in connection with the 1994 Acquisition. Immediately prior to the 1994 Acquisition, the Company had outstanding debt of $133.0 million, and immediately after the 1994 Acquisition, the Company had outstanding debt of $235.0 million. At December 31, 1995, outstanding debt aggregated $265.0 million, of which $155.0 million was at variable rates, $100.0 million was at a fixed rate of 12.75%, and $10.0 million was at a fixed rate of 14%. At that date, after giving effect to the interest rate swap described in Note 8 to the Consolidated Financial Statements, approximately $75.0 million of indebtedness bore interest at variable rates.

    INCOME TAX EXPENSE (BENEFIT). Income tax expense in 1995 was a benefit of $3.2 million (including a $0.8 million tax benefit on the extraordinary loss), compared to an expense of $8.5 million in 1994. The effective income tax rate for both periods differs from the federal statutory rate of 35% primarily as the result of the non tax-deductible amortization of goodwill. At December 31, 1995, the Company has an alternative minimum tax credit carry forward of approximately $3.1 million and a corresponding valuation allowance. The allowance was established since at that time it was not likely that the benefit of the credits would be realized due to the high level of interest expense resulting from the financing of the 1994 Acquisition.

    NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. Net income decreased from income of $12.1 million in 1994 to a loss of $7.4 million in 1995. This loss includes the write off of the covenant not to compete with the former owner of Primeco. Pinault S.A., the parent of Artemis, has exited the rental industry as a result of the divestiture of Pinault Equipment. See Note 5 to the Consolidated Financial Statements. The amount written off in 1995 was $3.6 million ($5.9 million pretax). Net income was also impacted by the factors discussed above.

1994 COMPARED TO 1993

    TOTAL REVENUES. Total revenues in 1994 increased 21.6% to $211.9 million from $174.2 million in 1993. This increase was primarily a result of higher rental revenue and an increase in the sale of new and used equipment.

        RENTAL REVENUE. Rental revenue in 1994 increased 17.6% to $118.6 million from $100.8 million in 1993. This increase was a result of an overall improvement in economic conditions, an increase in the average amount of equipment available for rental, higher utilization of rental equipment and an increase in rental rates in March 1994. The average amount of equipment available for rental in 1994 increased as evidenced by an increase in the monthly average original cost of rental equipment of 9.8% to $191.2 million from $174.2 million in 1993. The Company's higher utilization of rental equipment is reflected by an increase in ROI to 63.0% in 1994 from 59.0% in 1993. In March 1994, the Company raised average listed rental rates by varying amounts depending on equipment type and duration of rental, with a weighted average increase of approximately 5%, which was the first such increase since 1991. Although the Company attempts to achieve rental rates that are as close to list price as possible, actual rental rates realized are generally lower than listed rental rates owing to competitive conditions in various markets.

        NEW EQUIPMENT SALES. Sales of new equipment in 1994 increased 23.8% to $32.4 million from $26.2 million in 1993 primarily due to improved general economic conditions.

        USED RENTAL EQUIPMENT SALES. Sales of used rental equipment in 1994 increased 50.8% to $20.4 million from $13.5 million in 1993 due to high demand for rental equipment in 1994 and a $2.3 million used equipment auction in 1994 (there was no such auction in 1993).

        PARTS AND MERCHANDISE SALES. Sales of parts and merchandise in 1994 increased 20.6% to $28.8 million from $23.9 million in 1993. This increase correlates to the higher rental revenue and sales of equipment since parts and merchandise generally complement the equipment Primeco rents and sells.

        SERVICE AND OTHER INCOME. Service and other income in 1994 increased 19.2% to $11.8 million from $9.9 million in 1993. This increase reflects the increased rental revenue.

    GROSS PROFIT. Gross profit in 1994 increased 21.5% to $75.8 million from $62.4 million in 1993. This increase primarily reflects the increase in total revenues. This increase was partly offset by a 15.7% increase in direct operating expenses in 1994 to $53.6 million from $46.3 million in 1993. The increase was also partly offset by higher depreciation expense and cost of sales of rental equipment due to the increase in carrying value of rental equipment as a result of the 1994 Acquisition. Direct operating expenses increased primarily due to higher compensation costs (reflecting an increased number of employees) and increased maintenance costs necessary to support the increased size of the rental fleet and to staff new rental equipment yards. The increase in direct operating expenses also reflects start-up costs of opening five new rental equipment yards in 1994. Gross profit as a percentage of total revenues was 35.8% in both 1994 and 1993.

    SELLING, GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. Selling, general, administrative and other expenses in 1994 increased 9.4% to $30.9 million from $28.2 million in 1993. This increase primarily reflects higher sales commissions due to increased rental and sales revenue in 1994, offset by a one-time benefit from a settlement of approximately $2.1 million with a prior owner of the Company and a franchise tax refund of approximately $500,000. As a percentage of total revenues, selling, general, administrative and other expenses in 1994 declined to 14.6% from 16.2% in 1993.

    INTEREST EXPENSE. Interest expense net of interest income increased 8.6% to $13.9 million in 1994 from $12.8 million in 1993. This increase reflects higher interest expense following the 1994 Acquisition. Prior to the 1994 Acquisition, reduced outstanding debts were offset by higher interest rates during that period as compared to 1993. At December 31, 1994, outstanding debt aggregated $235.0 million, of which $225.0 million was at variable rates and $10.0 million was at a fixed annual rate of 14%. At that date, after giving effect to the interest rate swaps described in Note 8 to the Consolidated Financial Statements, approximately $145.0 million of indebtedness bore interest at variable rates.

    INCOME TAX EXPENSE (BENEFIT). Income tax expense was $8.5 million in 1994 compared to an expense of $4.4 million in 1993. The effective income tax rate for both periods differ from the federal statutory rate of 34.0% due to high levels of non tax-deductible amortization of goodwill. The Company had net operating loss carry forwards for federal and state income tax purposes of approximately $9.3 million. At December 31, 1994, the Company had a valuation allowance established which eliminates the deferred tax asset associated with the net operating losses. The allowance was established since at that time it was not more likely than not that the benefit of these losses would be realized due to the high level of interest expense resulting from the financing of the 1994 Acquisition and the limitations placed on the utilization of the net operating losses as a result of the 1994 Acquisition.

    NET INCOME (LOSS). Net income in 1994 increased to $12.1 million from $4.5 million in 1993. This increase reflects the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    During the nine months ended September 30, 1996, and the years ended December 31, 1993, 1994 and 1995, the Company's principal sources of funds consisted of the net cash provided by operating activities, the proceeds from the sale of used rental equipment and, in 1995, the proceeds from its credit facility, the proceeds from the issuance of $100 million in Senior Notes and a $10 million capital infusion from the Company's stockholders. See "Description of Certain Indebtedness." The components of net cash provided by operating activities are detailed on the Statements of Cash Flows in the Consolidated Financial Statements and include net income or loss adjusted for (i) depreciation and amortization, (ii) the gains (or losses) on the sales of used rental equipment and (iii) the effect of changes in certain operating assets and liabilities. Net cash provided by operating activities excludes proceeds from the sale of rental equipment. Net cash provided by operating activities for the nine months ended September 30, 1996, increased 88.1% to $30.2 million from $16.1 million for the corresponding period in 1995. This increase was primarily caused by the acquisition of American Hi-Lift. Net cash provided by operating activities in 1995 decreased 14.4% to $32.2 million from $37.6 million in 1994. This decrease resulted primarily from increased interest expense and increased working capital investment. Net cash provided by operating activities in 1994 decreased 4.8% to $37.6 million from $39.5 million in 1993. This decrease resulted primarily from a decrease in certain operating liabilities and the absence of the decrease in inventory levels experienced in 1993, and was partly offset by increased rental revenue and deferred income taxes.

    For the nine months ended September 30, 1996, the Company's principal uses of funds were for the 1996 Acquisitions and the purchase of equipment for the Company's rental fleet. The gross rental equipment capital expenditures for the nine months ended September 30, 1996, increased 4.2% to $69.4 million from $66.6 million for the corresponding period in 1995. Of those amounts, $38.3 million and $26.7 million was spent in the nine months ended September 30, 1996 and 1995, respectively, to replace used rental equipment sold with the remaining amount being a net increase in investment in the rental fleet. Proceeds from the sale of rental equipment for the nine months ended September 30, 1996, increased 45.1% to $25.9 million from $17.9 million for the corresponding period in 1995.

    During the years ended December 31, 1993, 1994 and 1995, the Company's principal uses of funds were for the purchase of equipment for its rental fleet and the payment of principal on its outstanding indebtedness. The gross rental equipment capital expenditures were $38.1 million, $52.8 million and $89.4 million in 1993, 1994 and 1995, respectively. Of those amounts, $20.4 million, $33.0 million and $34.6 million were spent to replace used rental equipment sold in 1993, 1994 and 1995 respectively, with the remaining amounts being a net increase in investment in the rental fleet. Proceeds from the sale of used rental equipment were $13.5 million, $20.5 million and $23.1 million in 1993, 1994 and 1995, respectively.

    The Company has no long-term minimum purchase commitments for rental equipment. Management has budgeted $98 million of gross fleet capital expenditures exclusive of acquisitions in 1996, of which approximately $54 million will be used to replace used rental equipment sold, with the remaining amounts being a net increase in investment in rental fleet. These expenditures will be offset by expected proceeds from the sale of used equipment of approximately $31 million. Prime will utilize these capital expenditures to expand the fleet at existing rental equipment yards, to satisfy the equipment needs of current and new Integrated Rental Management-TM- customers, to provide for the equipment needs of new rental equipment yards, and to maintain and grow the fleet at the rental yards recently acquired in connection with the 1996 Acquisitions. The Company also expects to spend approximately $6 million in 1996 on non-equipment related capital expenditures consisting of buildings, land, furniture and fixtures and environmental capital expenditures. In addition to the budgeted capital expenditures, the Company is currently considering several potential acquisitions, although the Company does not currently have any understandings or agreements with respect to potential acquisitions. In 1996, Primeco purchased all of the outstanding stock of American Hi-Lift for approximately $66.5 million, and all of the assets of Alpine for approximately $11.4 million. The purchases were funded by a $9.4 million capital contribution from certain stockholders of the Company and the balance through borrowings from Prime's credit facility.

    The Company's operations are subject to various environmental laws and regulations. In order to comply with these requirements, the Company is engaged in ongoing remediation, capital improvement and periodic compliance activities. In connection with the 1994 Acquisition, an environmental consultant conducted certain investigations of the Company's properties and compliance with applicable environmental laws. In 1995, Prime spent approximately $1.3 million on environmental matters, including costs related to remediation, compliance and capital requirements, and has budgeted approximately $4.4 million in 1996 for such matters. As of September 30, 1996, the Company had a reserve for environmental remediation of $7.0 million and related receivables from state trust fund programs and a seller of equipment yards of $2.1 million.

    Prime incurred substantial indebtedness in connection with the 1994 Acquisition and the 1996 Acquisitions. At September 30, 1996, Prime had indebtedness outstanding of $354.0 million, consisting of $244.0 million under the credit facility, $100 million under the Senior Notes and $10 million under the Subordinated Notes. Prime received net proceeds of approximately $96.0 million from the Senior Notes, which were issued on March 6, 1995. Such proceeds were used to repay $75.0 million of indebtedness under a subordinated loan facility plus accrued interest and $20.0 million of indebtedness under the revolving credit portion of the credit facility (without reducing the commitment under the credit facility).

    Prime believes that cash provided by operations, proceeds from the sale of used equipment in the ordinary course of business and funds available under the credit facility will be sufficient to permit Prime to meet its payment obligations under the credit facility and the Senior Notes and to meet its anticipated capital expenditures as described above.

    The credit facility requires Prime to maintain interest rate protection, which it has done through rate swap agreements covering a portion of its outstanding and available credit facility including the portion related to letters of credit. Accordingly, at December 31, 1995, Primeco had outstanding interest rate swap agreements (total notional amount of $80.0 million) placed with financial institutions, one of which is an affiliate of Salomon Brothers Inc, that effectively converted a portion of its floating-rate debt to fixed-rate debt. At December 31, 1995, the market value of the swaps represented a loss of approximately $2.6 million. See Note 8 to the Consolidated Financial Statements. The rate swap agreements expire in February, 1997 and March, 1997, respectively, and the floating interest rate for the final period has been set. The Company currently has no plans to, and is not required to, replace such agreements. Upon expiration of such agreements, the Company must pay an aggregate of approximately $1.29 million to cover market losses.

QUARTERLY RESULTS

    The following table sets forth certain unaudited consolidated statement of operations data for the fiscal quarters in the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the quarters presented. As a result of the 1994 Acquisition, the results subsequent to that date are not comparable to prior periods.

                                                                                                                  1996
                                                                                                                QUARTERS
                               1994 QUARTERS ENDED                            1995 QUARTERS ENDED                 ENDED
                 ------------------------------------------------  ------------------------------------------  -----------
                   MAR. 31      JUNE 30     SEPT. 30     DEC. 31    MAR. 31    JUNE 30   SEPT. 30    DEC. 31     MAR. 31
                 -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------  -----------

                                                          (DOLLARS IN THOUSANDS)

Total
  revenues.....   $  47,197    $  54,299    $  54,383   $  56,045  $  55,889  $  59,471  $  62,876  $  64,551   $  70,930
Gross profit...      16,534       20,046       20,035      19,175     14,844     17,561     18,276     18,156      23,360
Operating
  income.......       6,122        9,747        9,724       8,866      4,552      7,206      7,689      1,342(1)     11,078
Interest
  expense
  (net)........       3,096        3,169        3,247       4,340      7,086      7,726      7,713      8,021       8,471
Extraordinary
  (loss) net of
  tax
  benefit......          --           --           --          --     (1,268)        --         --         --          --
Net income
  (loss).......       1,640        3,944        3,886       2,614     (3,205)      (623)      (372)    (4,457)      1,236

                   JUNE 30     SEPT. 30
                 -----------  -----------
Total
  revenues.....   $  82,526    $  86,139
Gross profit...      27,572       29,699
Operating
  income.......      13,508       15,119
Interest
  expense
  (net)........       9,768        9,942
Extraordinary
  (loss) net of
  tax
  benefit......          --
Net income
  (loss).......       1,906        2,845

------------------------------

(1) Reflects the write-off of noncompete recorded at 1994 Acquisition. See Note 5 to the Consolidated Financial statements.

OTHER MATTERS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Prime adopted SFAS 121 at the beginning of 1996, without a material effect on the financial statements.

    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, entitled "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"), in October 1995. Prime will adopt the new disclosure rules of SFAS No. 123 in 1997.

                                    BUSINESS

GENERAL

    Prime is the second largest rental equipment company in the United States, based upon 1995 rental equipment revenues, and currently operates 101 rental equipment yards in 13 states. The Company rents over 100 different types of equipment, such as aerial manlifts, portable air compressors, forklifts and light earth moving equipment and small equipment such as lawnmowers, plumbing equipment and hand tools, to commercial construction, industrial and residential users. The Company also sells complementary parts and merchandise and used equipment, and acts as a distributor of new equipment on behalf of nationally known equipment manufacturers. At September 30, 1996, the Company had an equipment rental fleet with a book value of $255.8 million ($360.7 million at original price) comprised of over 40,000 pieces of equipment. Over the period from 1991 to 1995, Prime's total revenues increased from $146.2 million to $242.8 million, a compound annual growth rate of 13.5%. Total 1995 revenues on a pro forma basis for two acquisitions completed in 1996 would have been $307.2 million, an increase of 45% over the 1994 historical result.

    Prime seeks to be the market leader in the regions it services while maximizing its profitability and cash flow. The Company attributes its success to its operating strategy which includes, among other things, a focus on customer service, a modern and diverse rental fleet, and a proprietary POS system. Management believes that the consistent delivery of high quality service, including 24 hour on-call maintenance, repair and support services differentiates Prime from its competitors. Prime believes it also offers one of the most comprehensive and well-maintained fleets of equipment in the rental equipment industry. The Company employs an extensive preventive maintenance program for its rental fleet, increasing the dependability, useful life and resale value of the equipment. In addition, the Company's proprietary POS system enables each rental equipment yard manager on a real-time basis to search the Company's entire rental fleet for needed equipment, determine its location and arrange for delivery to customers using the Company's radio-dispatched fleet of trucks and trailers and independent carriers. The Company believes that its extensive, well maintained rental fleet, coupled with its ability to redeploy equipment rapidly and efficiently among its yards, allows it to optimize fleet utilization and return on fleet investment.

    Prime has a diverse base of over 40,000 active customers, ranging from "Fortune 500" companies to small contractors and homeowners. Commercial construction and industrial customers accounted for approximately 50% and 40%, respectively, of the Company's total revenues in 1995, with subcontractors, homeowners and other customers generating the remaining 10%.

    Prime's 101 rental equipment yards cover 52 markets within the 13 states in which Prime operates. Although Prime operates in several regions, Prime considers its principal markets to be in the southern Unites States.

    Primeco was purchased from W.R. Grace & Co. in 1989 by Compagnie Francaise de l'Afrigue Occidentale, a French company which, in turn, was acquired by an affiliate of Artemis in 1993. In December 1994, affiliates of Investcorp and a group of international investors formed Prime Service, Inc. to acquire Primeco from Artemis.

INDUSTRY

    According to a survey conducted for the AED, the equipment rental industry has grown from approximately $600 million in 1982 to approximately $13 billion in 1993, the last period for which such data are available. This increase represents a compound annual growth rate of 32%. In addition, according to the RER, rental revenues for the top 100 equipment rental companies increased approximately 22% to $2.54 billion in 1995 from approximately $2.09 billion in 1994. Management believes that this growth reflects, in part, increased outsourcing trends by industrial corporations related to an increased emphasis on minimizing capital invested to purchase low usage equipment as well as reducing the labor costs associated with maintaining and servicing such equipment. While equipment users traditionally have rented equipment for specific purposes, such as supplementing capacity during peak periods in connection with special projects, the convenience and cost-saving factors of utilizing rental equipment have encouraged customers to look to suppliers such as the Company as ongoing comprehensive sources of equipment. Management believes that demand for rental equipment by the industrial segment will continue to increase as these industrial companies continue to outsource many non-core operations. According to recent surveys conducted by the CIT Group, commercial construction contractors intend to increase the percentage of equipment they rent without a purchase option to an estimated 8% of their total equipment requirements in 1996 from less than 5% in 1994.

    The rental equipment industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses serving discrete local markets and a small number of multi-yard regional and multi-regional operators. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized rental businesses such as the Company. Relative to smaller competitors, multi-regional operators such as the Company benefit from several competitive advantages, including purchasing power, the ability to service national accounts, the ability to transfer equipment among rental equipment yards in response to changing patterns of customer demand and sophisticated management information systems. In addition, multi-regional operators such as the Company are less sensitive to localized cyclical downturns.

STRATEGY

    Prime's strategy is to become the largest and most profitable rental equipment company in the United States. Since the 1994 Acquisition, the Company has pursued an aggressive growth strategy primarily by: (i) increasing the rental fleet at its existing rental equipment yards to satisfy current and anticipated demands; (ii) expanding its rental equipment yard network both in existing and new geographic markets by either acquiring existing yards or, to a lesser extent, opening new yards; (iii) increasing revenues from industrial customers; and (iv) maximizing the utilization and profitability of its rental fleet. The Company plans to continue implementing these strategies, with increased emphasis on expanding its rental equipment yard network and increasing its revenues from industrial customers.

    INCREASE RENTAL FLEET AT EXISTING RENTAL EQUIPMENT YARDS. From 1991 to 1995, Prime experienced a significant increase in the demand for its rental equipment, as evidenced by a decline in Prime's percentage of equipment not rented within the last 90 days (non-rental rate) from an average monthly rate of 7.0% in 1991 to an average monthly rate of 3.4% in 1994, 3.6% in 1995 and 3.5% for the first nine months of 1996, despite increasing the rental fleet (based on average original price) from $172.9 million in 1991 to $335.4 million for the nine month period ended September 30, 1996. The Company targets a non-rental rate of 5%, which it believes minimizes lost revenue opportunities resulting from having insufficient equipment to meet demand, while maximizing the Company's return on equity. Prior to the 1994 Acquisition, the Company's capital expenditure program was limited by the Company's prior owners. From 1991 to 1994, the Company did not make any material acquisitions and purchased an aggregate of $33.7 million of equipment (exclusive of amounts required to replace used equipment sold in the ordinary course of business and inclusive of rental equipment purchases for new yards). Despite revenues increasing during this period from $146.2 million in 1991 to $211.9 million in 1994, management believes that its capital expenditures program and resulting rental equipment fleet were not adequate to meet the market demand. Since the 1994 Acquisition, the Company has significantly increased its rental fleet by purchasing approximately $56.3 million of equipment through December 31, 1995, and $31.0 million during the nine months ended September 30, 1996 (exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards). Management expects its total 1996 rental equipment purchases to be $42.9 million (in each case exclusive of amounts required to replace used equipment sold in the ordinary course of business and recent acquisitions, but inclusive of rental equipment purchases for new yards).

    EXPAND RENTAL EQUIPMENT YARD NETWORK. Prime intends to selectively expand its network of rental equipment yards through a combination of acquisitions of suitable existing rental equipment yards and to a lesser extent by opening new rental equipment yards. Management believes that its management information systems, size and operating expertise provide a competitive advantage in making acquisitions as these strengths allow Prime to (i) integrate targets quickly into its information and operating structure, (ii) realize significant synergies in the form of reduced overhead and lower cost of goods through greater purchasing power, (iii) enhance revenue by supplying acquired yards with additional equipment to optimize the rental fleet mix and add new business lines at those yards and (iv) enhance revenue by expanding coverage of national accounts. The Company primarily targets acquisitions of stable equipment businesses in new or existing markets where an existing owner has limited resources to expand the rental equipment fleet. Pursuant to this strategy, in February 1996 Prime acquired American Hi-Lift Corporation, adding a net of 12 yards in seven states, and in July 1996 Prime acquired the assets of Alpine, adding a net six yards in the state of Washington and expanding Prime's presence in the Northwest. In the case of the 1996 Acquisitions, Prime completed the integration of the acquired equipment yards and the acquired fleet into the Company's management information systems on the closing date of each acquisition. In connection with the integration of American Hi-Lift and Alpine, Prime's management expects to reduce the selling, general, administrative and other expenses associated with the two businesses.

    INCREASE REVENUES FROM INDUSTRIAL CUSTOMERS. Prime believes that it is one of the largest suppliers of rental equipment to industrial companies in the southern United States, based upon revenues from equipment rentals to such customers. The demand for rental equipment from Prime's industrial customers generally has been less sensitive to economic cycles than that of its commercial and residential customers and is, therefore, more stable. Management attributes this relative stability to the fact that a major part of rental equipment use by industrial customers is related to ongoing and periodic maintenance work on existing facilities. Since many of the facilities operate 24 hours a day, such maintenance is essential to industrial customers in order to avoid costly shutdowns that result from equipment failures. Prime has taken a number of steps to increase revenues from industrial customers, including focusing its national marketing program on the industrial market segment and offering services that meet the specific needs of industrial customers such as its Integrated Rental Management-TM- program. Under its Integrated Rental Management-TM- program, Prime typically enters into exclusive contracts with large industrial customers, generally "Fortune 500" companies, to supply rental equipment, to provide 24 hours a day maintenance and repair services, and to provide sophisticated equipment management services required for a particular facility or facilities. Prime believes that it is well-positioned to take advantage of the trend of companies outsourcing their rental equipment needs due to its formalized Integrated Rental Management-TM- program, customized POS system and strong national account relationships.

    MAXIMIZE UTILIZATION AND PROFITABILITY OF RENTAL FLEET. Prime believes that it maintains customer loyalty by maintaining a diverse modern fleet. During the first nine months of 1996, the average age of Prime's rental fleet was 36 months. Prime's proprietary POS system allows it to monitor the demand for and actual usage of its equipment on a real-time basis. The Company, taking advantage of its presence in numerous markets, can allocate new equipment and transfer current equipment to yards with high rental activity. In addition, if utilization of equipment declines, management is able to quickly react by decreasing purchases of new equipment or replacement of used rental equipment sold. The Company believes its comprehensive preventative maintenance program allows it to increase the useful life of its equipment and obtain premium values when it is sold.

    The Company is a Delaware corporation. Its principal executive offices are located at 16225 Park Ten Place, Suite 200, Houston, Texas 77084. Its telephone number is (713) 578-5600.

OPERATIONS

    Typically, Prime's rental equipment yards occupy approximately 2.2 acres and include (i) a service center, (ii) a customer showroom displaying selected rental equipment, new equipment offered for sale and related merchandise, (iii) an equipment service area and (iv) storage facilities for equipment requiring protection from inclement weather. Each rental equipment yard is staffed by, on average, approximately 15 full-time employees and one part-time employee, including a manager, assistant manager, sales assistants, truck drivers, mechanics and other personnel. Currently, the Company's yard managers have been with the Company for an average of seven years. Most of the rental equipment yards offer a full range of equipment for rental and sale, with the actual mix designed to meet the anticipated needs of the customers in each location. Prime continues to expand its network of rental equipment yards selectively through a combination of acquisitions of suitable existing rental equipment yards in new and existing markets and, to a lesser extent, openings of new rental equipment yards in its existing markets. Prime increased its yard count from 74 in 1994 to 101 as of August 31, 1996, for a net increase of 27 rental facilities. The Company operates all of its yards, including acquired yards, under the name PRIME EQUIPMENT-Registered Trademark-.

CUSTOMERS

    Prime has developed a diverse base of over 40,000 customers who have done business with Prime in the last 12 months, ranging from "Fortune 500" companies operating nationwide to subcontractors and homeowners. During 1995, no single customer accounted for more than 3.0% of total revenues, and the ten largest customers accounted for less than 9.5% of total revenues. Generally, Prime's customer base includes three broad categories: (i) commercial construction companies, (ii) industrial companies and (iii) subcontractors, homeowners and others. Commercial construction and industrial customers accounted for approximately 50% and 40%, respectively, of Prime's total revenues in 1995, with subcontractors, homeowners and other customers generating the remaining 10%.

    COMMERCIAL CONSTRUCTION. Prime's commercial construction customers include national and regional contractors and subcontractors involved in commercial construction projects, such as office and apartment buildings, roads, bridges and highways, and plants and other manufacturing facilities. Prime's equipment is used in each phase of a commercial construction project, and includes backhoes used for digging, compaction equipment used for compacting earth, trowels used for laying concrete, and welding machines, booms and lifts used in the construction of buildings. Although the commercial construction market is cyclical on a regional basis, Prime's geographic diversity makes it less sensitive to downturns in any one region.

    INDUSTRIAL. Management believes Prime is one of the largest suppliers of rental equipment to industrial companies in the southern United States, based upon equipment rental revenues. Prime's industrial customers, many of which operate 24 hours per day and seven days per week, use equipment rented from Prime to perform work required to construct, maintain and repair major industrial and manufacturing facilities. Prime's industrial customers represent a broad range of industries including pulp and paper, chemical, petrochemical, steel, aluminum and textiles. In addition, Prime serves several public utilities. Aerial equipment such as boom lifts and platforms is used by industrial customers to conduct safety inspections and routine maintenance, while equipment such as air tools and air compressors is used in combustible environments where the risk of explosion prevents the use of electrical tools and equipment. Prime has benefited from the growing trend of large industrial corporations towards outsourcing many non-core components of their businesses and heightened safety and environmental standards that require compliance and ongoing maintenance by industrial customers.

    SUBCONTRACTORS, HOMEOWNERS AND OTHERS. Primarily through 11 yards in Texas, Prime rents landscaping, plumbing, remodeling and home improvement tools to subcontractors, homeowners and other customers. Equipment rentals to subcontractors and homeowners generally are for shorter periods (often one to two days) and provide higher gross margins relative to other market segments, but require greater maintenance and management time than commercial and industrial rentals. Revenues from subcontractors, homeowners and others accounted for approximately 10% of Prime's total revenues in 1995, and Management does not anticipate any material expansion in this business segment.

PRODUCTS AND SERVICES

    Equipment rental, including the Integrated Rental Management-TM- program and shutdown and turnaround services, represents Prime's principal line of business. In 1995, rental equipment together with rental-related revenue (such as damage waiver income, delivery charges, labor charges and warranty income), accounted for 62.9% of Prime's total revenues. Prime also acts as a distributor of new equipment on behalf of nationally known equipment manufacturers. Revenues from the sale of new equipment accounted for approximately 14.3% of Prime's total revenues in 1995. The balance of Prime's 1995 revenues were derived from the sale of parts and related merchandise such as diamond saw blades, coolers, gloves and safety equipment (13.3%) and the sale of used rental equipment (9.5%).

    RENTAL EQUIPMENT. Prime believes it offers one of the most comprehensive and well-maintained fleets of equipment in the rental equipment industry. Prime believes that its new-equipment distribution relationships, together with the volume of its equipment purchases, help it to achieve favorable pricing and terms on its rental fleet equipment purchases. Prime's rental fleet consists of approximately 40,000 pieces of equipment. Five categories of equipment represented approximately 75.7% (based on original cost) of Prime's total rental equipment fleet as of December 31, 1995: (i) platforms and booms (28.7%), (ii) forklifts (14.4%), (iii) air compressors and dryers (13.4%), (iv) loaders and backhoes (11.8%) and (v) scissors and vertical platforms (7.4%). The mix of equipment at each of Prime's rental equipment yards is tailored to meet the demands of the local customer base.

    Prime seeks to maintain a modern efficient rental fleet through regular sales of used rental equipment and ongoing capital investment in new rental equipment. In addition, Prime believes it has one of the most advanced preventive maintenance programs in the rental equipment industry. This program extends the useful life of Prime's rental equipment and produces higher resale prices. Management attempts to balance the objective of obtaining acceptable prices from equipment sales against the revenues obtainable from used equipment rentals. As of September 30, 1996, the weighted average age of the various categories of Prime's rental equipment was 36 months. Over the last five years, Prime received an average of 58% of the original cost of equipment upon resale, largely due to the ongoing preventative maintenance of the equipment and its significant remaining useful life at the time of resale. The weighted average age of equipment sold was 66 months for 1995, and 67 months for the first nine months of 1996.

    Prime believes that many customers choose to rent equipment rather than to purchase or lease it in order to minimize capital requirements and maintenance costs and to maximize the flexibility of equipment utilization and availability. Accordingly, Prime offers flexible rental terms and conditions to its customers. Customers may rent equipment by the day, week or month, with the daily rental rate declining as the duration of the rental term increases. During 1995 and the first nine months of 1996, the average rental was for a period of 13 days. Generally, Prime's industrial customers tend to rent for longer periods of time than commercial construction customers, subcontractors or homeowners. Prime provides 24 hour maintenance, repair and support services to customers, including service at the customer's job site.

    INTEGRATED RENTAL MANAGEMENT-TM- PROGRAM. Prime believes that the Integrated Rental Management-TM- program offers an attractive opportunity for growth by capitalizing on Prime's customized POS system and strong national account relationships. Prime has entered into agreements with certain "Fortune 500" industrial companies to act as the exclusive supplier and manager of industrial rental equipment used by each such customer, its contractors and subcontractors in connection with repair, maintenance and construction at certain of such customers' plants. Prime believes that customers benefit from this arrangement in a number of ways, including cost savings, reduced capital investment in equipment and related maintenance costs, and increased ability to focus on their core operations through outsourcing equipment needs. Prime benefits through increased revenues, as well as the reduction of operating costs, and improved fleet utilization rates as a result of the sole-source arrangement with the customer. The existing Integrated Rental Management-TM-contracts generally require up to several months notice for termination. There can be no assurance that Prime will be able to maintain its existing Integrated Rental

Management-TM- contracts or obtain additional Integrated Rental Management-TM-contracts in the future. If Prime's existing Integrated Rental Management-TM-contracts were to be terminated by the customers, Prime would redeploy the rental equipment dedicated to servicing those contracts among its existing rental equipment yards and, if necessary, proportionately reduce its purchases of new rental equipment. Management believes that the Integrated Rental Management-TM- program affords significant growth opportunities due to the trend by industrial companies toward outsourcing non-core components of their businesses.

    SHUTDOWN AND TURNAROUND SERVICES. Prime's "Turnaround Central" operation, located in Houston, Texas, is dedicated to providing industrial customers with the equipment, tools and supplies needed to perform scheduled periodic maintenance and repairs ("turnarounds") as well as required repairs resulting from accidents or emergencies that curtail operations ("shutdowns"). In addition, Prime assists the customer in managing and monitoring the location and utilization of the equipment and tools by utilizing a bar-code scanning system that enables Prime's personnel to track the equipment and identify the employees of the customer using such equipment. The lost production experienced as a consequence of turnarounds and shutdowns make these procedures costly to manufacturers who therefore place a premium on efficiency and speed in accomplishing the required maintenance or repairs. Turnaround Central is generally able to deliver its comprehensive package to a customer anywhere in the United States in less than 24 hours. Management believes that few of Prime's competitors offer specialized services tailored to meet the demands of turnarounds and shutdowns. The Turnaround Central operation helps to promote Prime's relationships with its industrial customers by efficiently providing them with a critical, value-added service.

    SALES OF NEW EQUIPMENT. Prime is a distributor for over 30 major equipment manufacturers, including JLG Industries, Inc., Simon Aerials, Inc., Snorkel-Economy and Genie Industries (booms and high-reach equipment), Lull Industries, Inc. and Gehl Construction (rough terrain forklifts and skid-steer loaders), Sullair Corporation (air compressors), Chicago Pneumatic Tool Company (air tools), Target Products, Inc. (concrete saws) and Wacker Corporation (earth compaction equipment). Prime is the leading distributor of various lines of equipment for several of these manufacturers. During 1995, five categories of equipment, consisting of air compressors and dryers, platform booms, saws, compaction equipment and forklifts, accounted for approximately 55.9% of Prime's sales of new equipment. Prime believes that its distribution relationships, together with the volume of its purchases, help it to achieve favorable prices and terms on equipment purchased for its rental fleet. Sales of new equipment offer flexibility to the customer and also provide Prime with improved relationships and visibility with its customers.

    SALES OF USED EQUIPMENT. Prime maintains a regular program of selling used equipment in order to adjust the size and composition of its rental fleet to changing market conditions and to maintain the quality of its available rental fleet. Prime is generally able to achieve favorable sales prices for its used equipment due to its strong preventive maintenance program and its practice of selling used equipment before it becomes obsolete or irreparable. Management is also able to adjust and balance the rate of used equipment sales and new equipment purchases to deal with changing economic conditions and thereby minimize the short-term adverse effects of declines in economic activity. In general, Prime seeks to sell approximately 12-15% of its used equipment rental fleet each year based on original cost. The weighted average age of equipment sold in 1995 was 66 months. Sales of used equipment are accomplished by Prime in several ways, including: (i) directly from rental equipment yards; (ii) from Prime's two dedicated used equipment yards (one in Texas and one in Florida);
(iii) through advertising; and (iv) through auctions.

    RELATED PARTS AND MERCHANDISE SALES. Prime also sells parts, supplies and merchandise, including diamond and regular saw blades, drill bits, shovels, goggles, hard hats and other safety gear and coolers, as a complement to its equipment rental and sale business.

    OTHER SERVICES. Prime also offers maintenance service to its customers that own equipment and generates revenues from damage waiver charges, delivery charges (particularly for larger pieces of equipment) and warranty income. Although these services comprised only 6% of Prime's total revenues for 1995, they provide relatively high margins and contribute to Prime's profitability.

PURCHASING AND SUPPLIERS

    Prime's size, purchasing volume and new equipment distribution relationships enable it to purchase equipment directly from manufacturers at prices and on terms that Prime believes to be more favorable than are available to its smaller competitors. All of Prime's purchasing is coordinated through its central purchasing department. All suppliers of Prime must meet specified standards of quality and experience. Prime participates in dealer quality councils and training programs with certain of its suppliers. The favorable pricing, service, training and information that Prime receives from its suppliers represent a competitive advantage that Prime believes is significant. Prime's Product Evaluation Committee meets quarterly to analyze the effectiveness, quality and profitability of Prime's equipment and to address equipment procurement issues. The Product Evaluation Committee is composed of corporate management and yard employees whose experience with specific equipment brands and models, supplemented by performance data captured by Prime's POS system, provides the basis for equipment procurement decisions. Prime believes that it could replace any of its existing suppliers if it were to lose its ability to purchase equipment from such suppliers.

MAINTENANCE PROGRAM

    Prime's preventive maintenance program establishes a schedule of preventive maintenance customized to each category of equipment. To administer this program, Prime employs a full-time staff of 468 trained mechanics, who perform equipment maintenance at Prime's yards and at customers' job sites. In contrast, Prime believes that many of its competitors do not practice preventive maintenance to the same extent as Prime and tend to focus a greater portion of their maintenance efforts on repairing damaged or inoperable equipment. As a result of this program, Prime believes that it is able to obtain more dependable performance from its rental equipment fleet, extend the useful life of its rental equipment fleet and obtain more favorable prices when used rental equipment is sold.

POS SYSTEM

    Prime's advanced proprietary POS system, which has been in place in all of Prime's rental equipment yards since October 1992, is used by Prime for the day-to-day management of approximately 40,000 pieces of rental equipment. This computer system links all of Prime's rental equipment yards, headquarters and other facilities, permitting universal access to real-time data concerning the location, rental status and maintenance history of each piece of equipment in the rental fleet. In addition, the POS system provides information concerning customer sales and credit histories, generates rental contracts and processes more than 65,000 invoices per month. The POS system is linked to Prime's management information system, which provides management with access to up-to-date financial information concerning Prime's performance. Prime's systems professionals also developed the customized, proprietary software used in Prime's Integrated Rental Management-TM- program, as well as software programs for specific customer needs. Prime's data center, located at its headquarters in Houston, Texas, employs an IBM mainframe computer system for its flexibility and capacity to accommodate Prime's systems needs for the near future. In the event Prime's POS system becomes disabled, Prime has retained disaster recovery back-up services which will provide computer systems at several off-site locations. The Company believes that its current information systems, along with its internal development staff and outside consultants, will provide the necessary flexibility to accommodate changing customer needs and future growth of the Company.

SALES, MARKETING AND ADVERTISING

    Prime markets its services in four principal ways, the most important of which is marketing through its sales force. Prime also has developed a national accounts program, a telemarketing program and certain promotional activities to supplement and support the efforts of Prime's sales force.

    SALES FORCE. Prime markets its products and value-added services primarily through its 196 member sales force, consisting of the Vice President of Sales and Marketing, three Directors of Sales, and 14 sales managers who oversee 178 sales representatives. Prime's sales force is knowledgeable about all of Prime's services and products, including the rental of equipment, sales of new and used equipment, sales of parts and merchandise, and Prime's value-added rental services, including Integrated Rental Management-TM- and Turnaround Central. Operating directly from the local rental equipment yards, sales managers and representatives call regularly on contractors' job sites and industrial facilities in their sales territories, often assisting customers in planning for their equipment requirements. Prime also provides its sales force with extensive training, including frequent in-house training by supplier representatives regarding the operating features and maintenance requirements of new equipment. Members of Prime's sales force earn commissions on all equipment rentals and sales that they generate.

    NATIONAL ACCOUNTS. Prime's national accounts department is dedicated exclusively to marketing to large customers with a nationwide presence in order to develop regional or multi-regional relationships. The national accounts department supplements the efforts of the sales force whose members deal directly with management of the local production facilities of national firms. National account marketers call on the corporate headquarters of Prime's main industrial and commercial construction customers in order to expand existing business relationships to include additional production facilities or construction sites. Multi-facility arrangements are covered by "blanket" contracts with the national accounts department. The terms of these blanket contracts typically designate Prime as the preferred supplier of rental equipment at designated customer facilities. Since the national accounts program was initiated in 1991, the number of national account customers has increased from 42 to 86 (representing approximately 350 operating facilities to which Prime rents and sells equipment under blanket contracts). In 1995, national account customers represented approximately 13.4% of Prime's total revenues, and Prime's top ten national accounts represented over 7.6% of Prime's total revenues.

    RENTAL CRITERIA. Prime's rental criteria differ from those of a traditional leasing company, in that the duration of a rental period is shorter and therefore credit exposure is lower. Prime's rental periods range from an average of four days for a smaller subcontractor or residential user to 18 days for industrial customers, with an overall average rental period of 13 days. Other than customers who pay by cash, check or credit card, potential customers who are applying for open account status must receive credit approval from the Company's credit department prior to the delivery of any rental equipment.

    TELEMARKETING. Management believes that Prime's telemarketing program is one of the most advanced programs currently in use in the rental equipment industry. Prime's telemarketing department, which was established in 1991, employs four full-time telemarketers who are based at Prime's headquarters in Houston and make approximately 2,200 targeted telephone calls per month, or 100 telephone calls per day per telemarketer. The telemarketers are aided by in-house, custom-designed software, which contains an extensive database providing access to over 250,000 active or potential customers. This database enables the telemarketers to understand each prospect's activities and their potential equipment needs before placing a call. The primary objectives of the telemarketers are: (i) to generate leads and open new accounts for sales personnel in the field by calling on companies in a targeted geographical area;
(ii) to call on inactive accounts to review whether they have current or near-term equipment needs; and (iii) to perform market research.

    PROMOTIONAL ACTIVITIES. Prime actively promotes its services by direct mail and advertising in the yellow pages of telephone directories in the markets it serves. Prime also hosts open houses, customer appreciation events and other special promotional events. Prime provides a toll-free telephone number that automatically connects the caller to Prime's rental equipment yard closest to that caller. Furthermore, Prime also prints its marketing materials in Spanish to address the Hispanic customer base in many of its markets in the southwestern United States.

    INTERNET WEB PAGE. In addition to its principal marketing methods, in October 1996 the Company launched an internet web page that is anticipated to be used as a marketing tool to describe the Company's locations, product lines, and used rental equipment available for sale.

PROPERTIES

    Prime owns 47 of its rental locations and leases 47 rental locations as well as its approximately 23,000 square foot headquarters space in Houston, Texas, with the majority of its leases having multiple five- or ten-year renewal options. These figures do not include the seven Integrated Rental Management-TM-service centers that are located on-site at customer-owned locations. As part of its 101 yards, Prime also operates a used rental equipment yard in each of Texas and Florida, equipment service centers at various sites, a national warranty center, and the Turnaround Central facility. Prime has granted mortgages on 40 of its owned real property sites to the lenders under its credit facility to secure Prime's obligations thereunder. The total investment in owned facilities is approximately $25.5 million at September 30, 1996, while the average base rent on leased facilities is approximately $66,000 annually. Management believes that none of Prime's leased facilities, individually, is material to the operations of Prime. In addition, Prime maintains a fleet of 892 trucks and 174 trailers, of which 137 trucks and 112 trailers are owned by Prime as of September 30, 1996.

COMPETITION

    The rental equipment industry is fragmented and highly competitive. Each market in which Prime operates is served by numerous competitors, ranging from large multi-regional or regional companies, such as Hertz Equipment Rental (currently the largest rental equipment company), to small, independent businesses with a limited number of locations. Prime believes that participants in the rental equipment market compete on the basis of service, breadth of product line, quality and price. In general, Prime believes that regional and multi-regional operators, especially larger operators such as Prime, enjoy substantial competitive advantages over small, independent rental businesses who cannot afford to maintain the broad and extensive rental equipment fleet and high level of maintenance and service that Prime offers. In its markets, Prime believes that its POS system, its commitment to customer service and fleet maintenance and its centralized management systems enable it to compete successfully with other large regional and multi-regional operators.

EMPLOYEES

    At September 30, 1996, Prime had a total of 1,848 employees, of which 726 were salaried and 1,122 were hourly personnel. Of these, 157 were involved in administration, 205 in sales and marketing, and 1,486 in operations and rental equipment yard management. Prime is committed to, and has realized significant benefits from, its formal employee training programs including the Quality Improvement Program and management and salesforce training programs. Prime believes that this investment in its employees, in conjunction with services such as safety awareness programs for both customers and employees and drug- and alcohol-free workplace policies, is a competitive advantage that positions Prime to be responsive to customer needs. None of Prime's work force is unionized and management believes that its relationship with employees is satisfactory.

TRADE NAMES

    Primeco is the owner of the trademark PRIME EQUIPMENT-Registered Trademark-registered with the U.S. Patent and Trademark Office for use in connection with the rental of light to medium construction equipment. Prime has also filed with the U.S. Patent and Trademark Office a declaration of intent to use the trademark Integrated Rental Management-TM-. Although management believes that the PRIME EQUIPMENT-Registered Trademark- name is recognized among customers in the industry, it does not believe that Prime's operations are dependent to any significant extent on any single trade name. Primeco has granted its lenders under its credit facility a lien on its intellectual property, including the PRIME EQUIPMENT-Registered Trademark- trademark.

ENVIRONMENTAL REGULATION

    Prime is subject to various evolving Federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations, and, in many cases, could require Prime to remediate a site to meet applicable legal requirements.

    In 1995, Prime spent approximately $1.3 million on environmental matters, including costs related to remediation, compliance, and capital requirements, and has budgeted expenditures of approximately $4.4 million in 1996 for such matters. At September 30, 1996, Prime had a reserve for environmental remediation of $7.0 million and a related receivable from state trust fund programs and a seller of certain yards of $2.1 million. The actual cost of remediating environmental conditions may be different than that accrued by Prime due to the difficulty in estimating such costs and due to potential changes in the status of legislation and state reimbursement programs. The Company does not maintain an insurance policy for environmental matters.

    Management believes that the amounts required to correct any identified environmental condition and to maintain compliance with applicable environmental regulations will not have a material adverse effect on the financial condition or results of operations of Prime. See Note 9 to Consolidated Financial Statements.

LEGAL PROCEEDINGS

    From time to time, the Company has been and is involved in various legal proceedings, all of which management believes are routine in nature and incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth the name, age and position of each of the directors, executive officers and certain key employees of the Company and Primeco. Each director of the Company will hold office until the next annual meeting of shareholders of the Company or until his successor has been elected and qualified. Officers of the Company are elected by the Board of Directors of the Company and serve at the discretion of the Board of Directors.

NAME                                                    AGE                             POSITIONS
--------------------------------------------------      ---      --------------------------------------------------------
Thomas E. Bennett.................................          51   President, Chief Executive Officer, Director
Brian Fontana.....................................          38   Executive Vice President, Chief Financial Officer
Kevin L. Loughlin.................................          46   Director of Finance, Treasurer, Secretary
John D. Latimer...................................          50   Controller, Assistant Treasurer, Assistant Secretary
Peter A. Post.....................................          52   Vice President Operations
James O. York.....................................          53   Vice President of Sales and Marketing
Gerald E. Lane....................................          55   Director of Central Division
Michael Gordon....................................          44   Director of Eastern Division
Rick L. McCurry...................................          49   Director of Western Division
Christopher J. O'Brien............................          38   Director
Charles J. Philippin..............................          45   Director
Jon P. Hedley.....................................          35   Director
Christopher J. Stadler............................          32   Director
Robert M. Howe....................................          59   Director

    Thomas E. Bennett joined the Company in 1975 as Equipment Manager. He became a Rental Equipment Yard Manager in 1978 of the Company's largest distribution location, and was named Regional Manager in 1979. In 1987, Mr. Bennett was promoted to Vice President of the Southwest Division. In 1988, he was selected as the Vice President of Operations and of the Company and was named President, Chief Executive Officer and a director in 1990. Prior to joining the Company, Mr. Bennett worked for Tool Crib, Inc. for 11 years.

    Brian Fontana joined Primeco on April 1, 1996 as Executive Vice President and Chief Financial Officer. Mr. Fontana was employed previously with National Convenience Stores, Incorporated (NCS), a company traded on the New York Stock Exchange until it was acquired by Diamond Shamrock in 1995. Mr. Fontana joined NCS in 1990 as Assistant Treasurer and was appointed to Treasurer in February 1992. In August 1993, he was promoted to Vice President and Treasurer of NCS, a position he held until December 1993, when Mr. Fontana was named Vice President and Chief Financial Officer of NCS.

    Kevin L. Loughlin joined the Company in 1980 as Controller and Vice President of Finance and held this position until 1990, when he was named Executive Vice President, Chief Financial Officer, Secretary and Treasurer. He was elected a director of the Company in January 1995. From 1973 to 1979, Mr. Loughlin was employed by W.R. Grace where he served in various accounting and financial capacities. Prior to joining W.R. Grace, Mr. Loughlin was an accounting supervisor for Dun & Bradstreet from 1971 to 1973.

    John D. Latimer served as Assistant Controller of the Company from 1979 to 1989. In 1982, he was elected to the office of Assistant Secretary of the Company. In December 1989, he was named Controller and Assistant Treasurer of the Company.

    Peter A. Post joined the Company in 1979 as a Rental Equipment Yard Manager. In December 1979, Mr. Post was promoted to Regional Manager for East Texas, Louisiana and Alabama, where he served until 1988 when he was named Vice President of Operations for the Southwest Division. In January 1990, Mr. Post became Vice President, Southwest Division.

    James O. York joined the Company in April, 1996 as the Vice President of Sales and Marketing. Prior to joining Primeco, Mr. York held similar positions during the past 17 years with Tate, Inc. and Trak International, both of which are manufacturers of construction and industrial equipment.

    Gerald E. Lane joined the Company in 1981 as a Rental Equipment Yard Manager. In 1983, he was promoted to Regional Manager and in October 1992, was named Vice President, Southeast Division. Prior to joining the Company, Mr. Lane worked for Hertz Equipment Rental Company for 18 years.

    Michael Gordon joined the Company in 1981 as a sales representative. In 1982, he was promoted to Rental Equipment Yard Manager. In 1988, Mr. Gordon was promoted to Regional Manager for the Houston area. In 1993 he became Regional Manager for the Company's California Region. Mr. Gordon was promoted to Director of the Eastern Division in September 1995. Prior to joining the Company, Mr. Gordon was employed by JLG Industries for three years.

    Rick L. McCurry joined the Company in 1989 as Regional Manager for North Texas and Oklahoma. He remained in this position until September 1995 when he was named Director of Operations Western Division. Prior to joining the Company, Mr. McCurry served as General Manager at Zuni Rental in Albuquerque, New Mexico for six years.

    Christopher J. O'Brien became director of Prime in December 1994. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since November 1993. Mr. O'Brien is a director of Simmons Company.

    Charles J. Philippin became a director of Prime in December 1994. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since October 1994. Prior to joining Investcorp, Mr. Philippin was a partner with Coopers & Lybrand L.L.P. Mr. Philippin is a director of Saks Holdings, Inc. and Simmons Company.

    Jon P. Hedley became a director of Prime in September 1996. He has been an executive of Investcorp, its predecessor or one of more of its wholly-owned subsidiaries since April 1990. Mr. Hedley is a director of Saks Holdings, Inc. and Simmons Company.

    Christopher J. Stadler became a director of Prime in September 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining Investcorp, Mr. Stadler was a Director with CS First Boston Corporation.

    Robert M. Howe became a director of the Company on October 29, 1996. For the last five years prior to his retirement this year, Mr. Howe served as President, Chief Operating Officer and a director of MAPCO, Inc., a diversified energy company. Mr. Howe is a director of Carbide Graphite Group, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors of the Company will establish an audit committee (the "Audit Committee"). The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee initially will consist of an independent director who the Company intends to elect prior to the consummation of the Offering.

    COMPENSATION COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors of the Company will establish a compensation committee (the "Compensation Committee") to establish remuneration levels for executive officers of the Company and oversee implementation of the Company's stock option plans and any other incentive programs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Company's Board of Directors.

DIRECTOR COMPENSATION

    The Company pays no additional remuneration to its employees or to executives of Investcorp for serving as directors. Other directors will receive an annual retainer of $25,000 in cash and incentive compensation, including but not limited to restricted stock, $1,500 for each regular or special meeting and reimbursement of out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees of the Board on which they serve.

EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation earned in the previous three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose remuneration exceeded $100,000 (collectively, the "Named Executive Officers"). The current compensation arrangements for each of these officers are described in "Employment Arrangements".

                                                                                                         PRIME
                                                                                            LTIP       (OPTIONS)       ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR       SALARY     BONUS(1)   PAYOUTS(2)     (#)(3)      COMPENSATION(4)
----------------------------------------------------  ---------  ----------  ----------  -----------  -----------  -----------------
Thomas E. Bennett...................................       1995  $  225,000  $  330,000      --            58,352  $           4,620
  Chief Executive Officer                                  1994     172,500      95,757     $74,000       --                   4,620
                                                           1993     161,000      93,980      --           --                   4,497

Kevin L. Loughlin...................................       1995     140,000     160,000      --           19,438            4,620
  Director of Finance,                                     1994     135,600      63,544   47,017          --                4,620
  Treasurer and Secretary                                  1993     130,000      61,750      --           --                4,497

Peter A. Post.......................................       1995     130,625     140,000      --           16,861            4,620
  Vice President of Operations                             1994     110,500      41,387   38,040          --                4,620
                                                           1993     105,000      30,975      --           --                4,122

Gerald E. Lane......................................       1995     110,000     110,000      --           14,520            4,620
  Director of Central Division                             1994      96,700      56,441   14,080          --                4,620
                                                           1993      86,000      51,887      --           --                2,944

John D. Latimer.....................................       1995      97,983      29,792      --           10,363            3,863
  Controller                                               1994      94,650      30,288     490           --                3,673
                                                           1993      91,000      27,300      --           --                3,218

------------------------

(1) Earned in year shown but paid in subsequent year.

(2) Amounts paid upon termination of Artemis's phantom stock plan pursuant to the 1994 Acquisition.

(3) Following the closing of the 1994 Acquisition, certain members of management were offered the opportunity to purchase shares of Common Stock from the original investors at a price of $3.86 per share (the price per share paid by the original participants in the 1994 Acquisition). The number of shares purchased by the Named Executive Officers were as follows: Thomas E. Bennett (58,352);

    Kevin L. Loughlin (19,438); Peter A. Post (16,861); Gerald E. Lane (14,520); and John D. Latimer (10,363).

(4) Amounts paid pursuant to the Company's defined contribution 401(k) plan matching program.

    The following table provides information with respect to stock options granted during the fiscal year ended December 31, 1995 to the Named Executive
Officers:

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF STOCK
                                                                                                     PRICE APPRECIATION FOR
                                                         INDIVIDUAL GRANTS                              OPTION TERM (D)
                                -------------------------------------------------------------------  ----------------------
                                   NUMBER OF     PERCENT OF TOTAL
                                  SECURITIES          OPTIONS
                                  UNDERLYING        GRANTED TO        EXERCISE OF
                                OPTIONS GRANTED    EMPLOYEES IN     BASE PRICE PER     EXPIRATION
NAME                                  (A)           FISCAL YEAR          SHARE            DATE         5% (B)     10% (C)
------------------------------  ---------------  -----------------  ---------------  --------------  ----------  ----------
Thomas E. Bennett.............         58,352             26.3%        $    3.86       Jan. 1, 2005  $  142,962  $  363,533
Kevin L. Loughlin.............         19,438              8.7              3.86       Jan. 1, 2005  $   47,623  $  121,099
Peter A. Post.................         16,861              7.6              3.86       Jan. 1, 2005  $   41,309  $  105,044
Gerald E. Lane................         14,520              6.5              3.86       Jan. 1, 2005  $   35,574  $   90,460
John D. Latimer...............         10,363              4.7              3.86       Jan. 1, 2005  $   25,389  $   64,561

------------------------

(a) The options are for shares of Common Stock and were granted on December 2, 1994, and vest at 20% per year over five years upon achievement of certain objectives. Prime achieved its 1995 objective and 20% of the options for each Named Executive Officer vested on March 30, 1996. To the extent not earlier vested or terminated, all options will vest on the tenth anniversary of the date of grant and will expire 30 days thereafter if not exercised. All options will also vest upon certain changes in control. Upon consummation of the Offering, the vesting schedule for these options has accelerated such that an additional 20% of the options will vest upon closing of the Offering and 30% of such options will vest on each of December 31, 1997 and 1998.

(b) Represents an assumed market price per share of $6.31.

(c) Represents an assumed market price per share of $10.09.

(d) The dollar amounts under columns headed 5% and 10% represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of share price appreciation over the full option term. These assumed rates for a 5% hypothetical gain would result in a price per share on January 1, 2005 of $6.31 and for a 10% hypothetical gain would result in a price per share on January 1, 2005 of $10.09.

    The following table contains certain information regarding options to purchase shares of Common Stock held as of December 31, 1995 be each of the Named Executive Officers. None of such Named Executive Officers exercised any options during fiscal 1995.

                                                                   NUMBER OF SECURITIES UNDERLYING
                                                                   UNEXERCISED HOLDINGS OPTIONS AT
                                                                                FY-END
                                                                 ------------------------------------
    NAME                                                            EXERCISABLE     UNEXERCISABLE (A)
---------------------------------------------------------------  -----------------  -----------------
Thomas E. Bennett..............................................              0             58,352
Kevin L. Loughlin..............................................              0             19,438
Peter A. Post..................................................              0             16,861
Gerald E. Lane.................................................              0             14,520
John D. Latimer................................................              0             10,363

------------------------

(a) Options are for shares of Common Stock and vest 20% per year over five years upon achievement of certain objectives. Prime achieved its 1995 objective and 20% of the options for each Named Executive Officer vested on March 30, 1996. Upon consummation of the Offering, the vesting schedule for these options will accelerate such that an additional 20% of the options will vest upon closing of the Offering and 30% of such options will vest on each of December 31, 1997 and 1998.

EMPLOYEE BENEFIT PLANS

    The Company has a noncontributory defined benefit pension plan (the "Plan") covering substantially all of its employees. The following table sets forth the estimated annual benefits payable upon retirement under the Plan based on retirement at age 65 and 1995 covered compensation of $25,920:

                                                                               YEARS OF SERVICE
                       REMUNERATION                          -----------------------------------------------------
                   (I.E. FINAL EARNINGS)                        15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000...................................................  $  24,971  $  33,055  $  41,319  $  49,583  $  57,846
$150,000 and above.........................................     30,041     40,055     50,069     60,083     70,096

    For each of the individuals listed above, the Plan covers total compensation as listed in the Summary Compensation Table, but limited to $150,000 as required by the Employee Retirement Income Security Act of 1974. Each of the five officers listed in the Summary Compensation Table has credited service as of December 31, 1995 of 6.3 years. Benefits under the Plan are based on (i) final earnings (the highest five consecutive years' earnings out of the last ten years before retirement date or average earnings received in the last five full years before early retirement or termination of employment), (ii) covered compensation (the average of the Social Security Taxable Wage Bases for the 35-year period ending at Social Security Retirement Age) and (iii) years of credited service. Benefits under the Plan are determined by a formula which multiplies (x) the sum of 1% of final earnings up to covered compensation and 1.4% of final earnings in excess of covered compensation by (y) the years of credited service up to 35 years. There is no reduction for early retirement at age 62. The Company's policy is to fund all current and prior service costs. Plan assets are invested in various segregated accounts with an insurance company. Benefits under the Plan are not subject to any offset.

    The Company also sponsors a defined contribution 401(k) plan that covers substantially all employees. The Company matches 50 percent of employee contributions limited to a maximum equal to three percent of eligible employee compensation. Company contributions to the plan were approximately $471,000, $588,000 and $633,000 in 1993, 1994 and 1995, respectively.

EMPLOYMENT ARRANGEMENTS

    Primeco has entered into employment agreements with Thomas E. Bennett, Brian Fontana, Kevin L. Loughlin, Peter A. Post and Gerald E. Lane. Mr. Bennett's agreement, effective as of December 2, 1994, provides that he shall serve as President and Chief Executive Officer. Upon the expiration of the initial seven year term, Mr. Bennett's agreement shall automatically be extended for an additional term of one year, unless either party has notified the other party of its election to terminate the agreement, not later than 90 days prior to the scheduled expiration date. During the term of employment, the agreement provides for an annual base salary of $225,000 subject to annual review by the Board provided that the level of base salary shall not be subject to reduction. Mr. Bennett's current annual base salary is $240,000. Mr. Bennett is entitled to participate in the management cash incentive bonus program, and in all fringe benefit programs maintained by Primeco. Mr. Bennett's employment agreement also provides that in the event that Primeco terminates his employment or elects to not renew the agreement other than for cause, Mr. Bennett will receive monthly one-twelfth of his annual base salary at the time of such termination for the period ending on the earlier of the expiration date of the employment agreement or the first anniversary of the date of termination. If Mr. Bennett's employment is terminated by death, Primeco shall pay to Mr. Bennett's estate or legal representative a lump sum payment equal to 25% of Mr. Bennett's annual base salary in effect at such time. If Mr. Bennett's employment is terminated based upon a permanent disability, Primeco shall pay to Mr. Bennett a lump sum of 50% of Mr. Bennett's annual base salary in effect at such time.

    Mr. Fontana, Mr. Loughlin, Mr. Post and Mr. Lane's employment agreements are substantially identical to Mr. Bennett's except that the annual base salaries differ, the initial term for Mr. Lane is three years, and the initial term for Messrs. Fontana, Post and Loughlin is five years. The initial annual base salaries for Messrs. Fontana, Loughlin, Post and Lane were $160,000, $140,000, $125,000 and $110,000, respectively. The current annual base salaries for Messrs. Fontana, Loughlin, Post and Lane are $160,000, $150,000, $150,000 and $115,000, respectively.

    Upon his employment, Mr. Fontana also purchased 25,918 shares of Common Stock at a purchase price of $3.86 per share and was awarded options for 25,918 shares of Common Stock with an exercise price of $3.86 per share. Mr. Fontana will also participate in Prime's bonus plan. Bonuses awarded under the plan for 1996 would be paid in 1997.

    Upon his employment, Mr. York purchased 12,959 shares of Common Stock at a purchase price of $3.86 per share and was awarded options for 12,959 shares of Common Stock with an exercise price of $3.86 per share. The options for Messrs. Fontana and York shall vest 20% at the consummation of the Offering, 20% at December 31, 1997, and 30% at each December 31, 1998 and 1999.

    The Company has entered into an employment agreement on substantially the same terms as Mr. Bennett's with James O. York, except that Mr. York's agreement has an initial term of five years and Mr. York's initial base salary is $125,000, his current annual salary prior to entering into the agreement.

MANAGEMENT STOCK INCENTIVE PLANS

    The Old Stock Plan provides incentives to employees and directors of Prime and Primeco by granting them awards tied to the Common Stock. The Old Stock Plan will be administered by the Compensation Committee, which will have broad authority in administering and interpreting the Old Stock Plan. Awards to employees are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options or stock appreciation rights. Options granted under the Old Stock Plan may be options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted under the Old Stock Plan to an employee may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of Prime. Upon consummation of the Offering, the Company does not contemplate making any further awards under the Old Stock Plan.

    In connection with the Offering, Prime has adopted the New Stock Plan. The New Stock Plan will be administered by the Compensation Committee, which will have broad authority in administering the New Stock Plan. Awards to employees may take the form of options, sales or grants of restricted stock, or stock appreciation rights. Options granted under the New Stock Plan may be options intended to qualify as ISOs, and those not intended to so qualify. An award granted under the New Stock Plan to an employee may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events. The Company has reserved 1,500,000 shares of Common Stock for issuance under the New Stock Plan.

    The Company has approved the grant to its executive officers of options under the New Stock Plan to purchase the following number of shares of Common
Stock:

                            NAME                              NUMBER OF SHARES
------------------------------------------------------------  -----------------

Thomas E. Bennett                                                    154,275
Brian Fontana                                                         36,300
Kevin L. Loughlin                                                     25,410
Pete A. Post                                                          19,965
James O. York                                                         19,965

    Such options will be granted at the Offering price upon the consummation of the Offering. After consummation of the Offering, the options will vest over five years at 20% per year.

    The Company has also approved the grant of options upon consummation of the Offering for 90,750 shares of Common Stock in the aggregate on substantially the same terms to its management other than the executive officers listed above.

                              CERTAIN TRANSACTIONS

    The Company was capitalized with $70.0 million of equity contributed by Investcorp, its affiliates and other international and domestic investors and $10.0 million aggregate principal amount of Subordinated Notes acquired for $9 million by Invifin S.A., an affiliate of Investcorp, and other international investors. The Subordinated Notes are due on March 31, 2006 and bear interest at a fixed annual rate of 14%. See Note 8 to Consolidated Financial Statements. The Company capitalized Primeco with $79.0 million in exchange for 100% of the outstanding common and preferred stock of Primeco in connection with the consummation of the 1994 Acquisition. This capital contribution to Primeco, in addition to borrowings under the credit facility and the subordinated loan facility, provided the sources of the consideration for the 1994 Acquisition and related costs and fees. The Company paid $150,000 in fees to Invifin in connection with the Subordinated Notes. The Company intends to repay the Subordinated Notes with the proceeds from the Offering. Following repayment of the Subordinated Notes, the Company intends to contribute to Primeco the outstanding preferred stock of Primeco.

    In connection with the 1994 Acquisition, Primeco paid Investcorp International, Inc. ("III") fees of $2.7 million for arranging Primeco's credit facility. Primeco also entered into an agreement for management advisory, strategic planning and consulting services (the "Management Agreement") with III pursuant to which Primeco agreed to pay III $1.5 million per year for a five year term. Primeco prepaid III $4.5 million for the first three years of the term and agreed to make quarterly payments during the fourth and fifth years. In connection with the 1994 Acquisition, Primeco also entered into an agreement with Investcorp Bank E.C. ("EC") for a term of five years pursuant to which Primeco paid EC approximately $7.6 million in exchange for EC's assistance in arranging financing for the 1994 Acquisition and for EC's covenant not to arrange or facilitate the acquisition of a competitor of Primeco without Primeco's consent. These two agreements will be terminated in connection with the Offering.

    In connection with the purchase of American Hi-Lift, Equipment Rental Limited, Arlington Limited, Freeport Limited, LaPorte Limited and Plano Limited made a capital infusion of $9.4 million into the Company which, in turn, paid $1.0 million to III on February 26, 1996 for financial advisory services related to the purchase of American Hi-Lift. This capital contribution, plus borrowing from Prime's credit facility, provided funds for the completion of the American Hi-Lift purchase.

    The Company paid legal fees of approximately $197,000 and $82,000 in 1993 and 1994, respectively, to a law firm with which John Hyland, a former director of the Company who resigned upon the closing of the 1994 Acquisition, was affiliated during that time.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Common Stock immediately prior to and immediately following completion of the Offering, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock,
(ii) each director and executive officer named in the Summary Compensation Table, (iii) all executive officers and directors as a group, and (iv) each Selling Stockholder. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.

                                                 PRIOR TO THE OFFERING                         AFTER THE OFFERING(1)
                                                ------------------------  NUMBER OF SHARES   -------------------------
                                                 NUMBER OF                SUBJECT TO OVER-    NUMBER OF
NAME OF BENEFICIAL OWNER                          SHARES       PERCENT    ALLOTMENT OPTION      SHARES       PERCENT
----------------------------------------------  -----------  -----------  -----------------  ------------  -----------
Investcorp (2)................................   7,585,863         36.6%         --             7,200,460        24.7%
SIPCO Limited (3).............................   7,585,863         36.6          --             7,200,460        24.7
Arlington Limited (5).........................     616,594          2.9           33,579          583,015         2.0
Ballet Limited (5)............................       8,349            *              455            7,894           *
Denary Limited (5)............................       8,349            *              455            7,894           *
Equipment Equity Limited (4)..................     607,889          2.9           33,105          574,784         2.0
Equipment Holdings Limited (4)................   1,197,900          5.7           65,237        1,132,663         3.9
Equipment Investment Limited (4)..............   1,787,910          8.5           97,369        1,690,541         5.8
Equipment Rental Limited (4)..................   1,094,380          5.2           59,600        1,034,780         3.5
Equity PEA Limited (4)........................     901,863          4.3           49,115          852,748         2.9
Equity PEB Limited (4)........................     901,863          4.3           49,115          852,748         2.9
Equity PEC Limited (4)........................   1,240,062          5.9           67,533        1,172,529         4.0
Equity PED Limited (4)........................     370,416          1.8           20,173          350,243         1.2
Fleet Equity Limited (4)......................   1,197,900          5.7           65,237        1,132,663         3.9
Freeport Limited (5)..........................     616,594          2.9           33,579          583,015         2.0
Gleam Limited (5).............................       8,349            *              455            7,894           *
Highlands Limited (5).........................       8,349            *              455            7,894           *
Investcorp Investment Equity Limited (4)......      14,520            *              791           13,729           *
Laporte Limited (5)...........................     616,594          2.9           33,579          583,015         2.0
New Prime Equity Limited (4)..................     459,757          2.2           25,038          434,719         1.5
New Prime Investments Limited (4).............     457,198          2.2           24,899          432,299         1.5
Noble Limited (5).............................       8,349            *              455            7,894           *
Outrigger Limited (5).........................       8,349            *              455            7,894           *
PE Holdings Limited (4).......................   1,197,900          5.7           65,237        1,132,663         3.9
PE Investments Limited (4)....................   1,197,900          5.7           65,237        1,132,663         3.9
Plano Limited (5).............................     616,594          2.9           33,579          583,015         2.0
Prime Equity Limited (4)......................   1,197,900          5.7           65,237        1,132,663         3.9
Prime Holdings Limited (4)....................   1,197,900          5.7           65,237        1,132,663         3.9
Quill Limited (5).............................       8,349            *              455            7,894           *
Radial Limited (5)............................       8,349            *              455            7,894           *
Rental Equity Limited (4).....................   1,197,900          5.7           65,237        1,132,663         3.9
Rental Holdings Limited (4)...................   1,197,900          5.7           65,237        1,132,663         3.9
Shoreline Limited (5).........................       8,349            *              455            7,894           *
Zinnia Limited (5)............................       8,349            *              455            7,894           *
Thomas E. Bennett (6).........................      70,022            *          --                86,492(7)          *
Brian Fontana (6).............................      25,918            *          --                35,101(7)          *
Kevin L. Loughlin (6).........................      23,326            *          --                29,713(7)          *
Peter A. Post (6).............................      20,233            *          --                25,605(7)          *
Gerald E. Lane (6)............................      17,424            *          --                20,728(7)          *
John D. Latimer (6)...........................      12,436            *          --                16,508(7)          *
Jon P. Hedley.................................       7,107            *          --                38,107(7)          *
Christopher J. O'Brien........................       2,222            *          --                22,222(7)          *
Charles J. Philippin..........................      14,958            *          --                34,958(7)          *
Christopher J. Stadler........................      --                *          --                13,500           *
Robert M. Howe................................      --                *          --               --                *
All directors and executive officers
  as a group (11 people)......................     193,646            *          --               322,934         1.2

------------------------
*   Less than 1%.

(1) Assumes exercise of the over-allotment option.

(2) Investcorp does not own any shares of the Common Stock. The number of shares shown as owned by Investcorp includes all of the shares owned by Arlington Limited, Ballet Limited, Chase Nominees (Guernsey) Limited, Denary Limited, Equipment Rental Limited, Equity PEA Limited, Equity PEB Limited, Equity PEC Limited, Equity PED

    Limited, Freeport Limited, Gleam Limited, Highlands Limited, Investcorp Investment Equity Limited, LaPorte Limited, Noble Limited, Outrigger Limited, Plano Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited. Other than Equipment Rental Limited and Investcorp Investment Equity Limited, which are indirect wholly owned subsidiaries of Investcorp, Investcorp owns no stock in such entities. Investcorp may be deemed to share beneficial ownership of the shares of Common Stock held by such entities because such entities or their shareholders or principals have entered into revocable management agreements with a wholly owned subsidiary of Investcorp pursuant to which each such entity has granted such subsidiary the authority to direct the voting and disposition of the stock owned by such entity for so long as such agreement is in effect. No shares are listed for Investcorp in the column indicating shares subject to the over-allotment option because Investcorp does not directly own any such shares. The number of shares shown as owned by Investcorp after the Offering gives effect to the sale of the shares subject to the over-allotment option by the foregoing entities. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.

(3) SIPCO Limited ("SIPCO") does not directly own any Common Stock. The number of shares shown as owned by SIPCO consists of the shares Investcorp is deemed to beneficially own. SIPCO may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock. No shares are listed for SIPCO in the column indicating shares subject to the over-allotment option because SIPCO does not directly own any such shares. The number of shares shown as owned by SIPCO after the Offering gives effect to the sale of the shares subject to the over-allotment option by the entities set forth in note (1) hereto. SIPCO is a Cayman Islands corporation with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, British West Indies.

(4) PO Box 1111, West Wind Building, Harbour Drive, George Town, Grand Cayman, British West Indies.

(5) PO Box 2197, West Wind Building, Harbour Drive, George Town, Grand Cayman, British West Indies.

(6) Includes the following shares of Common Stock, purchasable within 60 days of October 9, 1996, upon exercise of Stock Options granted prior to the closing of the Offering, by the following individuals: Thomas E. Bennett (11,670 Shares), Brian Fontana (0 Shares), Kevin L. Loughlin (3,887 Shares), Peter
    A. Post (3,372 Shares), Gerald E. Lane (2,904 Shares) and John D. Latimer (2,073 Shares).

(7) Includes the following shares of Common Stock, purchasable within 60 days of the closing of the Offering, upon exercise of stock options granted prior to the closing of the Offering, by the following individuals: Thomas E. Bennett (23,340 Shares), Brian Fontana (5,184 Shares), Kevin L. Loughlin (7,774 Shares), Peter A. Post (6,774 Shares), Gerald E. Lane (5,808 Shares) and John D. Latimer (4,146 Shares). Also includes the purchase of shares in the Offering by the following individuals: Thomas E. Bennett (4,800 shares), Brian Fontana (4,000 shares), Kevin L. Loughlin (2,500 shares), Peter A. Post (2,000 shares), Gerald E. Lane (400 shares), John D. Latimer (2,000 shares), Jon P. Hedley (31,000 shares), Christopher J. O'Brien (20,000 shares), Charles J. Philippin (20,000 shares), and Christopher J. Stadler (13,500 shares).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of the Offering, the Company's authorized capital stock will consist of ten million shares of preferred stock, of which no shares will be issued and outstanding, and 100 million shares of Common Stock, $.01 par value per share, of which 27,991,544 shares will be issued and outstanding. The material terms of the Company's Certificate of Incorporation and Bylaws are discussed below.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company, if any, remaining after satisfaction of the debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

    Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, to issue the preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of any such class or series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock.

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is incorporated under the Delaware General Corporation law (the "DGCL"). The Company is subject to Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least
66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

    The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation and Bylaws of the Company also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL.

    Section 203 and the provisions of the Company's Certificate of Incorporation and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of the Company. In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's Bylaws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under Federal securities laws.

SHARES RESERVED FOR ISSUANCE

    The Company has 1,759,727 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Stock Plans. Upon consummation of the Offering, options for the purchase of 606,392 shares will have been granted. Upon the closing of the Offering, options for the purchase of 94,042 shares of Common Stock will be fully vested.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

LISTING

    The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "PRS," subject to official notice of issuance.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

    GENERAL. Effective upon the closing of the Offering, the Company has amended and restated its credit facility. The credit agreement, as so amended and restated (the "Credit Facility") among Primeco, the several lenders from time to time parties thereto (collectively, the "Lenders"), The Chase Manhattan Bank, formerly Chemical Bank, as administrative agent (the "Administrative Agent"), and The CIT Group/ Business Credit, Inc., as collateral agent (the "Collateral Agent") provides for a $123.5 million term loan facility maturing on December 31, 2002 (the "Term Loan Facility"), and a $175.0 million revolving credit facility maturing on the fifth anniversary of the effective date of the amendment (the "Revolving Loan Facility"), of which $15 million is available in the form of standby or trade letters of credit.

    Primeco utilized all of the proceeds of the Term Loan Facility, and $25.0 million of the $175.0 million Revolving Loan Facility, in connection with the 1994 Acquisition. Subject to borrowing base limitation, the remaining availability under the Revolving Loan Facility may be utilized to meet Primeco's current working capital requirements, including the issuance of standby and trade letters of credit. Primeco can also utilize the remaining availability to fund capital expenditures, subject to borrowing base limitations and certain limits on annual capital expenditure. As of September 30, 1996, $244.0 million in principal amount is outstanding under the Credit Facility. In connection with the Offering, the Company will apply $109.4 million of the net proceeds thereof to reduce the outstanding principal amount of the Revolving Loan Facility without effecting a permanent reduction of the commitments thereunder, leaving $11.1 million outstanding. Primeco from time to time has amended covenants contained in the Credit Facility to accommodate acquisitions and increases in capital expenditure levels.

    The Loans under the Credit Facility are secured by a first priority security interest in substantially all of the personal property of Primeco. In addition, the Loans are guaranteed by the Company. The Company's guarantee is secured by a pledge of all of the issued and outstanding capital stock of Primeco. Primeco is also required to grant mortgages in after acquired real property acquired for consideration in excess of $1 million.

    Borrowings under the Credit Facility will accrue interest at either the Alternate Base Rate (the "Alternate Base Rate") or an adjusted Eurodollar Rate (the "Eurodollar Rate"), at the option of the Company, plus the applicable interest margin. The Alternate Base Rate at any time is determined to be the highest of (i) the Federal Funds Rate plus 1/2 of 1% per annum, (ii) the Base CD Rate (as defined below) plus 1% per annum and (iii) The Chase Manhattan Bank's prime rate. The applicable interest margins will be determined according to the Company's debt coverage ratio for each measurement period. The interest margin with respect to loans made under the revolving credit facility will be between 0% and 1% per annum with respect to loans that accrue interest at the Alternate Base Rate and 1.00% and 2.25% per annum with respect to loans that accrue interest at the Eurodollar Rate. The applicable interest margin will be between 0.50% and 1.50% with respect to term loans that accrue interest at the Alternate Base Rate and will be between 1.75% and 2.75% per annum for term loans that accrue interest at the Eurodollar Rate. As used herein, "Base CD Rate" means the secondary market rate for three-month certificates of deposit of money center banks, adjusted for reserves and assessments.

    The Credit Facility contains certain covenants and restrictions that, among other things, restrict: (i) consolidations, mergers and sales of assets of Primeco and its subsidiaries; (ii) the incurrence of liens or other encumbrances; (iii) the incurrence of contingent obligations; (iv) the payment of dividends; (v) prepayments and amendments of subordinated debt instruments and equity; (vi) investments, loans and advances; (vii) certain transactions with affiliates; (viii) capital expenditures and (ix) incurrence of indebtedness. The Credit Facility will allow Primeco to pay dividends to the Company in amounts required for the Company to pay certain operating costs in the normal course of business. The Company is also permitted to pay other cash dividends in an amount limited to 25% of Primeco's consolidated net income from the effective date of the amended and restated Credit Facility, not to exceed $3 million in any fiscal year.

    The Credit Facility also requires that Primeco satisfy the following financial tests: (i) Primeco is required to generate a minimum consolidated EBITDA (tested on a rolling four-quarter basis) of $81.0 million for fiscal 1996, increasing to $142.0 million for the four quarters ended September 30, 2002; (ii) the Company is required to maintain a maximum debt to Consolidated EBITDA (tested on a rolling four-quarter basis) ratio of 5.00 to 1.0 beginning in the fourth quarter of fiscal 1996, decreasing to 3.5 to 1.0 in the third quarter of fiscal 2002; and (iii) the Company is required to maintain a minimum Interest Coverage Ratio (tested on a rolling four-quarter basis) of 2.0 to 1.0 in the third quarter of fiscal 1996, increasing to 2.7 to 1.0 in the third quarter of fiscal 2002. The Company is currently in compliance with all financial tests set forth in the Credit Facility.

    Upon the occurrence of certain Events of Default (as defined), all amounts owing under the Credit Facility may become immediately due and payable. Events of Default under the Credit Facility include, among other things: (1) failure to pay principal when due or interest within five days after due; (2) any material inacurracy in any representation or warranty; (3) certain cross-defaults under other indebtedness, in each case provided that the aggregate other indebtedness is at least $5.0 million; (4) certain insolvency events; (5) certain prohibited ERISA events; (6) judgments aggregating $5.0 million or more (excluding amounts covered by insurance), not stayed, discharged, vacated or bonded within the applicable time for such action; or (7) a change of control, which is deemed to occur if any person (other than Investcorp, any of its affiliates or subsidiaries, senior management of the Company or Primeco, any entity that is majority-owned by such senior management of the Company or Primeco, or any person acting in the capacity of an underwriter) directly or indirectly acquires 25% or more, on a fully diluted basis, of the outstanding voting power of the common stock of the Company or Primeco.

SUBORDINATED DEBT

    On March 6, 1995, $100.0 million aggregate principal amount of 12.75% Senior Subordinated Notes due March 1, 2005 (the "Senior Notes") were issued by Primeco pursuant to an Indenture (the "Indenture"), between Primeco and Texas Commerce Bank National Association, as Trustee (the "Trustee"). The Senior Notes are unsecured senior subordinated obligations of Primeco.

    Upon 30 days' prior notice by Primeco, the Senior Notes will be redeemable in whole or in part, on or after March 1, 2000, and prior to maturity, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date.

    If redeemed during the 12-month period commencing on or after March 1 of the years set forth below:

PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2000........................................................................        106.375%
2001........................................................................        104.250
2002........................................................................        102.125
2003 and thereafter.........................................................        100.000

    The Company intends to contribute approximately $37.5 million of the net proceeds from the Offering to Primeco to enable Primeco, in accordance with the terms of the Indenture, to redeem approximately $33.3 million aggregate principle amount of Senior Notes, together with the accrued but unpaid interest and premium thereon, at a redemption price of $37.5 million.

    The Indenture contains various restrictive covenants that, among other things, limit: (i) the incurrence of certain additional indebtedness by Primeco;
(ii) the creation of senior indebtedness of Primeco which is, by its terms, subordinated in right of payment to other indebtedness of Primeco; and (iii) the payment of dividends on capital stock of Primeco. See "Risk Factors--No Dividends".

    Each holder will have the right to require Primeco to repurchase all or any part of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase upon the occurrence of a change in control, which is deemed to occur (i) if any person (other than Investcorp, any of its affiliates or subsidiaries, senior management of the Company or Primeco (collectively, the "Permitted Holders"), or any person acting in the capacity of an underwriter) directly or indirectly acquires 35% or more of the total voting power of the Company or Primeco, provided that Permitted Holders do not hold at least the same percentage of such total voting power as such person and cannot designate for election a majority of the board members, or (ii) if any person other than Permitted Holders nominates a majority of the directors of the Company or Primeco, and such directors are elected.

    An Event of Default is defined in the Indenture as, among other things, (i) a default in any payment of interest when due, continued for 30 days, (ii) a default in the payment of principal when due, (iii) the failure to comply with certain covenants, (iv) a cross-default of other indebtedness in excess of $10.0 million, (v) bankruptcy, insolvency or reorganization of Primeco or a significant subsidiary, or (vi) a judgment in excess of $10.0 million.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, assuming no exercise of the over-allotment option, 27,991,544 shares of Common Stock will be outstanding. Of these shares, the 7,250,000 shares of Common Stock sold in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (in general, any person who has a control relationship to Primeco) may be resold only if registered under the Securities Act or if transferred pursuant to an exemption from registration, including resales pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") and Regulation S promulgated under the Securities Act ("Regulation S"). Of the remaining outstanding shares of Common Stock, 1,287,371 were sold in offshore distributions under Regulation S within the past year, 15,022,787 were sold in offshore distributions under Regulation S more than one year ago, and 4,431,386 are deemed to be "restricted securities" as that term is defined in Rule 144. Pursuant to Rule 701 under the Securities Act, 115,836 of the restricted securities will be available for resale in the public market without restriction commencing 90 days after the date of this Prospectus. Commencing 90 days after the date of this Prospectus, all of the remaining restricted securities are eligible for sale in the public market in compliance with Rule 144. The existing stockholders of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, they will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

    In addition, up to 259,727 shares of Common Stock may be issued upon exercise of certain employee stock options that Prime has granted, of which options to purchase 94,042 shares of Common Stock will be exercisable upon the closing of the Offering. Also, the Company will grant, conditioned upon the closing of the Offering, options for the purchase of 346,665 shares of Common Stock, which will vest. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 1,759,727 shares of Common Stock reserved for issuance under the Management Stock Incentive Plans. As a result, any shares issued upon exercise of stock options granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Underwriting" and "Management--Stock Incentive Plan."

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) owning restricted securities issued by the Company or last sold by an affiliate of the Company more than two years ago is entitled to sell, within any three-month period, a number of restricted securities which does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock (279,915 shares immediately after the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. The volume of sale limitations and other provisions of Rule 144 (other than the two year holding period requirement) also apply to any shares that are not restricted securities but that are beneficially owned by an affiliate of the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and owning restricted securities issued by the Company or last sold by an affiliate of the Company more than three years ago, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. Regulation S permits the sale by issuers, affiliates and others of shares in an "offshore transaction" (as defined in Regulation S), subject to certain other conditions including the requirement that the purchaser not resell the shares to a U.S. person during a one year restricted period (or a 40-day restricted period if the shares are distributed in reliance on Regulation S after the Company's securities are registered under the Exchange Act). After such one year (or 40-day) holding period, shares of Common Stock that were sold under Regulation S and which are not held by an affiliate of the Company are available for resale in the public market without restriction.

    Prior to the Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

    Certain holders of the Common Stock, including the Selling Stockholders, have, subject to certain conditions and restrictions, the right to include their shares of Common Stock in registered public offerings of Common Stock (or securities exchangeable for a convertible into Common Stock) undertaken by the Company for its own account, as well as require the Company to register the sale of their shares of Common Stock upon demand.

                 CERTAIN U.S. TAX CONSIDERATIONS APPLICABLE TO
                        NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of the principal United States Federal tax consequences of the ownership and disposition of Common Stock by a holder of Common Stock that, for United States Federal income tax purposes, is a non-United States holder. This discussion is not intended to be exhaustive and is based on statutes, regulations, rulings and court decisions as currently in effect, all of which may be changed either retroactively or prospectively. This discussion does not consider any specific facts or circumstances that may apply to a particular non-United States holder and applies only to non-United States holders that hold Common Stock as a capital asset. No opinion is being rendered in respect of the United States tax consequences to a holder of Common Stock who is a non-United States holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States person or non-United States holder), as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

    For purposes of this discussion, a "non-United States holder" is any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

DIVIDENDS

    Dividends paid to a non-United States holder generally will be subject to withholding of United States Federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the non-United States holder. Under current law, qualification for reduced rate of withholding under an applicable income tax treaty generally is based on the holder's address of record (unless the payor has knowledge to the contrary). The 30% withholding tax will not apply if the dividend is effectively connected with a trade or business conducted within the United States by the non-United States holder (and, where an income tax treaty applies, if the dividend is effectively connected with a permanent establishment maintained with the United States by the non-United States holder) but, instead, the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, also may be subject to the branch profits tax). A non-United States holder will be required to satisfy certain certification requirements in order to claim an exemption from withholding under the foregoing rules. A non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

    Subject to special rules described below, a non-United States holder generally will not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted within the United States by the non-United States holder (and, where an income tax treaty applies, unless the gain is effectively connected with a permanent establishment maintained within the United States by the non-United States holder). Any such effectively connected gain would be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, also may be subject to the branch profits tax). Such tax is not collected by withholding. In addition, a non-United States holder who is an individual generally would be subject to a tax at a 30% rate on any gain recognized on the disposition of Common Stock if such individual is present in the United States for 183 days or more in the taxable year of disposition and either (i) has a "tax home" in the United States (as specifically defined for purposes of the United States Federal income tax) or (ii) maintains an office or other fixed place of business in the United States and the gain from the sale of the stock is attributable to such office or other fixed place of business. Individual non-United States holders also may be subject to tax pursuant to provisions of United States Federal income tax law applicable to certain United States expatriates.

    A non-United States holder may also be subject to United States Federal income tax in respect of gain on disposition of the Common Stock if the Company is or has been a "United States real property holding corporation" for Federal income tax purposes and the non-United States holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock. The Company believes that since its inception it has not been and that it is not currently a United States real property holding corporation. Further, the Company currently plans on conducting its future business in a manner such that it will not be deemed to be a United States real property holding corporation.

UNITED STATES FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States Federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States Federal estate tax purposes and may be subject to United States Federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens generally are allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for United States Federal estate tax purposes.

PROPOSED CHANGES IN LAW

    On April 22, 1996, the Treasury Department proposed regulations (the "Proposed Regulations") which would eliminate reliance upon the mailing address of a payee to establish qualification for a reduced rate of withholding under an applicable income tax treaty. The Proposed Regulations would require the payee to certify on the appropriate form its permanent residence address in order to qualify for such treaty benefits. In addition, under the Proposed Regulations, in the case of common stock held by a foreign partnership, (i) the certification requirement generally would be applied to the partners of the partnership; and
(ii) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. The Proposed Regulations generally would be effective for payments made after December 31, 1997, for accounts established more than 60 days after the proposed Regulations are finalized, and for accounts established before such date, the proposed Regulations would be effective for payments made after December 31, 1999. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

    Legislation was proposed in 1990, 1992 and again in 1995 that, if enacted, would have resulted under certain circumstances in the imposition of United States Federal income tax on gain realized from the disposition of Common Stock by certain Non-United States holders who own or owned, directly or by attribution, 10% or more of the Common Stock. It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each non-United States holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a non-United States holder resides.

    United States Federal backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United

States information reporting requirements) generally will not apply to dividends paid to a non-United States holder either at an address outside the United States under temporary United States Treasury regulations (provided that the payor does not have actual knowledge that the payee is a United States person), or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting and backup withholding also will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock by a foreign office of a foreign broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, or by a foreign office of a foreign broker that derives 50% or more of its gross income for certain periods effectively connected with a trade or business in the United States, or that is a "controlled foreign corporation," as to the United States, unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both United States backup withholding and information reporting unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption.

    The backup withholding tax is not an additional tax and may be credited against the non-United States holders' United States Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Service.

    The backup withholding rules are currently under review by the Treasury Department and their application to the Common Stock could be changed by future regulations.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 31, 1996 (the "U.S. Underwriting Agreement"), the Underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                                                    NUMBER OF
                                U.S. UNDERWRITER                                   U.S. SHARES
---------------------------------------------------------------------------------  -----------
CS First Boston Corporation......................................................   1,266,668
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................................   1,266,666
Salomon Brothers Inc.............................................................   1,266,666
Amhold and S. Bleichroeder, Inc. ................................................     250,000
Furman Selz LLC..................................................................     250,000
McDonald & Company Securites, Inc. ..............................................     250,000
NatWest Securities Limited.......................................................     250,000
Rauscher Pierce Refsnes, Inc. ...................................................     250,000
The Robinson-Humphrey Company, Inc. .............................................     250,000
Wedbush Morgan Securities........................................................     250,000
Wheat, First Securities, Inc.....................................................     250,000
                                                                                   -----------
     Total.......................................................................   5,800,000
                                                                                   -----------
                                                                                   -----------

    The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

    The Company and the Selling Stockholders have entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the International Offering (the "Managers" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

    The Selling Stockholders have granted to the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,087,500 additional outstanding shares from the Selling Stockholders at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the sum of the total number of shares of Common Stock in such tables.

    The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $0.90 per share, and the U.S. Underwriters and such dealers may allow a discount of $0.10 per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement" relating to the Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

    Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

    Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

    NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited ("NatWest"), has agreed that, as part of the distribution of Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any shares of Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. Pursuant to the Intersyndicate Agreement, NatWest will be permitted to sell shares of Common Stock purchased by it as a U.S. Underwriter outside the United States.

    The Representatives and CS First Boston Limited have informed the Company that they do not expect discretionary sales by the U.S. Underwriters and the Managers to exceed 5% of the shares of Common Stock being offered hereby.

    Each of the Company, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans or pursuant to the Company's dividend reinvestment plan.

    At the request of the Company, the U.S. Underwriters have reserved up to 575,000 shares of Common Stock for sale, at the initial public offering price less the underwriting discount, to officers and employees of Investcorp S.A. and its subsidiaries and directors, officers and employees of the Company and its subsidiaries. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the U.S. Underwriters or the Managers may be required to make in respect thereof.

    The Common Stock has been approved for listing on the New York Stock Exchange, under the symbol "PRS," subject to official notice of issuance. In connection with the listing of the Common Stock on the New York Stock Exchange, the U.S. Underwriters and the Managers will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

    Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby has been determined by negotiation among the Company, the Managers and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which they are sold by the U.S. Underwriters or the Managers.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, New York, New York, and for the U.S. Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The (i) consolidated financial statements of the Company as of December 31, 1994 and 1995, for the year ended December 31, 1995 for the period January 1, 1994, to December 1, 1994, and for the period December 2, 1994, to December 31, 1994, and (ii) financial statements of Alpine Equipment Rentals and Supply Company as of December 31, 1994 and 1995, and for the years then ended, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The (i) financial statements of the Company for the year ended December 31, 1993, and (ii) financial statements of Vibroplant U.S., Inc., as of March 31, 1995 and February 25, 1996, and for each of the years in the two-year period ended March 31, 1995, and the period from April 1, 1995, through February 25, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the Vibroplant U.S., Inc. financial statements contains an explanatory paragraph that states that Vibroplant U.S., Inc. changed its method of computing depreciation in 1995 and its method of accounting for income taxes in 1994.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement relating to the shares of Common Stock offered hereby on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement, indenture or other document referred to are not necessarily complete. With respect to each such contract, agreement, indenture or other document filed as an Exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company's wholly-owned subsidiary, Primeco, is subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith Primeco separately files reports and other information with the Commission. Such reports and other information are available and may be inspected and copied (at prescribed rates) at the Commission's facilities referenced above, or accessed via the Commission's Web site.

                         INDEX TO FINANCIAL STATEMENTS

PRIME SERVICE, INC.

  Reports of Independent Accountants.................................................        F-2

  Consolidated Balance Sheet.........................................................        F-4

  Consolidated Statement of Operations...............................................        F-5

  Consolidated Statement of Stockholder's Equity.....................................        F-6

  Consolidated Statement of Cash Flows...............................................        F-7

  Notes to Consolidated Financial Statements.........................................        F-8

VIBROPLANT U.S., INC.

  Independent Auditors' Report.......................................................       F-25

  Balance Sheets.....................................................................       F-26

  Statements of Operations...........................................................       F-27

  Statements of Stockholder's Equity.................................................       F-28

  Statements of Cash Flows...........................................................       F-29

  Notes to Financial Statements......................................................       F-30

ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

  Report of Independent Accountants..................................................       F-38

  Balance Sheet......................................................................       F-39

  Statement of Operations............................................................       F-40

  Statement of Stockholders' Equity..................................................       F-41

  Statement of Cash Flows............................................................       F-42

  Notes to Financial Statements......................................................       F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Prime Service, Inc.:

    We have audited the accompanying consolidated balance sheet of Prime Service, Inc. and Subsidiary (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows of the Company for the year ended December 31, 1995 and for the period from December 2, 1994 through December 31, 1994, and of the Predecessor (as defined in Note 1) for the period from January 1, 1994 through December 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Predecessor for the year ended December 31, 1993 were audited by other auditors whose report dated January 28, 1994 expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As explained in Note 1 to the financial statements, controlling ownership of the Predecessor was acquired by the Company in a purchase transaction as of December 2, 1994. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor based upon their estimated fair value at December 2, 1994. Accordingly, the financial statements of the Company are not comparable to those of the Predecessor.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1994, and the consolidated results of the Company's operations and its cash flows for the year ended December 31, 1995 and for the period from December 2, 1994 through December 31, 1994, and the results of the Predecessor's operations and its cash flows for the period from January 1, 1994 through December 1, 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 30, 1996, except as to
the information regarding
the Stock Split in
October 1996 presented
in Note 17, for which the
date is October 9, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Primeco Inc.:

    We have audited the accompanying statements of operations, common stockholder's equity and cash flows of Primeco Inc. (the Predecessor) for the year ended December 31, 1993. These financial statements are the responsibility of Primeco's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Primeco Inc. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
January 28, 1994

                       PRIME SERVICE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                       DECEMBER 31,  DECEMBER 31,
                                                                           1994          1995
                                                                       ------------  ------------  SEPTEMBER 30,
                                                                                                       1996
                                                                                                   -------------
                                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents............................................   $   12,090    $      178    $     1,225
Accounts receivable, net.............................................       30,175        36,467         49,646
Inventories..........................................................       12,689        17,399         24,410
Rental equipment, net................................................      153,818       181,798        255,752
Property, plant and equipment, net...................................       20,768        22,334         31,228
Cost in excess of fair value of net assets acquired, net.............      117,713       115,084        130,441
Other assets.........................................................       22,150        18,719         18,739
                                                                       ------------  ------------  -------------
    Total assets.....................................................   $  369,403    $  391,979    $   511,441
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................................................   $   12,122    $   14,968    $    11,796
Accrued expenses.....................................................       20,478        24,507         25,390
Debt.................................................................      235,000       265,000        354,000
Deferred income taxes................................................       27,594        21,876         34,660
Other liabilities....................................................        4,576         4,652          9,237
Commitments and contingencies (Notes 8 and 9)
Common stock (Note 11)...............................................          182           182            208
Paid-in capital......................................................       69,818        69,818         79,192
Accumulated deficit..................................................         (367)       (9,024)        (3,037)
Less Treasury Stock at cost..........................................       --            --                 (5)
                                                                       ------------  ------------  -------------
    Stockholders' equity.............................................       69,633        60,976         76,358
                                                                       ------------  ------------  -------------
    Total liabilities and stockholders' equity.......................   $  369,403    $  391,979    $   511,441
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                       PRIME SERVICE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FOR THE        FOR THE
                                                           PERIOD FROM    PERIOD FROM
                                             FOR THE YEAR   JANUARY 1,    DECEMBER 2,   FOR THE YEAR    FOR THE NINE
                                                ENDED      1994 THROUGH  1994 THROUGH      ENDED        MONTHS ENDED
                                             DECEMBER 31,  DECEMBER 1,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                 1993          1994          1994           1995            1995
                                             ------------  ------------  -------------  ------------  ----------------
                                             PREDECESSOR   PREDECESSOR     SUCCESSOR     SUCCESSOR       SUCCESSOR
                                             ------------  ------------  -------------  ------------  ----------------

                                                                                                        (UNAUDITED)
Revenue:
  Rental revenue...........................   $  100,829    $  108,272     $  10,321     $  138,983      $  101,108
  New equipment sales......................       26,162        29,728         2,668         34,601          24,796
  Rental equipment sales...................       13,498        18,718         1,641         23,144          17,911
  Parts and merchandise sales..............       23,874        26,551         2,236         32,223          24,168
  Service revenue and other income.........        9,886        10,806           983         13,836          10,253
                                             ------------  ------------  -------------  ------------       --------
                                                 174,249       194,075        17,849        242,787         178,236
                                             ------------  ------------  -------------  ------------       --------
Cost of sales:
  Depreciation--rental equipment...........       17,456        17,365         2,822         37,427          26,364
  Cost of new equipment sales..............       22,211        25,269         2,251         28,960          20,747
  Cost of rental equipment sales, net of
    accumulated depreciation...............        7,999        11,809         1,134         22,853          17,716
  Cost of parts and merchandise sales......       17,902        20,175         1,736         24,157          18,263
  Direct operating expenses................       46,288        48,981         4,592         60,553          44,465
                                             ------------  ------------  -------------  ------------       --------
                                                 111,856       123,599        12,535        173,950         127,555
                                             ------------  ------------  -------------  ------------       --------
                                                  62,393        70,476         5,314         68,837          50,681
                                             ------------  ------------  -------------  ------------       --------
Selling, general, administrative and
  other....................................       28,248        28,030         2,871         36,821          26,141
Depreciation and amortization:
  Noncompete agreements....................        7,260         5,008           123          5,877           1,127
  Cost in excess of fair value of assets
    required...............................        3,254         2,983           232          2,955           2,216
  Property, plant and equipment............        1,980         1,893           191          2,395           1,758
Interest expense, net......................       12,753        11,605         2,247         30,546          22,526
                                             ------------  ------------  -------------  ------------       --------
                                                  53,495        49,519         5,664         78,594          53,768
                                             ------------  ------------  -------------  ------------       --------
    Income (loss) before income taxes......        8,898        20,957          (350)        (9,757)         (3,087)
Income tax expense (benefit)...............        4,350         8,506            17         (2,368)           (155)
                                             ------------  ------------  -------------  ------------       --------
    Net income (loss) before extraordinary
      item.................................        4,548        12,451          (367)        (7,389)         (2,932)
                                             ------------  ------------  -------------  ------------       --------
Extraordinary item--loss on early
  extinguishment of debt, net of tax
  benefit of $794..........................       --            --            --             (1,268)         (1,268)
                                             ------------  ------------  -------------  ------------       --------
                                             ------------  ------------  -------------  ------------       --------
Net income (loss)..........................   $    4,548    $   12,451     $    (367)    $   (8,657)     $   (4,200)
                                             ------------  ------------  -------------  ------------       --------
                                             ------------  ------------  -------------  ------------       --------
Income (loss) per common share:
    Net income (loss) before extraordinary
      item.................................                                $    (.02)    $     (.41)     $     (.16)
    Extraordinary item.....................                                       --           (.07)           (.07)
                                                                         -------------  ------------       --------
    Net income (loss)......................                                $    (.02)    $     (.48)     $     (.23)
                                                                         -------------  ------------       --------
                                                                         -------------  ------------       --------
Weighted average common shares
  outstanding..............................                                   18,150         18,150          18,150
                                                                         -------------  ------------       --------
                                                                         -------------  ------------       --------

                                               FOR THE NINE
                                               MONTHS ENDED
                                              SEPTEMBER 30,
                                                   1996
                                             ----------------
                                                SUCCESSOR
                                             ----------------
                                               (UNAUDITED)
Revenue:
  Rental revenue...........................     $  138,259
  New equipment sales......................         33,268
  Rental equipment sales...................         25,940
  Parts and merchandise sales..............         28,398
  Service revenue and other income.........         13,730
                                                  --------
                                                   239,595
                                                  --------
Cost of sales:
  Depreciation--rental equipment...........         27,874
  Cost of new equipment sales..............         27,928
  Cost of rental equipment sales, net of
    accumulated depreciation...............         21,266
  Cost of parts and merchandise sales......         20,526
  Direct operating expenses................         61,370
                                                  --------
                                                   158,964
                                                  --------
                                                    80,631
                                                  --------
Selling, general, administrative and
  other....................................         36,006
Depreciation and amortization:
  Noncompete agreements....................             19
  Cost in excess of fair value of assets
    required...............................          2,463
  Property, plant and equipment............          2,438
Interest expense, net......................         28,181
                                                  --------
                                                    69,107
                                                  --------
    Income (loss) before income taxes......         11,524
Income tax expense (benefit)...............          5,537
                                                  --------
    Net income (loss) before extraordinary
      item.................................          5,987
                                                  --------
Extraordinary item--loss on early
  extinguishment of debt, net of tax
  benefit of $794..........................         --
                                                  --------
                                                  --------
Net income (loss)..........................     $    5,987
                                                  --------
                                                  --------
Income (loss) per common share:
    Net income (loss) before extraordinary
      item.................................     $      .29
    Extraordinary item.....................             --
                                                  --------
    Net income (loss)......................     $      .29
                                                  --------
                                                  --------
Weighted average common shares
  outstanding..............................         20,389
                                                  --------
                                                  --------

    The accompanying notes are an integral part of the financial statements.

                       PRIME SERVICE, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                        CAPITAL STOCK                                                 TOTAL
                                                    ----------------------   PAID-IN    ACCUMULATED    TREASURY    STOCKHOLDERS'
                                                     SHARES     PAR VALUE    CAPITAL      DEFICIT        STOCK        EQUITY
                                                    ---------  -----------  ----------  ------------  -----------  ------------
Predecessor:
  Balance at January 1, 1993......................      1,000   $       1   $  128,736   $  (23,010)   $  --        $  105,727
  Net income......................................     --          --           --            4,548       --             4,548
                                                    ---------       -----   ----------  ------------       -----   ------------
Predecessor:
  Balance at December 31, 1993....................      1,000   $       1      128,736      (18,462)      --           110,275
  Net income......................................     --          --           --           12,451       --            12,451
                                                    ---------       -----   ----------  ------------       -----   ------------
Predecessor:
  Balance at December 1, 1994.....................      1,000   $       1   $  128,736   $   (6,011)   $  --        $  122,726
                                                    ---------       -----   ----------  ------------       -----   ------------
                                                    ---------       -----   ----------  ------------       -----   ------------
Successor:
  Balance at December 2, 1994.....................  $  --       $  --       $   --       $   --        $  --        $   --
  Sale of common stock on December 2, 1994........     18,150         182       69,818       --           --            70,000
  Net loss........................................     --          --           --             (367)      --              (367)
                                                    ---------       -----   ----------  ------------       -----   ------------
Successor:
  Balance at December 31, 1994....................     18,150         182       69,818         (367)      --            69,633
  Net loss........................................     --          --           --           (8,657)      --            (8,657)
                                                    ---------       -----   ----------  ------------       -----   ------------
Successor:
  Balance at December 31, 1995....................     18,150         182       69,818       (9,024)      --            60,976
                                                    ---------       -----   ----------  ------------       -----   ------------
  Sale of common stock (unaudited)................      2,593          26        9,374       --           --             9,400
  Purchase of Treasury Stock (unaudited)..........     --          --           --           --               (5)           (5)
  Net income (unaudited)..........................     --          --           --            5,987       --             5,987
                                                    ---------       -----   ----------  ------------       -----   ------------
Successor:
  Balance at September 30, 1996 (unaudited).......     20,743         208       79,192   $   (3,037)   $      (5)   $   76,358
                                                    ---------       -----   ----------  ------------       -----   ------------
                                                    ---------       -----   ----------  ------------       -----   ------------

    The accompanying notes are an integral part of the financial statements.

                       PRIME SERVICE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                        FOR THE        FOR THE
                                                                      PERIOD FROM    PERIOD FROM                    FOR THE
                                                          FOR THE      JANUARY 1,    DECEMBER 2,     FOR THE      NINE MONTHS
                                                         YEAR ENDED   1994 THROUGH  1994 THROUGH    YEAR ENDED       ENDED
                                                        DECEMBER 31,  DECEMBER 1,   DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,
                                                            1993          1994          1994           1995          1995
                                                        ------------  ------------  -------------  ------------  -------------
                                                        PREDECESSOR   PREDECESSOR     SUCCESSOR     SUCCESSOR      SUCCESSOR
                                                        ------------  ------------  -------------  ------------  -------------

                                                                                                                  (UNAUDITED)
Operating activities:
  Net income (loss)...................................   $    4,548    $   12,451    $      (367)   $   (8,657)   $    (4,200)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization.....................       29,949        27,249          3,368        48,656         31,465
    Deferred income tax provision (benefit)...........        4,351         4,465              9        (4,924)          (926)
    Net (gain) loss on disposal of rental equipment,
      and property, plant and equipment...............       (4,817)       (6,701)          (363)          508            267
    Provision for doubtful accounts...................                        928
    Extraordinary loss on extinguishment of debt......                                                   1,268          1,268
    Effect of changes in operating assets and
      liabilities:
      Decrease (increase) in accounts receivable......       (3,656)       (6,611)           730        (6,291)        (4,035)
      Decrease (increase) in inventories..............        3,084          (182)            22        (4,710)        (5,300)
      Decrease (increase) in other assets.............          225           597           (232)         (572)        (1,162)
      Increase (decrease) in accounts payable, accrued
        expenses and other liabilities................        5,859         2,668           (385)        6,945         (1,317)
                                                        ------------  ------------  -------------  ------------  -------------
  Net cash provided by operating activities...........       39,543        34,864          2,782        32,223         16,060
                                                        ------------  ------------  -------------  ------------  -------------
Investing activities:
  Additions to rental equipment.......................      (38,088)      (48,830)        (3,984)      (89,372)       (66,612)
  Additions to property, plant and equipment..........       (1,980)       (2,627)          (223)       (3,736)        (2,982)
  Payment to seller for the 1994 Acquisition..........                                  (138,000)
  Payments for acquisition costs......................                                   (13,667)         (328)          (328)
  Purchase of AHL and Alpine, net of cash acquired
  Proceeds from sales of rental equipment.............       13,497        18,862          1,680        23,079         17,829
  Proceeds from disposals of property, plant and
    equipment.........................................          240         1,075              4           154            104
  Payments for noncompete agreement related to
    acquisition.......................................         (200)
                                                        ------------  ------------  -------------  ------------  -------------
  Net cash used in investing activities...............      (26,531)      (31,520)      (154,190)      (70,203)       (51,989)
                                                        ------------  ------------  -------------  ------------  -------------
Financing activities:
  Proceeds from Predecessor revolving line of credit..        2,000        10,000
  Payments of Predecessor revolving line of credit....                    (10,000)
  Proceeds from revolving line of credit..............                                                  26,000          6,000
  Payments of revolving line of credit................                                                 (20,000)
  Payments of Predecessor debt........................      (15,000)                    (133,000)
  Proceeds from Successor debt........................                                   225,000       100,000        100,000
  Payments of Successor debt..........................                                                 (76,000)       (75,500)
  Payments of financing costs.........................                                   (13,974)       (3,932)        (3,906)
  Proceeds from issuance of common stock..............                                    70,000
  Proceeds from issuance of Subordinated Notes........                                    10,000
  Purchase of Treasury Stock..........................
                                                        ------------  ------------  -------------  ------------  -------------
  Net cash provided (used) by financing activities....      (13,000)                     158,026        26,068         26,594
                                                        ------------  ------------  -------------  ------------  -------------
Net (decrease) increase in cash and cash equivalents..           12         3,344          6,618       (11,912)        (9,335)
Cash and cash equivalents at beginning of period......        2,116         2,128          5,472        12,090         12,090
                                                        ------------  ------------  -------------  ------------  -------------
Cash and cash equivalents at end of period............   $    2,128    $    5,472    $    12,090    $      178    $     2,755
                                                        ------------  ------------  -------------  ------------  -------------
                                                        ------------  ------------  -------------  ------------  -------------

                                                           FOR THE
                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,
                                                            1996
                                                        -------------
                                                          SUCCESSOR
                                                        -------------
                                                         (UNAUDITED)
Operating activities:
  Net income (loss)...................................   $     5,987
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization.....................        32,794
    Deferred income tax provision (benefit)...........         5,469
    Net (gain) loss on disposal of rental equipment,
      and property, plant and equipment...............        (4,106)
    Provision for doubtful accounts...................
    Extraordinary loss on extinguishment of debt......
    Effect of changes in operating assets and
      liabilities:
      Decrease (increase) in accounts receivable......        (5,403)
      Decrease (increase) in inventories..............        (3,662)
      Decrease (increase) in other assets.............         1,889
      Increase (decrease) in accounts payable, accrued
        expenses and other liabilities................        (2,761)
                                                        -------------
  Net cash provided by operating activities...........        30,207
                                                        -------------
Investing activities:
  Additions to rental equipment.......................       (69,419)
  Additions to property, plant and equipment..........        (4,521)
  Payment to seller for the 1994 Acquisition..........
  Payments for acquisition costs......................        (1,439)
  Purchase of AHL and Alpine, net of cash acquired           (77,853)
  Proceeds from sales of rental equipment.............        25,868
  Proceeds from disposals of property, plant and
    equipment.........................................           108
  Payments for noncompete agreement related to
    acquisition.......................................
                                                        -------------
  Net cash used in investing activities...............      (127,256)
                                                        -------------
Financing activities:
  Proceeds from Predecessor revolving line of credit..
  Payments of Predecessor revolving line of credit....
  Proceeds from revolving line of credit..............        89,500
  Payments of revolving line of credit................
  Payments of Predecessor debt........................
  Proceeds from Successor debt........................
  Payments of Successor debt..........................          (500)
  Payments of financing costs.........................          (299)
  Proceeds from issuance of common stock..............         9,400
  Proceeds from issuance of Subordinated Notes........
  Purchase of Treasury Stock..........................            (5)
                                                        -------------
  Net cash provided (used) by financing activities....        98,096
                                                        -------------
Net (decrease) increase in cash and cash equivalents..         1,047
Cash and cash equivalents at beginning of period......           178
                                                        -------------
Cash and cash equivalents at end of period............   $     1,225
                                                        -------------
                                                        -------------

    The accompanying notes are an integral part of the financial statements.

                       PRIME SERVICE, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

    The consolidated financial statements of Prime Service, Inc. ("Prime"), formerly Prime Holding, Inc., include the accounts of Prime and its subsidiary. Intercompany accounts and transactions are eliminated in consolidation. On December 2, 1994, Prime acquired Primeco Inc. (the "1994 Acquisition") from a subsidiary of Artemis S.A. (the "Seller") through Prime's subsidiary Prime Acquisition Corp. ("PAC"). Immediately following the completion of the Acquisition, PAC merged into Primeco Inc. ("Primeco"), as a result of which Primeco became a wholly-owned subsidiary of Prime. Prime has substantially no assets or investments other than the shares of stock of Primeco. Prime was initially capitalized with $70.0 million of equity contributed by Investcorp S.A. ("Investcorp"), its affiliates and other international investors and $10.0 million in principal amount of subordinated indebtedness (the "Subordinated Notes") provided by Invifin S.A. ("Invifin"), an affiliate of Investcorp. For purposes of identification and description, Prime is referred to as the "Predecessor" for the period prior to the 1994 Acquisition, the "Successor" for the period subsequent to the Acquisition and the "Company" for both periods.

    The Company's operations primarily consist of renting equipment and, to a lesser extent, selling complementary parts, merchandise and used equipment to commercial construction, industrial and residential users. The Company also acts as a distributor of new equipment on behalf of major equipment manufacturers.

    The total purchase price for the 1994 Acquisition, including fees and expenses relating to its financing, and the covenant-not-to-compete payment, was approximately $305.0 million (repayment of $133.0 million of the Predecessor's debt, cash payment of $138.0 million to the Seller and $34.0 million of transaction and financing fees) and was accounted for by the purchase method. Accordingly, the assets and liabilities of the Predecessor were adjusted to reflect the allocation of the purchase price based on estimated fair values.

    The following selected pro forma financial information presents the year ended December 31, 1994, as though the controlling ownership of the Predecessor had been acquired on January 1, 1994, and assumes that there were no other changes in the operations of the Predecessor. The pro forma results are not necessarily indicative of the financial results that might have occurred had the 1994 Acquisition actually taken place on January 1, 1994, or of future results of operations (in thousands).

                                                                                 PRO FORMA
                                                                               FOR THE YEAR
                                                                                   ENDED
                                                                             DECEMBER 31, 1994
                                                                             -----------------
                                                                                 (UNAUDITED)
Revenues...................................................................     $   211,924
Net loss...................................................................            (546)
Net loss per share.........................................................            (.03)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RENTAL AGREEMENTS

    The Company rents equipment primarily to the construction, industrial and homeowner markets. Rental agreements are structured as operating leases, and rental revenue is recognized in the period in which it is earned.

                       PRIME SERVICE, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    New equipment held for sale is valued at the lower of cost or market, with cost being determined on the specific identification method. Parts and merchandise are valued at lower of cost or market, with cost determined by the retail method.

RENTAL EQUIPMENT

    Rental equipment is recorded at cost. Depreciation for rental equipment acquired prior to January 1, 1995 is computed using the straight-line method over the estimated four-year useful life of the assets, after giving effect to an estimated salvage value of 33 1/3%. Rental equipment acquired subsequent to January 1, 1995 is depreciated over the estimated five year useful life of the assets, after giving effect to an estimated salvage value of 50%. Accumulated depreciation was $2.8 million, $38.9 million and $64.1 million at December 31, 1994, 1995, and September 30, 1996, respectively.

    Expenditures for additions or improvements which extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, giving effect to an estimated salvage value.

    The estimated useful lives for buildings and improvements range from 15 to 30 years and the estimated useful lives for equipment and furniture and fixtures range from 5 to 10 years.

    Expenditures for additions or improvements which extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When property, plant and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

    Goodwill represents the excess of the cost over the fair value of net assets acquired. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the goodwill. The amount of any resulting impairment is calculated by discounting the same undiscounted cash flows from operating activities. The factors considered by management in this assessment include operating results, trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors.

    Goodwill is amortized on a straight-line basis over the estimated life of 40 years. Accumulated amortization was $232,000, $3.1 million and $5.7 million at December 31, 1994 and 1995, and September 30, 1996, respectively.

                       PRIME SERVICE, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Predecessor filed a consolidated income tax return with the Seller for the period ended December 2, 1994. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and all highly liquid investment instruments purchased with original maturities of three months or less.

INTEREST RATE SWAP AGREEMENTS

    The existing interest swaps effectively convert a portion of the Company's variable-rate debt to a fixed rate. The income earned or expense incurred as a result of the interest paid exceeding interest received (or vice versa) under terms of interest rate swap agreements is accrued in the period incurred or earned, as the notional amounts of the swap agreements were designated to specific debt (Note 8). Therefore, the related income and expense is accounted for as an adjustment to the interest expense related to that debt.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable and interest rate swaps. As of December 31, 1994 and 1995, and September 30, 1996, the Company had no significant concentrations of credit risk except for the interest rate swaps discussed in Note 8.

    The Company maintains cash and cash equivalents with various financial institutions located throughout the country in order to limit exposure. The Company's periodic evaluations of the relative credit standing of these financial institutions are considered in the Company's investment strategy.

    Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company generally does not require collateral on accounts receivable. At December 31, 1994 and 1995, and September 30, 1996, the Company had an allowance for doubtful accounts of approximately $925,000.

EARNINGS PER SHARE

    The Company's earnings per share calculation is based upon the weighted average number of common shares outstanding during the period for all classes of common stock. Stock Options are considered common stock equivalents if their inclusion is dilutive.

                       PRIME SERVICE, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimates. Significant estimates used by the Company relate to estimated salvage values and remediation of environmental matters.

UNAUDITED INTERIM FINANCIAL INFORMATION

    In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the consolidated financial position of the Company as of September 30, 1996 and the consolidated results of its operations and cash flows for the nine months ended September 30, 1995 and 1996. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for all interim periods presented are not necessarily indicative of the results to be expected for the full year.

3. INVENTORIES

    Inventories consist of the following (in thousands):

                                                               DECEMBER 31,
                                                           --------------------  SEPTEMBER 30,
                                                             1994       1995         1996
                                                           ---------  ---------  -------------
                                                                                  (UNAUDITED)
New equipment held for sale..............................  $   4,662  $   6,882    $   9,785
Merchandise..............................................      4,571      6,328        7,085
Parts....................................................      3,121      4,008        6,957
Other....................................................        335        181          583
                                                           ---------  ---------  -------------
                                                           $  12,689  $  17,399    $  24,410
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------

                       PRIME SERVICE, INC. AND SUBSIDIARY

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                           --------------------  SEPTEMBER 30,
                                                             1994       1995         1996
                                                           ---------  ---------  -------------
                                                                                  (UNAUDITED)
Property, plant and equipment at cost:
  Land...................................................  $   5,932  $   6,068   $     7,707
  Buildings and improvements.............................      9,737     11,160        15,700
  Transportation equipment...............................      1,238      1,817         4,079
  Furniture and fixtures.................................      2,759      3,594         5,071
  Shop and other equipment...............................      1,293      1,954         3,379
                                                           ---------  ---------  -------------
                                                              20,959     24,593        35,936
Accumulated depreciation.................................       (191)    (2,259)       (4,708)
                                                           ---------  ---------  -------------
      Net property, plant and equipment..................  $  20,768  $  22,334   $    31,228
                                                           ---------  ---------  -------------
                                                           ---------  ---------  -------------

5. OTHER ASSETS

    Other assets consist of the following (in thousands):

                                                                                   DECEMBER 31,
                                                                               --------------------  SEPTEMBER 30,
                                                                                 1994       1995         1996
                                                                               ---------  ---------  -------------
                                                                                                      (UNAUDITED)
Deferred financing costs, less accumulated amortization of $158, $2,764 and
  $6,626, respectively.......................................................  $  13,825  $  13,804    $  12,241
Noncompete agreement, less accumulated amortization of $123 and $19,
  respectively...............................................................      5,877     --              331
Prepaid expenses and other...................................................      1,248        840        2,362
Estimated reimbursements related to environmental remediation obligations
  (see Note 9)...............................................................      1,200      1,200        2,055
Prepaid management fee (see Note 6)..........................................     --          2,875        1,750
                                                                               ---------  ---------  -------------
                                                                               $  22,150  $  18,719    $  18,739
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

    In connection with the 1994 Acquisition, the Company paid the Seller $6.0 million for a noncompete agreement. During 1995 and in January 1996, the Seller divested itself of all its rental equipment operations which significantly reduced the Seller's ability to compete against the Company. Consequently, the Company determined that the noncompete agreement provided no future benefit to the Company, and accordingly, the unamortized balance of approximately $4.5 million was written off and is included in depreciation and amortization expense in the December 31, 1995 consolidated statement of operations.

    The costs incurred in obtaining long-term financing are amortized over the terms of the agreement using the effective interest method. Amortization of deferred financing costs included in interest expense for the year ended December 31, 1993, the period from January 1 to December 1, 1994, the period from December 2, 1994 to December 31, 1994, and for the year ended December 31, 1995, approximated $399,000, $319,000, $158,000 and $2.8 million, respectively.
Amortization of deferred financing costs

                       PRIME SERVICE, INC. AND SUBSIDIARY

5. OTHER ASSETS (CONTINUED)
included in interest expense for the nine month periods ended September 30, 1995 and 1996 approximated $2.0 million and $1.9 million, respectively.

6. RELATED PARTY TRANSACTIONS

    Under the terms of a management agreement, the Company will pay an annual management fee to Investcorp of $1.5 million. During 1995, the Company prepaid the management fee for the next three years.

    In connection with the 1994 Acquisition, the Successor paid Investcorp and its affiliates approximately $11.5 million in exchange for Investcorp's assistance in arranging the Acquisition, the bank financing, and issuing the Subordinated Notes.

    The Predecessor paid the Seller an annual management fee of $500,000. The Predecessor also paid legal fees of approximately $82,000 to a law firm with which one of the directors of the Predecessor was affiliated.

7. EMPLOYEE BENEFIT PLANS

    The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. Benefits are based on years of service and the employees' highest average earnings received in any five consecutive years during the last ten years before retirement. The Company funds the plan in accordance with the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Plan assets are invested in various segregated accounts with an insurance company, the underlying investments of which are cash equivalents, marketable equity securities, government securities and other corporate securities.

    The assumptions used in accounting for the defined benefit plan for the Successor and Predecessor periods are as follows: weighted-average discount rate is 6.75% for 1993, 8% for 1994 and 7% for 1995; rates of increase in compensation levels is 5.5% for all periods; and the expected long-term rate of return on plan assets is 9.5% for all periods.

    Net periodic pension cost consisted of the following components (in thousands):

                                                                        FOR THE
                                                                        PERIOD      FOR THE PERIOD
                                                                         FROM            FROM
                                                      FOR THE YEAR    JANUARY 1,      DECEMBER 2,    FOR THE YEAR
                                                          ENDED      1994 THROUGH    1994 THROUGH       ENDED
                                                      DECEMBER 31,    DECEMBER 1,    DECEMBER 31,    DECEMBER 31,
                                                          1993           1994            1994            1995
                                                      -------------  -------------  ---------------  ------------
                                                       PREDECESSOR    PREDECESSOR      SUCCESSOR      SUCCESSOR
                                                      -------------  -------------  ---------------  ------------
Service cost........................................    $   1,180      $   1,235       $     113      $    1,524
Interest cost.......................................          304            379              34             549
Actual return on plan assets........................         (377)          (173)             (3)         (1,111)
Net total of other components.......................          225            (98)            (21)            749
                                                           ------         ------           -----     ------------
Net periodic pension cost...........................    $   1,332      $   1,343       $     123      $    1,711
                                                           ------         ------           -----     ------------
                                                           ------         ------           -----     ------------

                       PRIME SERVICE, INC. AND SUBSIDIARY

7. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The actuarial present value of the accumulated benefit of the plan is as follows (in thousands):

                                                                                 DECEMBER 31
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Vested.....................................................................  $   2,557  $   3,808
Nonvested..................................................................        382      1,152
                                                                             ---------  ---------
Total......................................................................  $   2,939  $   4,960
                                                                             ---------  ---------
                                                                             ---------  ---------

    The reconciliation of the funded status of the plan is as follows (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1994       1995
                                                                            ---------  ---------
Projected benefit obligation..............................................  $   5,784  $   9,880
Plan assets at fair value.................................................      4,287      6,740
                                                                            ---------  ---------
Projected benefit obligation in excess of plan assets.....................      1,497      3,140
Unrecognized net loss.....................................................     --         (1,142)
                                                                            ---------  ---------
Net pension liability.....................................................  $   1,497  $   1,998
                                                                            ---------  ---------
                                                                            ---------  ---------

    The Company sponsors a defined contribution 401(k) plan that covers substantially all employees. The Company matches 50 percent of employee contributions limited to a maximum equal to 3 percent of eligible employee compensation. Company contributions to the plan in the Predecessor and Successor periods ending December 31, 1993, December 1, 1994, December 31, 1994 and December 31, 1995 approximated $471,000, $540,000, $48,000, and $633,000, respectively.

8. DEBT

    Debt consists of the following (in thousands):

                                                  DECEMBER 31,       SEPTEMBER
                                              --------------------      30,
                                                1994       1995        1996
                                              ---------  ---------
                                                                    (UNAUDITED)
                                                                    -----------
Senior term loan............................  $ 125,000  $ 124,000   $ 123,500
Senior revolving credit loan................     25,000     31,000     120,500
Subordinated loan facility..................     75,000     --          --
Senior subordinated notes...................     --        100,000     100,000
Subordinated Notes to related party.........     10,000     10,000      10,000
                                              ---------  ---------  -----------
                                              $ 235,000  $ 265,000   $ 354,000
                                              ---------  ---------  -----------
                                              ---------  ---------  -----------

    The Successor's bank credit agreement provides for a $300 million senior credit facility including a $125 million term loan and a $175 million revolving credit facility. The term loan requires semiannual payments which began June 30, 1995, and extend through December 31, 2000. The outstanding balance under the revolving credit facility and any amounts owed as a result of letters of credit being funded (see Note 9) become due December 31, 1999. The senior term loan and the senior revolving credit loan are collateralized by substantially all the assets of the Company.

                       PRIME SERVICE, INC. AND SUBSIDIARY

8. DEBT (CONTINUED)
    On March 6, 1995 the Company issued $100 million of 12.75% senior subordinated notes due March 1, 2005. The Company received net proceeds of approximately $96 million, which were used to repay $75 million of indebtedness under the subordinated loan facility plus accrued interest and $20 million of indebtedness under the revolving credit portion of the senior credit facility. The loss incurred on the early extinguishment of the subordinated loan facility, resulting from the write off of deferred financing costs, has been reflected as an extraordinary loss on the consolidated statement of operations.

    The interest rate under the senior bank credit agreement is based, at the Company's option, on the lead lending bank's alternate base rate or the bank's Eurodollar deposit rate, plus margins as follows:

                                                                                    REVOLVING
                                                                       TERM LOAN   CREDIT LOAN
                                                                      -----------  -----------
Alternate base rate margin..........................................       1.75%        1.25%
Eurodollar deposit rate margin......................................       3.00%        2.50%

    The interest rates in effect at December 31, 1995 for the term loan and the revolving credit loan were 8.8% and 8.4%, respectively. The interest rates in effect at December 31, 1994 for the term loan, revolving credit loan and subordinated loan facility were 9.2%, 9.3%, and 12.5%, respectively.

    A commitment fee of 1/2 of 1% per annum is charged on the unused portion of the revolving credit facility.

    With respect to Eurodollar deposit (LIBOR-based) rate loans, the Company can elect interest rate periods ending one, two, three or six months from the expiration of the preceding period.

    The bank credit agreement requires the maintenance of certain financial ratios and places restrictions on capital expenditures, leases, additional borrowings, mergers and acquisitions, and payments of dividends. Certain of these loan requirements change during the term of the agreement and some become more restrictive.

    The Predecessor bank credit agreement required the Company to maintain interest rate swap agreements covering a portion of its outstanding and available credit facility including that portion related to letters of credit. At December 1, 1994, the Predecessor had outstanding interest rate swap agreements with two financial institutions which effectively converted floating rate debt to fixed rate debt. The Successor's bank credit agreement also has requirements for interest rate swaps. Accordingly, the interest rate swaps that were in effect at Acquisition were continued by the Successor. A fee of $250,000 was paid in connection with this arrangement. The terms of the interest rate swaps and the unrealized losses at December 31, 1994 and 1995 are as follows (dollars in thousands):

                                                                    1994         1995
NOTIONAL                            PAY                          UNREALIZED   UNREALIZED
 AMOUNT       MATURITY DATE        RATE        RECEIPT RATE        LOSSES       LOSSES
---------  --------------------  ---------  -------------------  -----------  -----------
$  40,000   February 27, 1997        9.13%     6 month LIBOR      $  (2,200)   $  (1,405)
   40,000     March 21, 1997         8.99%     6 month LIBOR         (1,900)      (1,317)

    The Company is exposed to credit losses for amounts receivable from counterparties for interest to the extent variable interest rates exceed fixed interest rates per the swap agreements (an average of 9.06%) each quarter in the event of nonperformance by the counterparties to the agreements. In addition, cancellation of the agreements due to nonperformance by the counterparties would also cause an increase

                       PRIME SERVICE, INC. AND SUBSIDIARY

8. DEBT (CONTINUED)
in interest expense in future periods to the extent that the fixed interest rates per the swap agreements were less than variable interest rates during such periods. However, the Company does not anticipate nonperformance by the counterparties. A 1% increase in interest rates on $80.0 million would increase interest expense by $800,000 per annum. The Company is subject to market loss in the event of falling interest rates on both swaps. Unrealized losses are the net amounts of money that would be paid for equal and offsetting interest rate swaps.

    As part of the Company's initial capitalization, the Company issued $10.0 million in subordinated notes to Invifin, an affiliate of Investcorp. The notes are due on March 31, 2006 and bear interest at 14%. The Company incurred a fee of $1.2 million in connection with the issuance of these notes. This fee has been capitalized as a deferred financing cost and is being amortized over the term of the note using the effective interest method.

    Maturities of debt are as follows at September 30, 1996 (in thousands):

SEPTEMBER 30,
---------------------------------------------------------------------------------
(UNAUDITED)
1996.............................................................................   $     500
1997.............................................................................       1,000
1998.............................................................................      12,000
1999.............................................................................     155,500
2000 and thereafter..............................................................     185,000
                                                                                   -----------
                                                                                    $ 354,000
                                                                                   -----------
                                                                                   -----------

    Outstanding debt of the Predecessor included a term loan of $71.0 million, a revolving credit facility of up to $80.0 million and a $6.0 million commitment for the issuance of letters of credit. As part of the 1994 Acquisition, the Company replaced this debt with the securities detailed above.

    Cash paid for interest, including cash paid under interest rate swaps, totaled $25.3 million for the year ended December 31, 1995. Cash paid for interest in 1994 was $1.3 million in the Successor period, and approximately $12.3 million in the Predecessor period. Cash paid for interest in 1993 approximated $11.4 million.

                       PRIME SERVICE, INC. AND SUBSIDIARY

9. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases facilities, computer equipment, rental equipment, autos and trucks under operating leases. Minimum future obligations for operating leases in effect at December 31, 1995 are (in thousands):

DECEMBER 31,
-------------------------------------------------------------------
1996...............................................................  $   5,979
1997...............................................................      5,031
1998...............................................................      3,829
1999...............................................................      2,116
2000...............................................................      1,205
Thereafter.........................................................      1,608
                                                                     ---------
Total minimum obligations..........................................  $  19,768
                                                                     ---------
                                                                     ---------

    Lease expense charged to operations in the accompanying statements of operations was approximately $7.2 million for the year ended December 31, 1995. Lease expense charged to operations for 1994 was $537,000 in the Successor period, and $5.1 million in the Predecessor period. Lease expense charged to operations for 1993 was approximately $4.2 million.

LEGAL MATTERS

    The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management based on discussions with legal counsel, the Company has adequate legal defense and/or insurance coverage with respect to these matters, and management does not believe that the ultimate resolution of these matters will materially affect the Company's operations, financial position or cash flows for any period.

ENVIRONMENTAL MATTERS

    The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations, and, in many cases, could require Prime to remediate a site to meet applicable legal requirements.

    In 1995, the Company spent approximately $1.3 million on environmental matters, including remediation and compliance costs, and has budgeted expenditures of approximately $4.4 million in 1996 for such matters. At September 30, 1996, the Company had a reserve for environmental remediation of $7.0 million and a related receivable from state trust fund programs and a seller of certain yards of $2.1 million related to environmental matters that are at least probable of creating liabilities. The Company's environmental remediation expenditures principally relate to the clean-up of contaminated soil caused by leaking underground gasoline storage tanks. The Company estimates total remediation costs based on the estimated cost of remediation of known environmental issues at specific sites and records a liability based on that estimate. Pursuant to the 1994 Acquisition agreement, the Seller has agreed to indemnify the Company for 80% of any environmental remediation costs paid by the Company (and not refunded) in

                       PRIME SERVICE, INC. AND SUBSIDIARY

9. COMMITMENTS AND CONTINGENCIES (CONTINUED) excess of $5.8 million, subject to certain defined limitations. It is reasonably possible that the actual cost of remediating contaminated sites and removing tanks may be different than that accrued due to the difficulty in estimating such costs and due to potential changes in the status of regulation and state reimbursement programs. Any additional amounts will be reflected as a charge to operations when and if such amounts become probable and can be reasonably estimated. No estimate can be made of the possible loss or range of possible loss, if any, in excess of current amounts accrued.

    Management believes that the amounts required to correct any identified environmental condition and to maintain compliance with applicable environmental regulations will not have a material adverse effect on the financial condition or results of operations of the Company.

RISK MANAGEMENT

    The Company is self-insured for physical damage or loss to its rental equipment. Presently, the Company has an insurance deductible of $250,000 per occurrence for claims related to workers' compensation, vehicle liability, and general liability. The annual deductible related to employee health benefit claims is $100,000 per employee.

    In February 1994, the Company settled a dispute with W.R. Grace & Co., a former owner, regarding general liability and workers' compensation insurance. Accordingly, a liability of $2.0 million, originally recorded in 1990, was reversed and recorded as a reduction of selling, general and administrative expenses in the statements of operations in the Predecessor period.

LETTERS OF CREDIT

    As of December 31, 1994 and 1995, and September 30, 1996, the Company had letters of credit outstanding totaling $5.1 million, $8.7 million and $6.5 million, respectively. These letters of credit guarantee the funding of environmental remediation and the Company's share of insured claims. None of the Company's assets are pledged as collateral for these letters of credit.

                       PRIME SERVICE, INC. AND SUBSIDIARY

10. INCOME TAXES

    The components of the provision (benefit) for income taxes consist of the following (in thousands):

                                                            FOR THE        FOR THE
                                              FOR THE       PERIOD         PERIOD        FOR THE
                                               YEAR          FROM           FROM          YEAR
                                               ENDED      JANUARY 1,     DECEMBER 2,      ENDED
                                             DECEMBER    1994 THROUGH   1994 THROUGH    DECEMBER
                                                31,       DECEMBER 1,   DECEMBER 31,       31,
                                               1993          1994           1994          1995
                                            -----------  -------------  -------------  -----------
                                            PREDECESSOR   PREDECESSOR     SUCCESSOR     SUCCESSOR
                                            -----------  -------------  -------------  -----------
Tax provision/(benefit) at statutory rate
  (35%)...................................   $   3,025     $   7,335      $    (123)    $  (3,415)
Amortization of cost in excess of fair
  value net assets acquired...............       1,106         1,044             96         1,138
Utilization of net operating loss
  carryforwards...........................      --            --             --              (668)
Change in estimate of prior year net
  operating loss and alternative minimum
  tax credit carryforward.................      --            --             --              (509)
Change in valuation allowance.............      --            --             --               478
Increase in alternative minimum tax credit
  carryforward............................      --            --             --               600
Other.....................................         219           127             44             8
                                            -----------       ------         ------    -----------
                                                 4,350         8,506             17        (2,368)
Tax benefit from extraordinary item--loss
  on extinguishment of debt...............      --            --             --              (794)
                                            -----------       ------         ------    -----------
                                             $   4,350     $   8,506      $      17     $  (3,162)
                                            -----------       ------         ------    -----------
                                            -----------       ------         ------    -----------

    The classification of the provision (benefit) for income taxes consists of the following (in thousands):

                                                            FOR THE        FOR THE
                                              FOR THE       PERIOD         PERIOD        FOR THE
                                               YEAR          FROM           FROM          YEAR
                                               ENDED      JANUARY 1,     DECEMBER 2,      ENDED
                                             DECEMBER    1994 THROUGH   1994 THROUGH    DECEMBER
                                                31,       DECEMBER 1,   DECEMBER 31,       31,
                                               1993          1994           1994          1995
                                            -----------  -------------  -------------  -----------
                                            PREDECESSOR   PREDECESSOR     SUCCESSOR     SUCCESSOR
                                            -----------  -------------  -------------  -----------
Current:
  Federal.................................   $  --         $   3,787      $  --         $   2,194
  State...................................      --               254              8           362
Deferred..................................       4,350         4,465              9        (5,718)
                                            -----------       ------         ------    -----------
    Total.................................   $   4,350     $   8,506      $      17     $  (3,162)
                                            -----------       ------         ------    -----------
                                            -----------       ------         ------    -----------

    Income taxes payable as of December 31, 1994 and 1995 were $2.0 million and $1.1 million, respectively.

                       PRIME SERVICE, INC. AND SUBSIDIARY

10. INCOME TAXES (CONTINUED)
    The components of deferred tax liability are as follows (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                              1994       1995
                                                            ---------  ---------
Deferred tax liabilities:
  Tax depreciation in excess of book......................  $  31,782  $  28,897
  Other...................................................        820
                                                            ---------  ---------
                                                               32,602     28,897
Deferred tax assets:
  Accrued casualty losses.................................      1,342      1,708
  Allowance for doubtful accounts.........................     --            356
  Accrued interest........................................     --            334
  Accrued pension costs...................................      1,158        785
  Accrued medical expenses................................        280        539
  Accrued environmental costs.............................        860      1,116
  Accrued bonus...........................................      1,284     --
  Non-compete agreements..................................     --          2,143
  Net operating losses....................................      3,679         33
  Investment tax credits..................................         47     --
  Alternative minimum tax credit carryforwards............     --          3,100
  Other...................................................     --             40
                                                            ---------  ---------
                                                                8,650     10,154
Less: valuation allowance.................................     (3,642)    (3,133)
                                                            ---------  ---------
        Net deferred tax liability........................  $  27,594  $  21,876
                                                            ---------  ---------
                                                            ---------  ---------

    As of December 31, 1995, the Company has state income tax net operating loss carryforwards of approximately $962,000. Substantially all of the Company's net operating loss carryforwards expire in the year 2004. Additionally, the Company has federal alternative minimum tax credit carryforwards of approximately $3.1 million. Cash paid for income taxes during the year ended December 31, 1995 amounted to approximately $3.5 million. The Company paid no cash for income taxes during 1994 in the Successor period and approximately $2.9 million in the Predecessor period. Cash paid for income taxes approximated $156,000 during 1993. At December 31, 1995 and 1994 the Company had a valuation allowance established which eliminates the deferred tax asset associated with the net operating losses and alternative minimum tax credit carryforwards. The allowance was established since it is not likely that the benefit of these assets will be realized due to the Company's high level of interest expense.

                       PRIME SERVICE, INC. AND SUBSIDIARY

11. STOCKHOLDER'S EQUITY (IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS)

CAPITALIZATION:

    The following is a summary of the capitalization of the Company:

                                                         CLASS A    CLASS C     CLASS D      COMMON       TOTAL
                                                         SHARES     SHARES      SHARES       SHARES      SHARES
                                                        ---------  ---------  -----------  -----------  ---------
Balance at December 31, 1994
  Authorized..........................................     18,604     10,527         182       29,312      58,625
  Issued..............................................     16,140      1,828         182       --          18,150
  Outstanding.........................................     16,140      1,828         182       --          18,150

Balance at December 31, 1995
  Authorized..........................................     18,604     10,527         182       29,312      58,625
  Issued..............................................     16,140      1,919          91       --          18,150
  Outstanding.........................................     16,140      1,919          91       --          18,150

Balance at September 30, 1996
  Authorized (unaudited)..............................     18,604     10,527         182       29,312      58,625
  Issued (unaudited)..................................     18,555      2,097          91       --          20,743
  Outstanding (unaudited).............................     18,555      2,095          91       --          20,741

    All of the stock has a $.01 par value per share. The transfer of any shares of stock is restricted as specified in the Company's Certificate of Designation (the "Certificate").

CONVERSION OF STOCK:

    In the event of an initial public offering or sale of the Company, as defined in the Certificate, all issued and outstanding shares of Class A, Class C and Class D Stock not otherwise redeemed by the Company shall automatically convert into shares of Common Stock on a one-for-one basis.

VOTING RIGHTS:

    Holders of shares of Class D Stock and Common Stock are entitled to one vote for each share of such stock held. Until a change of control of the Company, as defined in the Certificate, holders of Class A and Class C Stock have no voting rights, except that the holders of these shares shall have the right to one vote for each share held as to the approval of any change to the Certificate of Incorporation that would increase or decrease the par value of such stock, or change the powers, preferences or special rights of such stock so as to have a material adverse effect on such holders.

    Effective upon a change of control, holders of shares of Class A and Class C Stock shall be entitled to one vote for each share of stock held.

    Currently, affiliates of Investcorp S.A. ("Investcorp") own all of the outstanding voting stock of the Company. Investcorp owns no voting stock and less than 10% of the Company's total outstanding stock.

LIQUIDATION RIGHTS:

    In the event of liquidation of the Company, each holder of Class A and Class C Stock shall be entitled to receive $.001 per share before any payment or distribution shall be made or set aside for payment on the Class D Stock or Common Stock. Any remaining assets or proceeds therefrom are to be distributed to all stockholders on a pro rata basis.

                       PRIME SERVICE, INC. AND SUBSIDIARY

11. STOCKHOLDER'S EQUITY (IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS)
(CONTINUED)
DIVIDEND RIGHTS:

    Dividends are payable to all stockholders on a pro rata basis upon declaration of such dividends by the Board of Directors.

12. MANAGEMENT STOCK INCENTIVE PLAN (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

    At the 1994 Acquisition, Prime adopted a Management Stock Incentive Plan (the "Plan"), in order to provide incentives to employees and directors of Prime and Primeco by granting them option awards of Class C Stock of Prime. The Plan is administered by a committee of the Board of Directors of Prime (the "Compensation Committee"), which has broad authority in administering and interpreting the Plan and in determining the type and amounts of awards granted under the Plan. The exercise price of each option is $3.86 per share, which is the same price per share paid by existing holders of Class C stock to acquire Class C stock. Each option is subject to certain vesting provisions. To the extent not earlier vested or terminated, all options will vest on the tenth anniversary of the date of grant and will expire 30 days thereafter if not exercised.

                                                                                 NUMBER OF
                                                                                  SHARES
                                                                                -----------
Options Outstanding December 2, 1994..........................................          --
  Granted.....................................................................     222,174
  Exercised...................................................................          --
  Forfeited...................................................................          --
                                                                                -----------

Options Outstanding December 31, 1994.........................................     222,174
  Granted.....................................................................          --
  Exercised...................................................................          --
  Forfeited...................................................................          --
                                                                                -----------

Options Outstanding December 31, 1995.........................................     222,174
  Granted (unaudited).........................................................      38,877
  Exercised (unaudited).......................................................
  Forfeited (unaudited).......................................................      (1,324)
                                                                                -----------

Options Outstanding September 30, 1996........................................     259,727
                                                                                -----------
                                                                                -----------

    Of the options outstanding, none were exercisable as of December 31, 1995 and 44,435 were exercisable as of September 30, 1996.

13. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has the following types of financial instruments:

    - Cash and cash equivalents

    - Accounts receivable

    - Accounts payable

    - Interest rate swaps

    - Debt

                       PRIME SERVICE, INC. AND SUBSIDIARY

13. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Due to the short maturity of these instruments, their carrying values approximate their fair values, except for debt and interest rate swaps. Management believes that the carrying value of debt approximates its fair value as of December 31, 1995 and 1994. The fair value of the interest rate swaps is disclosed in Note 8.

14. ACQUISITION OF AMERICAN HI-LIFT AND ALPINE:

    On February 26, 1996, Prime completed the purchase of all of the outstanding stock of Vibroplant U.S., Inc. for $66.5 million, which included repayment of the outstanding bank debt of Vibroplant U.S. After the closing, Vibroplant U.S. merged into Primeco. Vibroplant U.S. (which operated as American Hi-Lift) operated 17 rental locations in California, Texas, Florida, Louisiana, Ohio, Alabama, South Carolina and Georgia. American Hi-Lift specialized in renting and selling aerial lift equipment to industrial and commercial customers. In conjunction with this transaction, certain existing Prime stockholders purchased approximately 134,000 shares of Class A Common Stock, for net proceeds of $9.4 million ($.6 million was paid to Investcorp). Prime then used these funds, as well as borrowings under its Senior Credit Facility, to fund the transaction.

    On July 29, 1996, Prime completed the purchase of substantially all of the assets of Alpine Equipment Rentals & Supply Company, Inc. ("Alpine") for approximately $11.0 million, and also paid $350,000 in respect of covenants not to compete for two senior executives of Alpine. Alpine operated six rental yards oriented toward industrial equipment in the state of Washington. The Company used borrowings under its revolving credit agreement to fund the transaction.

    The following condensed pro forma statement of operations presents the results of operations for the year ended December 31, 1995 and for the nine month periods ended September 30, 1995 and 1996 as though the acquisitions of American Hi-Lift and Alpine had been completed on January 1, 1995, and assumes that there were no other changes in the operations of Prime. The pro forma results are not necessarily indicative of the financial results that might have occurred had the transactions included in the condensed pro forma statements actually taken place on January 1, 1995, or of future results of operations (in thousands, except for earnings per share).

                                                                         PRO FORMA FOR
                                                     PRO FORMA FOR     NINE MONTHS ENDED
                                                       YEAR ENDED        SEPTEMBER 30,
                                                      DECEMBER 31,   ----------------------
                                                          1995          1995        1996
                                                     --------------  ----------  ----------
                                                      (UNAUDITED)         (UNAUDITED)
Revenues...........................................   $    307,192   $  226,646  $  254,172
Net (loss) income before extraordinary item........         (3,760)        (253)      6,713
Net (loss) income before extraordinary item per
  share............................................   ($       .21)         .00  $      .33

    The purchase price of the American Hi-Lift and Alpine acquisitions was allocated as follows:

Accounts receivable and Inventories..................................  $    16.1
Rental equipment.....................................................       59.0
Other assets.........................................................        2.0
Cost in excess of fair value.........................................       17.5
Other liabilities....................................................       (9.4)
Deferred income tax..................................................       (7.3)

                       PRIME SERVICE, INC. AND SUBSIDIARY

15. RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 at the beginning of 1996. The impact of adopting this statement did not have a material effect on the financial statements.

    The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, entitled "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"), in October 1995. The Company will adopt the new disclosure rules of SFAS No. 123 in fiscal year 1997.

16. INITIAL PUBLIC OFFERING

    The Company is in the process of filing an initial public offering for the issuance of shares of Common Stock. This offering is expected to be completed during the fourth quarter of 1996. Upon completion of the initial public offering, the Company will (i) terminate its management agreement with Investcorp, and (ii) use a portion of the net proceeds to retire a portion of its current debt. As a result of the above, the Company will write-off the unamortized prepaid management fee ($1.8 million at September 30, 1996) and a portion of the deferred financing costs ($1.2 million at September 30, 1996), and incur redemption penalty expense of $4.6 million (not accrued at September 30, 1996). In addition, Prime will grant to certain members of management, conditioned upon the closing of the initial public offering, options for the purchase of 346,665 shares of Common Stock.

17. STOCK SPLIT

    In October 1996, Prime effected a 18.15 to one stock split for all classes of Common Stock in the form of a common stock dividend (the "Stock Split"). Prime also increased the number of authorized shares of its Common Stock to 100,000,000 and authorized 10,000,000 shares of preferred stock. All share and per share information has been restated to reflect the Stock Split.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
Vibroplant U.S., Inc.:

    We have audited the accompanying balance sheets of Vibroplant U.S., Inc. as of February 25, 1996 and March 31, 1995, and the related statements of operations, stockholder's equity and cash flows for the period from April 1, 1995 through February 25, 1996, and for each of the years in the two-year period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vibroplant U.S., Inc. as of February 25, 1996 and March 31, 1995, and the results of its operations and its cash flows for the period from April 1, 1995 through February 25, 1996, and for each of the years in the two-year period ended March 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in note 3 to the financial statements, the Company changed its method of computing depreciation in 1995. As discussed in note 2(e) to the financial statements, the Company changed its method of accounting for income taxes in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG PEAT MARWICK LLP

Fort Worth, Texas
April 8, 1996

                             VIBROPLANT U.S., INC.
                                 BALANCE SHEETS
                      MARCH 31, 1995 AND FEBRUARY 25, 1996

                                                                                       MARCH 31,    FEBRUARY 25,
                                                                                         1995           1996
                                                                                     -------------  -------------
ASSETS (NOTE 7)
Current assets:
  Cash and cash equivalents........................................................  $   3,003,586  $   3,693,078
  Trade accounts receivable, less allowance for doubtful accounts of approximately
    $610,000 in 1995 and $601,000 in 1996 (note 2 (f)).............................      9,114,993      7,186,288
  Income taxes receivable (note 8).................................................        436,899        424,622
  Inventories (notes 4 and 12).....................................................      3,146,086      3,717,727
  Prepaid expenses.................................................................        492,778        321,929
  Deferred income taxes (note 8)...................................................        891,634        723,696
                                                                                     -------------  -------------
      Total current assets.........................................................     17,085,976     16,067,340
Property and equipment, net (notes 5 and 12).......................................     53,803,575     57,484,172
Other assets, net..................................................................       --              163,155
                                                                                     -------------  -------------
      Total assets.................................................................  $  70,889,551  $  73,714,667
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt (note 7)..................................  $   7,500,000  $   7,500,000
  Current installments of obligations under capital leases (note 6)................        145,086        226,000
  Accounts payable.................................................................      1,060,433        697,971
  Accrued expenses.................................................................      2,899,085      2,910,724
  Accrued dividends (note 1).......................................................       --           15,000,000
                                                                                     -------------  -------------
      Total current liabilities....................................................     11,604,604     26,334,695
Long-term debt, excluding current installments (note 7)............................     17,000,000     13,250,000
Obligations under capital leases, excluding current installments (note 6)..........        163,543        325,069
Accrued environmental costs (note 11)..............................................       --            3,000,000
Deferred income taxes (note 8).....................................................      8,994,367     10,181,154
                                                                                     -------------  -------------
      Total liabilities............................................................     37,762,514     53,090,918
                                                                                     -------------  -------------
Stockholder's equity (note 1):
  Common stock, $.01 par value, 700,000 shares authorized, 489,691 shares issued
    and outstanding................................................................          4,897          4,897
  Additional paid-in capital.......................................................     21,881,396     21,881,396
  Retained earnings................................................................     12,897,384        394,096
  Less treasury stock, 14,691 shares, at cost (note 9).............................     (1,656,640)    (1,656,640)
                                                                                     -------------  -------------
      Total stockholder's equity...................................................     33,127,037     20,623,749
Commitments and contingencies (notes 6 and 11)
                                                                                     -------------  -------------
                                                                                     $  70,889,551  $  73,714,667
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                             VIBROPLANT U.S., INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED MARCH 31, 1994 AND 1995 AND
            THE PERIOD FROM APRIL 1, 1995 THROUGH FEBRUARY 25, 1996

                                                                        MARCH 31,      MARCH 31,    FEBRUARY 25,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Rental revenue (note 2 (f)).........................................  $  40,442,447  $  38,584,141  $  37,203,561

Equipment sales.....................................................      9,332,918      8,116,332      8,848,837
Less cost of sales (note 3).........................................     (6,646,228)    (6,971,298)    (6,083,250)
                                                                      -------------  -------------  -------------
                                                                          2,686,690      1,145,034      2,765,587
                                                                      -------------  -------------  -------------

Parts and labor sales...............................................      3,017,420      3,592,854      3,559,906
Less cost of sales..................................................     (1,786,999)    (2,085,990)    (1,901,780)
                                                                      -------------  -------------  -------------
                                                                          1,230,421      1,506,864      1,658,126
                                                                      -------------  -------------  -------------
      Operating profits.............................................     44,359,558     41,236,039     41,627,274
                                                                      -------------  -------------  -------------

Selling, general and administrative expenses
  (notes 6, 9 and 10)...............................................     15,703,727     15,207,889     12,760,387
Depreciation and amortization (note 3)..............................     12,595,813      7,716,029      7,372,818
Operating salaries, wages and benefits..............................      5,783,733      5,798,864      5,709,057
Other operating expenses (notes 5 and 6)............................      7,456,803      7,927,021      9,876,408
                                                                      -------------  -------------  -------------
      Total operating expenses......................................     41,540,076     36,649,803     35,718,670
                                                                      -------------  -------------  -------------
      Operating income..............................................      2,819,482      4,586,236      5,908,604
                                                                      -------------  -------------  -------------

Other expenses (income);
  Interest expense (note 7).........................................      2,212,715      1,828,363      1,517,196
  Other, net........................................................        419,029       (166,059)      (224,381)
                                                                      -------------  -------------  -------------
      Total other expenses..........................................      2,631,744      1,662,304      1,292,815
                                                                      -------------  -------------  -------------
      Income before income taxes and cumulative effect of changes in
        accounting methods..........................................        187,738      2,923,932      4,615,789

Income taxes (note 8)...............................................        133,200      1,578,469      2,119,077
                                                                      -------------  -------------  -------------
      Income before cumulative effect of changes in accounting
        methods.....................................................         54,538      1,345,463      2,496,712

Cumulative effect at April 1, 1994 of change in accounting for
  depreciation (note 3).............................................       --            4,782,132       --

Cumulative effect at April 1, 1993 of change in accounting for
  income taxes (note 2 (e)).........................................       (139,218)      --             --
                                                                      -------------  -------------  -------------
      Net income (loss).............................................  $     (84,680) $   6,127,595  $   2,496,712
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See accompanying notes to financial statements.

                             VIBROPLANT U.S., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                FOR THE YEARS ENDED MARCH 31, 1994 AND 1995 AND
            THE PERIOD FROM APRIL 1, 1995 THROUGH FEBRUARY 25, 1996

                                             COMMON STOCK
                                        ----------------------   ADDITIONAL
                                         NUMBER OF                 PAID-IN        RETAINED       TREASURY
                                          SHARES      AMOUNT       CAPITAL        EARNINGS         STOCK          TOTAL
                                        -----------  ---------  -------------  --------------  -------------  --------------
Balance, March 31, 1993...............     489,691   $   4,897  $  21,881,396  $    6,854,469  $    --        $   28,740,762
Net loss..............................      --          --           --               (84,680)      --               (84,680)
Acquisition of 14,691 shares of common
  stock (note 9)......................      --          --           --              --           (1,656,640)     (1,656,640)
                                        -----------  ---------  -------------  --------------  -------------  --------------
Balance, March 31, 1994...............     489,691       4,897     21,881,396       6,769,789     (1,656,640)     26,999,442
Net income............................      --          --           --             6,127,595       --             6,127,595
                                        -----------  ---------  -------------  --------------  -------------  --------------
Balance, March 31, 1995...............     489,691       4,897     21,881,396      12,897,384     (1,656,640)     33,127,037
Net income............................      --          --           --             2,496,712       --             2,496,712
Dividend..............................      --          --           --           (15,000,000)      --           (15,000,000)
                                        -----------  ---------  -------------  --------------  -------------  --------------
Balance, February 25, 1996............     489,691   $   4,897  $  21,881,396  $      394,096  $  (1,656,640) $   20,623,749
                                        -----------  ---------  -------------  --------------  -------------  --------------
                                        -----------  ---------  -------------  --------------  -------------  --------------

                See accompanying notes to financial statements.

                             VIBROPLANT U.S., INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED MARCH 31, 1994 AND 1995 AND
          FOR THE PERIOD FROM APRIL 1, 1995 THROUGH FEBRUARY 25, 1996

                                                                      MARCH 31,      MARCH 31,      FEBRUARY 25,
                                                                        1994            1995            1996
                                                                    -------------  --------------  --------------
Cash flows from operating activities:
  Net income (loss)...............................................  $     (84,680) $    6,127,595  $    2,496,712
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Cumulative effect of change in accounting for depreciation....       --            (4,782,132)       --
    Depreciation and amortization.................................     12,683,697       7,716,029       7,372,818
    Provision for bad debts.......................................        300,934       1,055,639         462,715
    Provision for loss on real property...........................       --               340,000        --
    Deferred income taxes, including $139,218 cumulative effect of
      change in accounting for income taxes in 1994...............         11,856       1,630,216       1,354,725
  Changes in operating assets and liabilities:
    Trade accounts receivable.....................................       (573,708)         32,422       1,465,990
    Income taxes receivable.......................................        192,763        (307,375)         12,277
    Inventories...................................................      4,310,272       3,658,797       3,176,459
    Prepaid expenses..............................................       (105,787)        107,995         170,849
    Other assets..................................................       --              --              (163,155)
    Accounts payable..............................................       (387,489)        421,454        (362,462)
    Accrued environmental costs...................................       --              --             3,000,000
    Accrued expenses..............................................        (48,912)       (232,904)         11,639
                                                                    -------------  --------------  --------------
      Net cash provided by operating activities...................     16,298,946      15,767,736      18,998,567
                                                                    -------------  --------------  --------------
Cash flows used in investing activities:
  Purchases of property and equipment.............................     (6,877,795)    (10,941,427)    (14,344,316)
  Decrease in other assets........................................         21,624         434,016        --
                                                                    -------------  --------------  --------------
      Net cash used in investing activities.......................     (6,856,171)    (10,507,411)    (14,344,316)
                                                                    -------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from long-term debt....................................      2,500,000      24,750,000        --
  Payments on long-term debt......................................    (10,159,576)    (22,275,344)     (3,750,000)
  Payments under capital lease obligations........................       --              --              (214,759)
  Payments on advances from Parent................................       --            (5,000,000)       --
  Decrease in bank overdraft......................................       (454,641)       (392,366)       --
  Purchases of treasury stock.....................................       (985,269)       (671,371)       --
                                                                    -------------  --------------  --------------
      Net cash used in financing activities.......................     (9,099,486)     (3,589,081)     (3,964,759)
                                                                    -------------  --------------  --------------
Net increase in cash and cash equivalents.........................        343,289       1,671,244         689,492
Cash and cash equivalents at beginning of period..................        989,053       1,332,342       3,003,586
                                                                    -------------  --------------  --------------
Cash and cash equivalents at end of period........................  $   1,332,342  $    3,003,586  $    3,693,078
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                See accompanying notes to financial statements.

                             VIBROPLANT U.S., INC.

                         NOTES TO FINANCIAL STATEMENTS

1. STOCK PURCHASE AGREEMENT

    On February 26, 1996, pursuant to a stock purchase agreement dated as of January 9, 1996, Primeco, Inc. (Prime) purchased all of the outstanding stock of Vibroplant U.S., Inc. (the Company) from Vibroplant plc (the Parent). Prime also repaid the Company's outstanding bank debt as of February 26, 1996, which was approximately $36,700,000.

    Prior to the stock purchase agreement the Company declared dividends of $15,000,000 and paid an intercompany account balance of $1,700,000 (including additional management fees of $1,500,000 recognized at closing) to the Parent from the proceeds of additional borrowings from a bank.

    In conjunction with the stock purchase agreement, on February 26, 1996, the Parent paid divestiture bonuses totaling $1,024,500 to former employees of the Company. Severance payments were made to former employees totaling $791,050.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

    The Company is engaged in the rental, sales and servicing of aerial lift equipment. The majority of the Company's customers are engaged in the construction industry and are located throughout the United States. No single customer accounted for more than five percent of the Company's sales in 1994, 1995 or 1996.

(B) CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(C) INVENTORIES

    Inventories consist of equipment replacement parts and supplies and equipment held for sale. Inventories are carried at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method for parts and supplies. Cost for equipment held for sale is determined using the specific identification method.

(D) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of net minimum lease payments or fair value at the inception of the lease.

    Effective April 1, 1994, the Company retroactively changed to the declining balance method for depreciating rental equipment (note 3). Remaining assets are depreciated using the straight-line method over the estimated useful lives of the assets (generally 5 to 30 years). Property and equipment under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets.

    Upon sale or retirement, the related cost and accumulated depreciation are eliminated from the accounts and gains and loses are recognized in income. Repairs and maintenance which do not extend the lives or improve the respective assets are charged to expense as incurred.

                             VIBROPLANT U.S., INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(E) INCOME TAXES

    Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement
109), on a prospective basis and has reported the cumulative effect of the change in the 1994 statement of operations. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(F) REVENUE RECOGNITION

    Rental revenue is recognized on the accrual basis. Included in trade accounts receivable are unbilled rental revenues of approximately $1,296,000 and $1,255,000 at March 31, 1995 and February 25, 1996, respectively.

(G) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of such instruments.

    The carrying amounts of long-term debt approximate fair value due to the variable interest rate on such obligation.

(H) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(I) NEW ACCOUNTING STANDARD

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," (Statement 121). Statement 121 requires that certain long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Management cannot currently estimate whether the adoption of Statement 121 in 1997 will have a material adverse effect on the Company's financial position or results of operations.

3. CHANGE IN ACCOUNTING FOR DEPRECIATION

    Effective April 1, 1994, the Company changed its method of depreciating rental equipment from the straight line method to the declining balance method. The new method of depreciation was adopted to

                             VIBROPLANT U.S., INC.

3. CHANGE IN ACCOUNTING FOR DEPRECIATION (CONTINUED) provide a better matching of revenues and expenses over the lives of the rental equipment and was applied retroactively to equipment acquisitions of prior years. The effect of the change in 1995 was to increase the cost of equipment sold by $1,400,000 and to decrease depreciation by $3,700,000. It was not practical to determine the effect of this change in 1994. The cumulative adjustment as of April 1, 1994 to retroactively apply the new method of $4,782,000, after reduction for income taxes of $2,820,000, is included in 1995 income.

4. INVENTORIES

    Inventories consist of the following at March 31, 1995 and February 25, 1996:

                                                                        1995          1996
                                                                    ------------  ------------
Replacement parts and supplies....................................  $  2,761,984  $  2,733,309
Equipment held for sale...........................................       384,102       984,418
                                                                    ------------  ------------
                                                                    $  3,146,086  $  3,717,727
                                                                    ------------  ------------
                                                                    ------------  ------------

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at March 31, 1995 and February 25, 1996:

                                                                                                    COST, NET OF
                                                                                      ACCUMULATED    ACCUMULATED
                                                                          COST       DEPRECIATION   DEPRECIATION
                                                                     --------------  -------------  -------------
1995:
Rental equipment...................................................  $   86,810,271  $  39,682,393  $  47,127,878
Transportation equipment...........................................       2,799,966      2,205,431        594,535
Furniture and equipment............................................       2,814,630      2,002,819        811,811
Land...............................................................       1,893,119       --            1,893,119
Buildings..........................................................       4,936,110      1,559,878      3,376,232
                                                                     --------------  -------------  -------------
                                                                     $   99,254,096  $  45,450,521  $  53,803,575
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

1996:
Rental equipment...................................................  $   88,130,589  $  37,268,732  $  50,861,857
Transportation equipment...........................................       2,712,800      1,835,984        876,816
Furniture and equipment............................................       2,769,952      2,184,891        585,061
Land...............................................................       1,795,465       --            1,795,465
Buildings..........................................................       5,061,195      1,696,222      3,364,973
                                                                     --------------  -------------  -------------
                                                                     $  100,470,001  $  42,985,829  $  57,484,172
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

    In 1995 the Company recorded a provision for loss on real property of $340,000. This provision, which is included in other operating expenses in the accompanying statements of operations, is the result of a decline in the fair market value of the property.

                             VIBROPLANT U.S., INC.

6. LEASES

    The Company is obligated under various capital leases for transportation equipment that expire at various dates during the next four years. At March 31, 1995 and February 25, 1996, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                                           1995        1996
                                                                        ----------  ----------
Transportation equipment..............................................  $  494,000  $  951,000
Less accumulated amortization.........................................     144,000     299,000
                                                                        ----------  ----------
                                                                        $  350,000  $  652,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    Amortization of assets held under capital leases is included with the depreciation expense.

    The Company also has several noncancelable operating leases, primarily for rental and transportation equipment and land and buildings, that expire over the next six years. Rental expense for operating leases during 1994, 1995 and 1996 consisted of the following:

                                                                                1994        1995         1996
                                                                             ----------  ----------  ------------
Rental equipment...........................................................  $   --      $   --      $    507,000
Transportation equipment...................................................     323,000     384,000       471,000
Land and buildings.........................................................     658,000     605,000       540,000
                                                                             ----------  ----------  ------------
                                                                             $  981,000  $  989,000  $  1,518,000
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

    Rental expense is included in selling, general and administrative expenses for land and buildings and other operating expenses for rental and transportation equipment in the accompanying statements of operations.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of February 25, 1996 are:

                                                                                       CAPITAL        OPERATING
YEAR ENDING MARCH 31:                                                                  LEASES          LEASES
----------------------------------------------------------------------------------  -------------  ---------------
1997..............................................................................   $   286,000    $   1,519,000
1998..............................................................................       165,000        1,216,000
1999..............................................................................       129,000        1,021,000
2000..............................................................................        48,000          476,000
2001..............................................................................       --               166,000
2002..............................................................................       --               160,000
                                                                                    -------------  ---------------
Total minimum lease payments......................................................       628,000    $   4,558,000
                                                                                                   ---------------
                                                                                                   ---------------
Less amount representing interest (at rates ranging from 8% to 11%)...............       (76,931)
                                                                                    -------------
Present value of net minimum capital lease payments...............................       551,069
Less current installments of obligations under capital leases.....................      (226,000)
                                                                                    -------------
Obligations under capital leases, excluding current installments..................   $   325,069
                                                                                    -------------
                                                                                    -------------

                             VIBROPLANT U.S., INC.

7. LONG-TERM DEBT

    Long-term debt consists of the following at March 31, 1995 and February 25, 1996 (note 1):

                                                                                         1995           1996
                                                                                     -------------  -------------
Term loan with a bank, due in varying installments through June 1999, with interest at LIBOR plus 1.125% (6.9% at February 25, 1996) secured by substantially all of the Company's assets and guaranteed by the Parent................................  $  24,500,000  $  20,750,000
Less current installments..........................................................      7,500,000      7,500,000
                                                                                     -------------  -------------
Long-term debt, excluding current installments.....................................  $  17,000,000  $  13,250,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The loan agreement provides the Company with term loan of $24,500,000, a $5,000,000 revolving credit facility and letters of credit totaling $2,220,000. There were no borrowings outstanding under the revolving credit facility or the letters of credit at March 31, 1995 or February 25, 1996. In connection with these loan agreements, the Parent has executed guaranty agreements which also require the Parent to meet various restrictive and affirmative covenants.

    Aggregate maturities of long-term debt at February 25, 1996 are as follows:

YEAR ENDING MARCH 31:
-------------------------------------------------------------------------------
1997...........................................................................  $   7,500,000
1998...........................................................................      3,750,000
1999...........................................................................      9,500,000
                                                                                 -------------
                                                                                 $  20,750,000
                                                                                 -------------
                                                                                 -------------

8. INCOME TAXES

    Total income taxes for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 25, 1996, were as follows:

                                                                               1994         1995          1996
                                                                            ----------  ------------  ------------
Income from operations....................................................  $  133,200  $  1,578,469  $  2,119,077
Cumulative effect of change in accounting for depreciation................      --         2,820,621       --
                                                                            ----------  ------------  ------------
                                                                            $  133,200  $  4,399,090  $  2,119,077
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                             VIBROPLANT U.S., INC.

8. INCOME TAXES (CONTINUED)
    Income tax expense (benefit) attributable to income from operations consists of the following for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 25, 1996:

                                                                             CURRENT      DEFERRED       TOTAL
                                                                           -----------  ------------  ------------
1994:
Federal..................................................................  $   252,729  $   (116,720) $    136,009
State....................................................................        7,833       (10,642)       (2,809)
                                                                           -----------  ------------  ------------
                                                                           $   260,562  $   (127,362) $    133,200
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

1995:
Federal..................................................................  $  (152,834) $  1,458,614  $  1,305,780
State....................................................................      101,087       171,602       272,689
                                                                           -----------  ------------  ------------
                                                                           $   (51,747) $  1,630,216  $  1,578,469
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

1996:
Federal..................................................................  $   340,352  $  1,212,122  $  1,552,474
State....................................................................      424,000       142,603       566,603
                                                                           -----------  ------------  ------------
                                                                           $   764,352  $  1,354,725  $  2,119,077
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

    Income tax expense attributable to income from operations for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 25, 1996, differed from the amounts computed by applying the marginal U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                               1994         1995          1996
                                                                            ----------  ------------  ------------
Computed "expected" income tax expense....................................  $   63,830  $    994,000  $  1,569,000
Adjustments to deferred tax assets and liabilities for changes in State
  income tax rates........................................................      --           255,000       --
Recognition of valuation allowance for deferred tax assets................      --           160,000       --
State income taxes, net of Federal income tax benefit.....................      (1,854)      117,000       374,000
Tax effect of amortization of nondeductible goodwill......................      29,900       --            --
Other.....................................................................      41,324        52,469       176,077
                                                                            ----------  ------------  ------------
                                                                            $  133,200  $  1,578,469  $  2,119,077
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                             VIBROPLANT U.S., INC.

8. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1995 and February 25, 1996, are presented below:

                                                                     1995            1996
                                                                --------------  --------------
Deferred tax assets:
  Trade accounts receivable, principally due to the allowance
    for doubtful accounts.....................................  $      231,000  $      228,000
  Accrued expenses, principally due to insurance and
    environmental reserves....................................         715,000       1,615,000
  Net operating loss carryforwards............................         220,000         160,000
  Alternative minimum tax credit carryforwards................       2,466,000         388,000
  Other.......................................................             612          20,783
                                                                --------------  --------------
    Gross deferred tax assets.................................       3,632,612       2,411,783
    Less valuation allowance..................................        (160,000)       (160,000)
                                                                --------------  --------------
    Net deferred tax assets...................................  $    3,472,612  $    2,251,783
                                                                --------------  --------------
                                                                --------------  --------------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
    depreciation..............................................  $  (11,520,000) $  (11,709,241)
  Other.......................................................         (55,345)       --
                                                                --------------  --------------
    Total deferred tax liabilities............................  $  (11,575,345) $  (11,709,241)
                                                                --------------  --------------
                                                                --------------  --------------

    The valuation allowance for deferred tax assets was $160,000 as of March 31, 1995 and February 25, 1996, respectively.

    At February 25, 1996, the Company had net operating loss carryforwards for state income tax purposes of approximately $160,000 which may be available to offset future State taxable income, if any through 2005. In addition, the Company has minimum tax credit carryforwards of approximately $388,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.

9. RELATED PARTY TRANSACTIONS

    During 1994, 1995 and 1996, management fees of $84,000, $84,000, and
$116,000 were charged to the Company by the Parent, respectively. Such amounts are included in selling, general and administrative expenses in the accompanying statements of operations.

    In 1994, the Company purchased the outstanding common stock not owned by the Parent for approximately $1,657,000. The Company paid approximately $985,000 in 1994 and paid the remaining balance of $657,371 in 1995.

10. EMPLOYEE BENEFIT PLANS

    The Company sponsors a defined contribution plan covering substantially all employees. The plan provides that employees can voluntarily contribute form 1% to 15% of their compensation. The Company's contributions are discretionary and totaled approximately $97,000, $130,000 and $222,000 in 1994, 1995 and 1996,
respectively.

                             VIBROPLANT U.S., INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company has entered into bonus compensation agreements with various employees. Amounts recognized under these agreements were approximately $100,000, $130,000 and $250,000 in 1994, 1995 and 1996, respectively, which are included in selling, general and administrative expenses in the accompanying statements of operations.

11. COMMITMENTS AND CONTINGENCIES

    As a result of environmental assessments performed during 1995, the Company identified environmental contamination of soil and ground water at certain of the Company's rental facilities. Utilizing cost projections from a remediation plan developed by the Company's environmental consultants, the Company developed an estimate of future costs for the remediation. The total estimated aggregate costs are expected to be $3,000,000, and are based on technology currently available to treat the contaminated sites. This amount has been recognized in other operating expenses in the accompanying 1996 statement of operations as it represents management's best estimate of the remediation costs.

    The estimate of the remediation costs could change as a result of changes to the remediation plan required by the various governmental environmental agencies, changes in technology available to treat the sites, or unforeseen circumstances existing at the site. It is not possible to estimate the amount of losses, if any, that may exceed the amounts accrued as a result of these factors.

    The Company is involved in litigation arising as a result of its acquisition of American Hi-Lift Corporation (American) in 1988. On January 28, 1994, a jury verdict of approximately $429,000 was rendered against American. The Company's management intends to vigorously appeal this decision. Although the outcome of this litigation and its ultimate impact on the Company have not been determined, management has recognized a provision for possible losses as a result of this contingency. Management believes that such provision is adequate to provide for its maximum estimated liability resulting from this decision.

    The Company is fully insured, subject to varying deductibles, for workers' compensation claims in substantially all states in which it operates. In the remaining states, the Company provides for workers' compensation claims through incurred loss retrospective policies. management believes that the Company has sufficiently provided for estimated claims, including the effect of any retroactive premium adjustments, at March 31, 1995 and February 25, 1996.

    The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

12. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Rental equipment of $4,891,358, $3,245,650, and $3,748,100 was transferred to inventories in 1994, 1995 and 1996, respectively. Capital lease obligations of $310,635 and $457,199 were incurred in 1995 and 1996, respectively, when the Company entered into leases for equipment. Dividends payable to the Parent of $15,00,000 were declared in 1996. In 1994, a liability of $671,371 was recognized for purchases of treasury stock.

    Cash paid for interest was $2,217,152, $2,034,000, and $1,640,000 in 1994,
1995 an 1996, respectively. Cash paid for income taxes was $67,799, $428,400, and $752,000 in 1994, 1995 and 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
Alpine Equipment Rentals and Supply Company:

    We have audited the balance sheet of the Alpine Equipment Rentals and Supply Company as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 7, substantially all of the Company's assets were sold to Primeco Inc. on July 29, 1996.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpine Equipment Rentals and Supply Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 30, 1996

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY
                                 BALANCE SHEET

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1994           1995
                                                                                     -------------  -------------
ASSETS
Cash and cash equivalents..........................................................  $     449,066  $     135,073
Bank certificate of deposit........................................................         50,000       --
Accounts receivable, net...........................................................      1,364,801      1,734,652
Inventories........................................................................         21,741         21,741
Rental equipment, net..............................................................      6,709,012      7,865,531
Property, plant and equipment, net.................................................        999,974      1,574,428
Other assets.......................................................................       --             --
                                                                                     -------------  -------------
    Total assets...................................................................  $   9,594,594  $  11,331,425
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...................................................................  $     231,347  $     197,339
Accrued expenses...................................................................        312,095        381,763
Debt...............................................................................      2,307,583      3,383,084
Note payable to former stockholder.................................................        154,910         81,645
Commitments and Contingencies (Note 6)
Common stock, no par value, 10,000 shares authorized and 2,087 shares issued and
  outstanding......................................................................         83,613         83,613
Paid-in capital....................................................................         66,632         66,632
Retained earnings..................................................................      6,438,414      7,137,349
                                                                                     -------------  -------------
    Stockholders' equity...........................................................      6,588,659      7,287,594
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $   9,594,594  $  11,331,425
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

                            STATEMENT OF OPERATIONS

                                                                                                           THE PERIOD
                                                                                                              FROM
                                                            FOR THE YEAR ENDED                             JANUARY 1,
                                                               DECEMBER 31,             NINE MONTHS           1996
                                                        ---------------------------        ENDED          TO JULY 29,
                                                            1994          1995       SEPTEMBER 30, 1995       1996
                                                        ------------  -------------  ------------------  --------------
                                                                                        (UNAUDITED)       (UNAUDITED)
Revenues:
  Rental revenue......................................  $  8,794,296  $  10,126,532    $    7,397,000     $  5,312,000
  Rental equipment sales..............................       432,054        412,341           269,000          216,000
  Other income........................................       157,615        201,718           152,000          106,000
                                                        ------------  -------------  ------------------  --------------
                                                           9,383,965     10,740,591         7,818,000        5,634,000

Cost of sales:
  Depreciation--rental equipment......................       587,056        614,716           461,000          349,000
  Cost of rental equipment sales, net of accumulated
    depreciation......................................       401,666        372,446           279,000          203,000
  Direct operating expenses...........................     2,173,319      2,519,639         1,960,000        1,129,000
                                                        ------------  -------------  ------------------  --------------
                                                           3,162,041      3,506,801         2,700,000        1,681,000
                                                           6,221,924      7,233,790         5,118,000        3,953,000
                                                        ------------  -------------  ------------------  --------------

Selling, general, administrative and other............     5,047,294      5,679,431         4,021,000        3,242,000
Depreciation--property, plant and equipment...........       213,033        298,572           224,000          158,000
Interest expense......................................       174,305        270,019           185,000          179,000
                                                        ------------  -------------  ------------------  --------------
                                                           5,434,632      6,248,022         4,430,000        3,579,000
      Income before income taxes......................       787,292        985,768           688,000          374,000
Income tax expense....................................        29,842         36,838            32,000            2,000
                                                        ------------  -------------  ------------------  --------------
      Net income......................................  $    757,450  $     948,930    $      656,000     $    372,000
                                                        ------------  -------------  ------------------  --------------
                                                        ------------  -------------  ------------------  --------------

    The accompanying notes are an integral part of the financial statements.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                          TOTAL
                                                        COMMON      COMMON     PAID-IN     RETAINED    STOCKHOLDERS'
                                                        SHARES       STOCK     CAPITAL     EARNINGS       EQUITY
                                                      -----------  ---------  ---------  ------------  ------------
Balance at January 1, 1994..........................       2,087   $  83,613  $  66,632  $  5,720,964   $5,871,209
  Net Income........................................                                          757,450      757,450
  Stockholder distributions.........................                                          (40,000)     (40,000)
                                                           -----   ---------  ---------  ------------  ------------
Balance at December 31, 1994........................       2,087      83,613     66,632     6,438,414    6,588,659
  Net Income........................................                                          948,930      948,930
  Stockholder distributions.........................                                         (249,995)    (249,995)
                                                           -----   ---------  ---------  ------------  ------------
Balance at December 31, 1995........................       2,087      83,613     66,632     7,137,349    7,287,594
                                                           -----   ---------  ---------  ------------  ------------
                                                           -----   ---------  ---------  ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

                            STATEMENT OF CASH FLOWS

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                        --------------------------  NINE MONTHS ENDED
                                                                            1994          1995      SEPTEMBER 30, 1995
                                                                        ------------  ------------  ------------------
                                                                                                       (UNAUDITED)
Operating activities:
  Net income..........................................................  $    757,450  $    948,930     $    656,000
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation......................................................       800,089       913,288          685,000
    Net (gain) loss on disposal of rental equipment; and property,
      plant and equipment.............................................       (31,738)      (57,195)          10,000
    Provision for doubtful accounts...................................        22,697       --               --
    Effect on changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable......................      (266,979)     (369,851)        (316,426)
      Increase in other assets........................................       --            --               (37,576)
      Increase in accounts payable and accrued expenses and other
        liabilities...................................................       160,420        35,660          323,540
                                                                        ------------  ------------  ------------------
        Net cash provided by operating activities.....................     1,441,939     1,470,832        1,320,538
Investing activities:
  Additions to rental equipment.......................................      (264,603)     (141,509)        (138,509)
  Additions to property, plant and equipment..........................       (34,047)     (778,499)        (426,652)
  Proceeds from sales of rental equipment.............................       432,054       412,341          269,000
  Proceeds from disposals of property, plant and equipment............         1,350        17,300           10,100
  Maturity of bank certificate of deposit.............................       --             50,000           50,000
                                                                        ------------  ------------  ------------------
        Net cash (used in) provided by investing activities...........       134,754      (440,367)        (236,061)
Financing activities:
  Proceeds from debt..................................................        75,000       567,000
  Payments of debt....................................................    (1,316,018)   (1,661,463)      (1,132,185)
  Shareholder distributions...........................................       (40,000)     (249,995)        (249,995)
                                                                        ------------  ------------  ------------------
        Net cash used in financing activities.........................    (1,281,018)   (1,344,458)      (1,382,180)
Net (decrease) increase in cash and cash equivalents..................       295,675      (313,993)        (297,703)
Cash and cash equivalents at beginning of period......................       153,391       449,066          449,066
                                                                        ------------  ------------  ------------------
Cash and cash equivalents at end of period............................  $    449,066  $    135,073     $    151,363
                                                                        ------------  ------------  ------------------
                                                                        ------------  ------------  ------------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..............................  $    174,305  $    270,019
  Cash paid during the year for income taxes..........................  $     33,356  $     33,342
  Additions to rental equipment and property, plant and equipment financed through promissory notes.................................  $  1,626,310  $  2,096,699

                                                                        THE PERIOD FROM
                                                                        JAN. 1, 1996 TO
                                                                         JULY 29, 1996
                                                                        ---------------
                                                                          (UNAUDITED)
Operating activities:
  Net income..........................................................    $   372,000
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation......................................................        507,000
    Net (gain) loss on disposal of rental equipment; and property,
      plant and equipment.............................................        (13,000)
    Provision for doubtful accounts...................................        --
    Effect on changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable......................        497,298
      Increase in other assets........................................        --
      Increase in accounts payable and accrued expenses and other
        liabilities...................................................       (117,511)
                                                                        ---------------
        Net cash provided by operating activities.....................      1,245,787
Investing activities:
  Additions to rental equipment.......................................       (175,058)
  Additions to property, plant and equipment..........................         (3,010)
  Proceeds from sales of rental equipment.............................        216,000
  Proceeds from disposals of property, plant and equipment............        --
  Maturity of bank certificate of deposit.............................        --
                                                                        ---------------
        Net cash (used in) provided by investing activities...........         37,932
Financing activities:
  Proceeds from debt..................................................        330,000
  Payments of debt....................................................       (936,844)
  Shareholder distributions...........................................       (199,995)
                                                                        ---------------
        Net cash used in financing activities.........................       (806,839)
Net (decrease) increase in cash and cash equivalents..................        476,880
Cash and cash equivalents at beginning of period......................        135,073
                                                                        ---------------
Cash and cash equivalents at end of period............................    $   611,953
                                                                        ---------------
                                                                        ---------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..............................
  Cash paid during the year for income taxes..........................
  Additions to rental equipment and property, plant and equipment financed through promissory notes.................................

    The accompanying notes are an integral part of the financial statements.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

    Alpine Equipment Rental and Supply Company (the "Company") was formed in 1974. The Company's operations primarily consist of renting equipment and, to a lesser extent, selling used equipment to commercial construction, industrial and residential users in the Washington State area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RENTAL AGREEMENTS

    The Company rents equipment primarily to the construction, industrial and homeowner markets. Rental agreements are structured as operating leases, and rental revenue is recognized in the period in which it is earned.

INVENTORIES

    Inventory is valued at the lower of cost or market, with cost being determined on the specific identification method.

RENTAL EQUIPMENT

    Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over the estimated five-year useful life of the assets, after giving effect to an estimated salvage value. Accumulated depreciation was approximately $3,780,000 and $4,072,000 at December 31, 1994 and 1995, respectively.

    Expenditures for additions or improvements which extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When rental equipment is disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, giving effect to an estimated salvage value.

    The estimated useful lives for leasehold improvements is 15 years and the estimated useful lives for vehicles, shop tools, and furniture and fixtures is 5 years.

    Expenditures for additions or improvements which extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When property, plant and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

INCOME TAXES

    As of July 1, 1988, the stockholders elected to report the Company's taxable income as an "S" Corporation for federal income tax purposes, pursuant to
Section 1374(a) of the Internal Revenue Code. Previously, the Company was organized as a "C" Corporation. As an "S" Corporation, the income of the Company is taxable directly to the stockholders. Accordingly, the Company is not subject to federal income taxes with the exception of federal income taxes on gains realized from the sale of depreciable personal property owned at June 30, 1988 and sold prior to July 1, 1998. Of the original potential taxable gain of

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$1,059,000, the Company has recognized approximately $777,000 through December 31, 1995. The remaining gain of approximately $282,000 will be recognized in 1996 following the sale of these assets (see Note 7).

CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and all highly liquid investment instruments purchased with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash deposits with one bank, which from time-to-time, may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal.

    Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. However, the majority of the Company's customers operate in the state of Washington and therefore the Company is vulnerable to the general economic conditions of that state. The Company generally does not require collateral on accounts receivable. At December 31, 1994 and 1995 the Company had an allowance for doubtful accounts of $22,697.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

    In the opinion of management, the accompanying unaudited interim condensed financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the results of its operations and cash flows for the nine months ended September 30, 1995 and the period from January 1, 1996 through July 29, 1996. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for all interim periods presented are not necessarily indicative of the results to be expected for the full year.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following as of December 31, 1994 and 1995 (in thousands):

                                                                      1994           1995
                                                                  -------------  -------------
Property, plant and equipment at cost:
  Vehicles......................................................  $   1,614,046  $   2,068,177
  Shop tools....................................................        188,937        214,266
  Leasehold improvements........................................        295,544        455,186
  Furniture and fixtures........................................        119,363        313,647
                                                                  -------------  -------------
                                                                      2,217,890      3,051,276
Accumulated depreciation........................................     (1,217,916)    (1,476,848)
                                                                  -------------  -------------
      Net property, plant and equipment.........................  $     999,974  $   1,574,428
                                                                  -------------  -------------
                                                                  -------------  -------------

4. RELATED PARTY TRANSACTIONS

    The Company leases two of its facilities from partnerships owned by certain Company shareholders. The leases call for lease payments aggregating $13,903 per month and both expire in 1996. The rental expense for these leases included in the statement of operations was approximately $163,000 and $167,000 for the years ended December 31, 1994 and 1995, respectively.

    The Company issued a note payable to a former stockholder for the purchase of that stockholder's shares of Company stock. See Note 5 for additional information.

5. DEBT AND NOTE PAYABLE TO FORMER STOCKHOLDER

    Debt consists of the following at December 31, 1994 and 1995 (in thousands):

                                                                        1994          1995
                                                                    ------------  ------------
Revolving credit agreement........................................  $    --       $    267,000
Promissory notes issued for the purchase of rental equipment and
  property, plant and equipment...................................     2,307,583     3,116,084
Note payable to bank..............................................       --            --
                                                                    ------------  ------------
                                                                    $  2,307,583  $  3,383,084
                                                                    ------------  ------------
                                                                    ------------  ------------

    In January 1993, the Company borrowed approximately $200,000 from a bank to fund distributions to stockholders. This loan accrued interest at 10% and was repaid in April, 1994.

    In March 1993, the Company entered into a one-year revolving credit agreement with a bank which has been renewed annually. The agreement originally provided for a $200,000 line of credit which was increased to $400,000 on December 27, 1995. Interest on the outstanding debt is based on prime plus 1% (9.5% at December 31, 1994 and 1995) and is collateralized by equipment. The amount available for additional borrowings under this revolving credit agreement at December 31, 1995 was approximately $133,000. Borrowings under this revolving credit agreement are payable on demand.

    In connection with the purchase of rental equipment and property, plant and equipment, the Company has issued promissory notes to several creditors with varying terms. All notes issued are collateralized by the purchased equipment and bear interest at various rates ranging from 7.5% to 10.75% at December 31, 1995. All notes are payable in monthly installments and mature on various dates through December 1999.

                  ALPINE EQUIPMENT RENTALS AND SUPPLY COMPANY

5. DEBT AND NOTE PAYABLE TO FORMER STOCKHOLDER (CONTINUED)
    The note payable to stockholder is a promissory note issued to a former Company stockholder for the purchase of that stockholder's shares of Company stock. Monthly installments are due on the note in the amount of $7,500, including interest at 9%, through December 1, 1996.

    Maturities of debt and the note payable are as follows at December 31, 1995:

DECEMBER 31,
------------------------------------------------------------------------------------
  1996..............................................................................  $  1,748,702
  1997..............................................................................       921,022
  1998..............................................................................       564,991
  1999..............................................................................       230,014
                                                                                      ------------
                                                                                      $  3,464,729
                                                                                      ------------
                                                                                      ------------

    In January 1996, the Company borrowed $200,000 from a bank to fund distributions of $199,995 to stockholders during that month. This loan bears interest at 10.25% and is payable on demand.

6. COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company leases facilities under operating leases. Minimum future obligations for operating leases in effect at December 31, 1995 are:

DECEMBER 31,
------------------------------------------------------------------------------------
  1996..............................................................................  $    419,476
  1997..............................................................................       207,223
  1998..............................................................................       209,430
  1999..............................................................................       193,104
  2000..............................................................................       129,376
                                                                                      ------------
  Total Minimum Obligations.........................................................  $  1,158,609
                                                                                      ------------
                                                                                      ------------

    Lease expense charged to operations in the accompanying statement of operations was approximately $445,000 and $510,000 for the years ended December 31, 1994 and 1995, respectively.

    In 1996, two of the Company's operating leases with monthly lease payments of $8,000 and $7,800, respectively, were extended through July 31, 2002.

7. SUBSEQUENT EVENT

    On July 29, 1996, the Company's shareholders agreed to sell substantially all of the assets of the Company to Primeco Inc. for approximately $11 million of cash and a $350,000 payment for a covenant not to compete. This sale required the Company to recognize its remaining tax liability of approximately $282,000 (as discussed in Note 2) for assets owned prior to July 1, 1988.

--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          9
Use of Proceeds.................................         14
Dividend Policy.................................         14
Capitalization..................................         15
Dilution........................................         16
Pro Forma Consolidated Financial Statements.....         17
Selected Consolidated Historical, Pro Forma
  Financial and Other Data......................         24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         26
Business........................................         36
Management......................................         46
Certain Transactions............................         53
Principal and Selling Stockholders..............         54
Description of Capital Stock....................         56
Description of Certain Indebtedness.............         58
Shares Eligible for Future Sale.................         60
Certain U.S. Tax Considerations Applicable
  to Non-U.S. Holders of Common Stock...........         62
Underwriting....................................         65
Notice to Canadian Residents....................         67
Legal Matters...................................         68
Experts.........................................         68
Additional Information..........................         68
Index to Financial Statements...................        F-1

                                 --------------

    UNTIL NOVEMBER 25, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              Prime Service, Inc.

                                7,250,000 Shares

                                  Common Stock
                               ($0.01 PAR VALUE)

                                   PROSPECTUS

                                CS First Boston
                              Merrill Lynch & Co.
                              Salomon Brothers Inc

--------------------------------------------------------------------------------

                                                Filed pursuant to Rule 424(b)(4)
                                                      Registration No. 333-11517

                                7,250,000 Shares
                              Prime Service, Inc.
                                  Common Stock
                               ($0.01 PAR VALUE)
                                 --------------

ALL OF THE SHARES OF COMMON STOCK, $0.01 PAR VALUE (THE "COMMON STOCK"), OF PRIME SERVICE, INC. (THE "COMPANY" OR "PRIME") OFFERED HEREBY ARE BEING SOLD BY
 THE COMPANY, EXCEPT THAT THE SELLING STOCKHOLDERS NAMED HEREIN UNDER
  PRINCIPAL AND SELLING STOCKHOLDERS (THE "SELLING STOCKHOLDERS") HAVE GRANTED THE U.S. UNDERWRITERS AND THE MANAGERS THE OPTION TO PURCHASE UP TO AN
   AGGREGATE OF 1,087,500 SHARES OF THE COMMON STOCK SOLELY TO COVER
    OVER-ALLOTMENTS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS" AND
    "SUBSCRIPTION AND SALE." OF THE 7,250,000 SHARES OF COMMON STOCK BEING
     OFFERED, 1,450,000 SHARES ARE INITIALLY BEING OFFERED OUTSIDE THE
      UNITED STATES AND CANADA (THE "INTERNATIONAL SHARES") BY THE
      MANAGERS (THE "INTERNATIONAL OFFERING") AND 5,800,000 SHARES ARE
       INITIALLY BEING CONCURRENTLY OFFERED IN THE UNITED STATES AND
       CANADA (THE "U.S. SHARES") BY THE U.S. UNDERWRITERS (THE "U.S.
       OFFERING" AND, TOGETHER WITH THE INTERNATIONAL OFFERING, THE
         "OFFERING"). THE OFFERING PRICE AND UNDERWRITING DISCOUNTS
            AND COMMISSIONS OF THE INTERNATIONAL OFFERING AND THE U.S.
                            OFFERING ARE IDENTICAL.

OF THE 7,250,000 SHARES BEING OFFERED BY THE U.S. UNDERWRITERS AND THE MANAGERS, 575,000 SHARES WILL BE RESERVED FOR SALE TO OFFICERS AND EMPLOYEES OF
 INVESTCORP S.A. AND ITS SUBSIDIARIES AND TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES. SEE "SUBSCRIPTION AND SALE." PRIOR TO
  THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. FOR
   INFORMATION RELATING TO THE FACTORS CONSIDERED IN DETERMINING THE INITIAL
                        OFFERING PRICE TO THE PUBLIC, SEE "SUBSCRIPTION AND
                                     SALE."

 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE
             UNDER THE SYMBOL "PRS," SUBJECT TO NOTICE OF ISSUANCE.
                                ----------------
FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 9
 HEREIN.
                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                                      AD-
                       EQUACY OF THIS PROSPECTUS. ANY
                                 REPRESENTATION
                             TO THE CONTRARY IS A
                                    CRIMINAL
                                    OFFENSE.

                                                                            UNDERWRITING
                                                           PRICE           DISCOUNTS AND        PROCEEDS TO
                                                         TO PUBLIC         COMMISSIONS(1)        COMPANY(2)
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................        $23.50              $1.52               $21.98

TOTAL(3)...........................................     $170,375,000        $11,020,000         $159,355,000

(1) SEE "SUBSCRIPTION AND SALE" FOR INFORMATION RELATING TO RESERVED SHARES.
(2) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $2,153,000.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED THE MANAGERS AND THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF 1,087,500 ADDITIONAL SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS IF ANY. IF THE OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE $195,931,250, UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE $12,673,000, PROCEEDS TO COMPANY WILL REMAIN THE SAME, AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE $23,903,250.

                                ----------------

    THE INTERNATIONAL SHARES ARE OFFERED BY THE SEVERAL MANAGERS WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE MANAGERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE INTERNATIONAL SHARES WILL BE READY FOR DELIVERY ON OR ABOUT NOVEMBER 6, 1996, AGAINST PAYMENT IN IMMEDIATELY AVAILABLE FUNDS.

                                CS First Boston
Merrill Lynch International               Salomon Brothers International Limited
Barclays De Zoete Wedd Limited                Bayerische Landesbank Girozentrale
Cazenove & Co.                                          Deutsche Morgan Grenfell
NatWest Securities Limited                               Paribas Capital Markets
SBC Warburg                                                     Societe Generale
A DIVISION OF SWISS BANK CORPORATION

                THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.

                                                            [International Page]

                                  [INSERT MAP]

    PRIME INTENDS TO FURNISH ITS STOCKHOLDERS ANNUAL REPORTS CONTAINING AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM INFORMATION FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR OF PRIME.

    IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION, ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH WOULD OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

    IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" OR "PRIME" INCLUDE PRIMECO INC., A TEXAS CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF THE COMPANY ("PRIMECO"). UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION CONTAINED HEREIN (I) GIVES EFFECT TO A 18.15 FOR ONE SPLIT OF THE COMMON STOCK EFFECTIVE ON OCTOBER 9, 1996, AND THE CONVERSION OF ALL OUTSTANDING CLASS A COMMON STOCK, CLASS C COMMON STOCK AND CLASS D COMMON STOCK OF THE COMPANY INTO AN EQUIVALENT NUMBER OF SHARES OF COMMON STOCK EFFECTIVE AS OF THE CLOSING OF THE OFFERING, AND (II) ASSUMES THAT THE OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "SUBSCRIPTION AND SALE."

                                  THE COMPANY

GENERAL

    Prime is the second largest rental equipment company in the United States, based upon 1995 rental equipment revenues, and currently operates 101 rental equipment yards in 13 states. The Company rents over 100 different types of equipment, such as aerial manlifts, portable air compressors, forklifts and light earth moving equipment and small equipment such as lawnmowers, plumbing equipment and hand tools, to commercial construction, industrial and residential users. The Company also sells complementary parts and merchandise and used equipment, and acts as a distributor of new equipment on behalf of nationally known equipment manufacturers. At September 30, 1996, the Company had an equipment rental fleet with a book value of $255.8 million ($360.7 million at original price) comprised of over 40,000 pieces of equipment. Over the period from 1991 to 1995, Prime's total revenues increased from $146.2 million to $242.8 million, a compound annual growth rate of 13.5%. Total 1995 revenues on a pro forma basis for two acquisitions completed in 1996 would have been $307.2 million, an increase of 45% over the 1994 historical result. Due to the Company's substantial financial leverage and special charges, Prime reported a net loss of $8.7 million in 1995 compared to net income of $13.9 million in the year ended December 31, 1994.

    Prime seeks to be the market leader in the regions it services while maximizing its profitability and cash flow. The Company attributes its success to its operating strategy which includes, among other things, a focus on customer service, a modern and diverse rental fleet, and a proprietary point-of-sale ("POS") system. Management believes that the consistent delivery of high quality service, including 24 hour on-call maintenance, repair and support services, differentiates Prime from its competitors. Prime believes it also offers one of the most comprehensive and well maintained fleets of equipment in the rental equipment industry. The Company employs an extensive preventive maintenance program for its rental fleet, increasing the dependability, useful life and resale value of the equipment. In addition, the Company's proprietary POS system enables each rental equipment yard manager on a real-time basis to search the Company's entire rental fleet for needed equipment, determine its location and arrange for delivery to customers using the Company's radio-dispatched fleet of trucks and trailers and independent carriers. The Company believes that its extensive, well maintained rental fleet, coupled with its ability to redeploy equipment rapidly and efficiently among its yards, allows it to optimize fleet utilization and return on fleet investment.

    Prime has a diverse base of over 40,000 active customers, ranging from "Fortune 500" companies to small contractors and homeowners. Commercial construction and industrial customers accounted for approximately 50% and 40%, respectively, of the Company's total revenues in 1995, with subcontractors, homeowners and other customers generating the remaining 10%.

    Primeco was purchased from W.R. Grace & Co. in 1989 by Compagnie Francaise de l'Afrique Occidentale, a French company which, in turn, was acquired by an affiliate of Artemis S.A. ("Artemis") in 1993. In December 1994, affiliates of Investcorp S.A. ("Investcorp") and a group of international investors formed Prime Service, Inc. to acquire Primeco from Artemis (the "1994 Acquisition").

    The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY IN PRICE OF COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, subject to notice of issuance. Even if the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price was determined by negotiations between the Company, the Managers and the representatives of the U.S. Underwriters, and may bear no relationship to the market price of the Common Stock after the Offering. See "Subscription and Sale." Subsequent to the Offering, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and other equipment rental companies and general economic and other conditions. In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility could adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, 27,991,544 shares of Common Stock will be outstanding. The 7,250,000 shares (8,337,500 if the over-allotment is exercised in full) sold in the Offering will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for shares acquired by "affiliates" of the Company as that term is defined under the Securities Act. Of the remaining 20,741,544 outstanding shares of Common Stock (assuming exercise of the over-allotment), 1,287,371 were sold in offshore distributions under Regulation S within the past year, 15,022,787 were sold in offshore distributions under Regulation S more than one year ago and 4,431,386 are deemed to be restricted securities. Pursuant to Rule 701 under the Securities Act, 115,836 of the restricted securities will be available for resale in the public market without restriction commencing 90 days after the date of this Prospectus. Commencing 90 days after the date of this Prospectus, all of the remaining restricted securities are eligible for sale in the public market in compliance with Rule 144 under the Securities Act. Subject to certain exceptions, the Company and all of the present stockholders of the Company have agreed that they will not offer, issue, pledge, sell, transfer or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. See "Principal and Selling Stockholders" and "Subscription and Sale."

    At the expiration of the 180-day period described above, or earlier with the written consent of CS First Boston Corporation, the holders of 15,138,623 shares of Common Stock will have the right to sell shares of Common Stock without regard to the volume or the other limitations of Rule 144 under the Securities Act.

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 1,759,727 shares of Common Stock reserved for issuance under its Stock Plans. As a result, any shares issued upon exercise of stock options granted under such plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management--Management Stock Incentive Plans."

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale would have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale" and "Subscription and Sale."

    Each holder will have the right to require Primeco to repurchase all or any part of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase upon the occurrence of a change in control, which is deemed to occur (i) if any person (other than Investcorp, any of its affiliates or subsidiaries, senior management of the Company or Primeco (collectively, the "Permitted Holders"), or any person acting in the capacity of an underwriter) directly or indirectly acquires 35% or more of the total voting power of the Company or Primeco, provided that Permitted Holders do not hold at least the same percentage of such total voting power as such person and cannot designate for election a majority of the board members, or (ii) if any person other than Permitted Holders nominates a majority of the directors of the Company or Primeco, and such directors are elected.

    An Event of Default is defined in the Indenture as, among other things, (i) a default in any payment of interest when due, continued for 30 days, (ii) a default in the payment of principal when due, (iii) the failure to comply with certain covenants, (iv) a cross-default of other indebtedness in excess of $10.0 million, (v) bankruptcy, insolvency or reorganization of Primeco or a significant subsidiary, or (vi) a judgment in excess of $10.0 million.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, assuming no exercise of the over-allotment option, 27,991,544 shares of Common Stock will be outstanding. Of these shares, the 7,250,000 shares of Common Stock sold in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (in general, any person who has a control relationship to Primeco) may be resold only if registered under the Securities Act or if transferred pursuant to an exemption from registration, including resales pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") and Regulation S promulgated under the Securities Act ("Regulation S"). Of the remaining outstanding shares of Common Stock, 1,287,371 were sold in offshore distributions under Regulation S within the past year, 15,022,787 were sold in offshore distributions under Regulation S more than one year ago, and 4,431,386 are deemed to be "restricted securities" as that term is defined in Rule 144. Pursuant to Rule 701 under the Securities Act, 115,836 of the restricted securities will be available for resale in the public market without restriction commencing 90 days after the date of this Prospectus. Commencing 90 days after the date of this Prospectus, all of the remaining restricted securities are eligible for sale in the public market in compliance with Rule 144. The existing stockholders of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, they will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

    In addition, up to 259,727 shares of Common Stock may be issued upon exercise of certain employee stock options that Prime has granted, of which options to purchase 94,042 shares of Common Stock will be exercisable upon the closing of the Offering. Also, the Company will grant, conditioned upon the closing of the Offering, options for the purchase of 346,665 shares of Common Stock, which will vest. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 1,759,727 shares of Common Stock reserved for issuance under the Management Stock Incentive Plans. As a result, any shares issued upon exercise of stock options granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Subscription and Sale" and "Management-- Stock Incentive Plan."

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) owning restricted securities issued by the Company or last sold by an affiliate of the Company more than two years ago is entitled to sell, within any three-month period, a number of restricted securities which does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock (279,915 shares immediately after the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. The volume of sale limitations and other provisions of Rule 144 (other than the two year holding period requirement) also apply to any shares that are not restricted securities but that are beneficially owned by an affiliate of the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and owning restricted securities issued by the Company or last sold by an affiliate of the Company more than three years ago, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. Regulation S permits the sale by issuers, affiliates and others of shares in an "offshore transaction" (as defined in Regulation S), subject to certain other conditions including the requirement that the purchaser not resell the shares to a U.S. person during a one year restricted period (or a 40-day restricted period if the shares are distributed in reliance on Regulation S after the Company's securities are registered under the Exchange Act). After such one year (or 40-day) holding period, shares of Common Stock that were sold under Regulation S and which are not held by an affiliate of the Company are available for resale in the public market without restriction.

    Prior to the Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.

    Certain holders of the Common Stock, including the Selling Stockholders, have, subject to certain conditions and restrictions, the right to include their shares of Common Stock in registered public offerings of Common Stock (or securities exchangeable for a convertible into Common Stock) undertaken by the Company for its own account, as well as require the Company to register the sale of their shares of Common Stock upon demand.

                             SUBSCRIPTION AND SALE

    The institutions named below ("the Managers") have, pursuant to a Subscription Agreement dated October 31, 1996 (the "Subscription Agreement"), severally and not jointly, agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                                                NUMBER OF
                                                                              INTERNATIONAL
            MANAGER                                                              SHARES
-------------------------------------------------------------------------  -------------------

CS First Boston Limited..................................................          254,000
Merrill Lynch International..............................................          250,000
Salomon Brothers International Limited...................................          250,000
Banque Paribas...........................................................           87,000
Barclays De Zoete Wedd Limited...........................................           87,000
Bayerische Landesbank Girozentrale.......................................           87,000
Cazenove & Co............................................................           87,000
Morgan Grenfell and Co. Limited..........................................           87,000
NatWest Securities Limited...............................................           87,000
Societe Generale.........................................................           87,000
Swiss Bank Corporation...................................................           87,000
                                                                                ----------

     Total...............................................................        1,450,000
                                                                                ----------
                                                                                ----------

    The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the non-defaulting managers may be increased or the Subscription Agreement may be terminated.

    The Company and the Selling Stockholders have entered into an Underwriting Agreement (the "Underwriting Agreement") with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters" and together with the Managers, the "Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

    The Selling Stockholders have granted to the Managers and the U.S. Underwriters an option exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus to purchase up to 1,087,500 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

    The Company has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers at such price less a commission of $0.90 per share and that the Managers and such dealers may reallow a commission of $0.10 per share on sales to certain other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

    The offering price and the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters.

    Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

    Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

    Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock offered in the Offering will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to any shares of Common Stock in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited ("NatWest"), has agreed that, as part of the distribution of Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any shares of Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. Pursuant to the Intersyndicate Agreement. NatWest will be permitted to sell shares of Common Stock purchased by it as a U.S. Underwriter outside the United States.

    CSFBL, on behalf of the Managers, and the representatives of the U.S. Underwriters have informed the Company that they do not expect discretionary sales by the Managers or the U.S. Underwriters to exceed 5% of the shares of Common Stock being offered hereby.

    Each of the Company, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans or pursuant to the Company's dividend reinvestment plan.

    At the request of Prime, the U.S. Underwriters have reserved up to 575,000 shares of Common Stock for sale, at the initial public offering price less the underwriting discount, to officers and employees of Investcorp S.A. and its subsidiaries and directors, officers and employees of Prime and its subsidiaries. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Managers and the U.S. Underwriters may be required to make in respect thereof.

    The Common Stock has been approved for listing on the New York Stock Exchange, under the symbol "PRS," subject to official notice of issuance. In connection with the listing of the Common Stock on the New York Stock Exchange, the Managers and the U.S. Underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

    Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby has been determined by negotiation among the Company, the Managers, and the representatives of the U.S. Underwriters. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which they are sold by the Managers and the U.S. Underwriters.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadaian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, New York, New York, and for the Managers by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The (i) consolidated financial statements of the Company as of December 31, 1994 and 1995, for the year ended December 31, 1995 for the period January 1, 1994, to December 1, 1994, and for the period December 2, 1994, to December 31, 1994, and (ii) financial statements of Alpine Equipment Rentals and Supply Company as of December 31, 1994 and 1995, and for the years then ended, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The (i) financial statements of the Company for the year ended December 31, 1993, and (ii) financial statements of Vibroplant U.S., Inc., as of March 31, 1995 and February 25, 1996, and for each of the years in the two-year period ended March 31, 1995, and the period from April 1, 1995, through February 25, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the Vibroplant U.S., Inc. financial statements contains an explanatory paragraph that states that Vibroplant U.S., Inc. changed its method of computing depreciation in 1995 and its method of accounting for income taxes in 1994.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement relating to the shares of Common Stock offered hereby on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement, indenture or other document referred to are not necessarily complete. With respect to each such contract, agreement, indenture or other document filed as an Exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company's wholly-owned subsidiary, Primeco, is subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith Primeco separately files reports and other information with the Commission. Such reports and other information are available and may be inspected and copied (at prescribed rates) at the Commission's facilities referenced above, or accessed via the Commission's Web site.

--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          9
Use of Proceeds.................................         14
Dividend Policy.................................         14
Capitalization..................................         15
Dilution........................................         16
Pro Forma Consolidated Financial Statements.....         17
Selected Consolidated Historical, Pro Forma
  Financial and Other Data......................         24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         26
Business........................................         36
Management......................................         46
Certain Transactions............................         53
Principal and Selling Stockholders..............         54
Description of Capital Stock....................         56
Description of Certain Indebtedness.............         58
Shares Eligible for Future Sale.................         60
Certain U.S. Tax Considerations Applicable
  to Non-U.S. Holders of Common Stock...........         62
Subscription and Sale...........................         65
Notice to Canadian Residents....................         67
Legal Matters...................................         68
Experts.........................................         68
Additional Information..........................         69
Index to Financial Statements...................        F-1

                                 --------------

    UNTIL NOVEMBER 25, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A U.S. PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A U.S. PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS IN TRANSACTIONS IN THE UNITED STATES.

                              Prime Service, Inc.

                                7,250,000 Shares

                                  Common Stock
                               ($0.01 PAR VALUE)

                                   PROSPECTUS

                                CS First Boston
                          Merrill Lynch International
                         Salomon Brothers International
                                    Limited
                             Barclays De Zoete Wedd
                                    Limited
                       Bayerische Landesbank Girozentrale
                                 Cazenove & Co.
                            Deutsche Morgan Grenfell
                           NatWest Securities Limited
                            Paribas Capital Markets
                                  SBC Warburg
                      A DIVISION OF SWISS BANK CORPORATION
                                Societe Generale

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